Exhibit 3.10

Report to Shareholders	Second Quarter 2024

National Bank reports its results for the Second Quarter of 2024 and raises its quarterly dividend by 4 cents to $1.10 per share

The financial information reported in this document is based on the unaudited interim condensed consolidated financial statements for the quarter and six-month period ended April 30, 2024 and is prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), unless otherwise indicated. IFRS represent Canadian generally accepted accounting principles (GAAP). All amounts are presented in Canadian dollars.

MONTREAL, May 29, 2024 – For the second quarter of 2024, National Bank is reporting net income of $906 million, up 9% from $832 million in the second quarter of 2023. Second-quarter diluted earnings per share stood at $2.54 compared to $2.34 in the second quarter of 2023. These increases were driven by total revenue growth in all of the business segments, partly offset by higher non-interest expenses and higher provisions for credit losses.

For the six-month period ended April 30, 2024, the Bank’s net income totalled $1,828 million, up 7% from $1,708 million in the same period of 2023. First-half diluted earnings per share stood at $5.13 compared to $4.81 in the first half of 2023. These increases were driven by good performance, owing to revenue growth, in all of the business segments, partly offset by higher non-interest expenses, higher provisions for credit losses, and the impact of the Canadian government’s 2022 tax measures recorded in the first half of 2023. Excluding the impact of these measures, first-half adjusted net income(1) totalled $1,828 million, up 6% from $1,732 million in first-half 2023, while first-half adjusted diluted earnings per share(1) stood at $5.13, up 5% from $4.88 in first-half 2023.

“National Bank generated strong financial results for the second quarter of 2024, reflecting the disciplined execution of our strategy across business segments and the diversified earnings power of the Bank,” said Laurent Ferreira, President and Chief Executive Officer of National Bank of Canada. “In what remains an uncertain macroeconomic environment, we are committed to maintaining our prudent approach to capital, credit, and costs and to generating long-term value for our shareholders.”

Highlights

(millions of Canadian dollars)	Quarter ended April 30			Six months ended April 30
	2024	2023(2)	% Change	2024	2023(2)	% Change
Net income	906	832	9	1,828	1,708	7
Diluted earnings per share (dollars)	$2.54	$2.34	9	$5.13	$4.81	7
Income before provisions for credit losses and income taxes	1,278	1,084	18	2,539	2,256	13
Return on common shareholders’ equity(3)	16.9%	17.2%		17.0%	17.5%
Dividend payout ratio(3)	43.2%	40.5%		43.2%	40.5%
Operating results – Adjusted(1)
Net income – Adjusted	906	832	9	1,828	1,732	6
Diluted earnings per share – Adjusted (dollars)	$2.54	$2.34	9	$5.13	$4.88	5
Income before provisions for credit losses and income taxes – Adjusted	1,365	1,216	12	2,736	2,518	9

				As at April 30, 2024	As at October 31, 2023
CET1 capital ratio under Basel III(4)				13.2%	13.5%
Leverage ratio under Basel III(4)				4.4%	4.4%

(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.
(2)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the unaudited interim condensed consolidated financial statements for the quarter and six-month period ended April 30, 2024.
(3)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.
(4)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.

Report to Shareholders	Second Quarter 2024

Personal and Commercial

-	Net income totalled $311 million in the second quarter of 2024 versus $320 million in the second quarter of 2023, a 3% decrease that was mainly due to higher provisions for credit losses.
-	Income before provisions for credit losses and income taxes totalled $519 million in the second quarter of 2024, up 9% from $478 million in the second quarter of 2023.
-	At $1,131 million, second-quarter total revenues rose $64 million or 6% year over year, mainly due to an increase in net interest income (driven by growth in loan and deposit volumes) and to a higher net interest margin.
-	Compared to a year ago, personal lending grew 3% and commercial lending grew 12%.
-	The net interest margin(1) stood at 2.36% in the second quarter of 2024, up from 2.34% in the second quarter of 2023.
-	Second-quarter non-interest expenses stood at $612 million, up 4% from the second quarter of 2023.
-	Second-quarter provisions for credit losses rose $52 million year over year, mainly due to higher provisions for credit losses on impaired loans.
-	At 54.1%, the second-quarter efficiency ratio(1) improved from 55.2% in the second quarter of 2023.

Wealth Management

-	Net income totalled $205 million in the second quarter of 2024, a 15% increase from $178 million in the second quarter of 2023.
-	Second-quarter total revenues amounted to $683 million compared to $617 million in second-quarter 2023, a $66 million or 11% increase driven mostly by growth in fee-based revenues.
-	Second-quarter non-interest expenses stood at $400 million versus $372 million in second-quarter 2023, an 8% increase associated with the revenue growth.
-	At 58.6%, the second-quarter efficiency ratio(1) improved from 60.3% in the second quarter of 2023.

Financial Markets

-	Net income totalled $322 million in the second quarter of 2024, up 20% from $268 million in the second quarter of 2023.
-	Second-quarter total revenues on a taxable equivalent basis amounted to $766 million, up $94 million or 14% given increases in global markets revenues and in revenues from corporate and investment banking services.
-	Second-quarter non-interest expenses stood at $312 million compared to $283 million in second-quarter 2023, an increase that was partly due to compensation and employee benefits as well as to the segment’s technological investments.
-	Second-quarter provisions for credit losses stood at $11 million, down $8 million year over year.
-	At 40.7%, the efficiency ratio(1) on a taxable equivalent basis improved from 42.1% in the second quarter of 2023.

U.S. Specialty Finance and International

-	Net income totalled $163 million in the second quarter of 2024, up 27% from $128 million in the second quarter of 2023.
-	Second-quarter total revenues amounted to $350 million, a 23% year-over-year increase driven by revenue growth at both the Credigy and ABA Bank subsidiaries.
-	Second-quarter non-interest expenses stood at $108 million, a 10% year-over-year increase attributable mainly to business growth at ABA Bank.
-	Second-quarter provisions for credit losses were up $11 million year over year, with the increase being attributable to both Credigy and ABA Bank.
-	At 30.9%, the efficiency ratio(1) improved from 34.4% in the second quarter of 2023.

Other

-	Net loss stood at $95 million in the second quarter of 2024 versus a $62 million net loss in the second quarter of 2023 due to a lower contribution from Treasury activities and to higher non-interest expenses.

Capital Management

-	As at April 30, 2024, the Common Equity Tier 1 (CET1) capital ratio under Basel III(2) stood at 13.2%, down from 13.5% as at October 31, 2023, notably due to a negative impact of implementing the revised market risk and credit valuation adjustment (CVA) risk frameworks.
-	As at April 30, 2024, the Basel III(2) leverage ratio was 4.4%, stable compared to October 31, 2023.

(1)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.
(2)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.

National Bank of Canada	2
Report to Shareholders, Secound Quarter 2024

Management’s Discussion
and Analysis

May 28, 2024

The following Management’s Discussion and Analysis (MD&A) presents the financial condition and operating results of National Bank of Canada (the Bank). This analysis was prepared in accordance with the requirements set out in National Instrument 51-102, Continuous Disclosure Obligations, released by the Canadian Securities Administrators (CSA). It is based on the unaudited interim condensed consolidated financial statements (the consolidated financial statements) for the quarter and six-month period ended April 30, 2024 and prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), unless otherwise indicated. IFRS represent Canadian generally accepted accounting principles (GAAP). This MD&A should be read in conjunction with the consolidated financial statements and accompanying notes for the quarter and six-month period ended April 30, 2024 and with the 2023 Annual Report. All amounts are presented in Canadian dollars. Additional information about the Bank, including the Annual Information Form, can be obtained from the Bank’s website at nbc.ca and SEDAR+’s website at sedarplus.ca. The information found in the various documents and reports published by the Bank or the information available on the Bank’s website and mentioned herein is not and should not be considered incorporated by reference into the Report to Shareholders, the Management’s Discussion and Analysis, or the consolidated financial statements, unless expressly stated otherwise.

Financial Reporting Method	4	Capital Management	24
Highlights	11	Risk Management	28
Economic Review and Outlook	12	Risk Disclosures	44
Financial Analysis	13	Accounting Policies and Financial Disclosure	45
Consolidated Results	13	Accounting Policies and Critical Accounting Estimates	45
Results by Segment	16	Future Accounting Policy Changes	45
Consolidated Balance Sheet	21	Financial Disclosure	45
Related Party Transactions	22	Quarterly Financial Information	46
Securitization and Off-Balance-Sheet Arrangements	22	Glossary	47
Income Taxes	23

Caution Regarding Forward-Looking Statements

Certain statements in this document are forward-looking statements. All such statements are made in accordance with applicable securities legislation in Canada and the United States. The forward-looking statements in this document may include, but are not limited to, statements made about the economy, market changes, the Bank’s objectives, outlook, and priorities for fiscal year 2024 and beyond, the strategies or actions that will be taken to achieve them, expectations for the Bank’s financial condition, its activities, the regulatory environment in which it operates, its environmental, social, and governance targets and commitments, and certain risks to which the Bank is exposed. These forward-looking statements are typically identified by verbs or words such as “outlook”, “believe”, “foresee”, “forecast”, “anticipate”, “estimate”, “project”, “expect”, “intend” and “plan”, in their future or conditional forms, notably verbs such as “will”, “may”, “should”, “could” or “would” as well as similar terms and expressions.

Such forward-looking statements are made for the purpose of assisting the holders of the Bank’s securities in understanding the Bank’s financial position and results of operations as at and for the periods ended on the dates presented, as well as the Bank’s vision, strategic objectives, and performance targets, and may not be appropriate for other purposes. These forward-looking statements are based on current expectations, estimates, assumptions and intentions and are subject to uncertainty and inherent risks, many of which are beyond the Bank’s control. There is a strong possibility that the Bank’s express or implied predictions, forecasts, projections, expectations, or conclusions will not prove to be accurate, that its assumptions may not be confirmed, and that its vision, strategic objectives, and performance targets will not be achieved. The Bank cautions investors that these forward-looking statements are not guarantees of future performance and that actual events or results may differ significantly from these statements due to a number of factors. Thus, the Bank recommends that readers not place undue reliance on these forward-looking statements, as a number of factors could cause actual results to differ significantly from the expectations, estimates, or intentions expressed in these forward-looking statements. Investors and others who rely on the Bank’s forward-looking statements should carefully consider the factors listed below as well as the uncertainties they represent and the risk they entail. Except as required by law, the Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time, by it or on its behalf.

Assumptions about the performance of the Canadian and U.S. economies in 2024 and how that performance will affect the Bank’s business are among the factors considered in setting the Bank’s strategic priorities and objectives, including allowances for credit losses. These assumptions appear in the Economic Review and Outlook section and, for each business segment, in the Economic and Market Review sections of the 2023 Annual Report and in the Economic Review and Outlook section of this Report to Shareholders, and may be updated in the quarterly reports to shareholders filed thereafter.

The forward-looking statements made in this document are based on a number of assumptions and are subject to risk factors, many of which are beyond the Bank’s control and the impacts of which are difficult to predict. These risk factors include, among others, the general economic environment and financial market conditions in Canada, the United States, and the other countries where the Bank operates; the impact of upheavals in the U.S. banking industry; exchange rate and interest rate fluctuations; inflation; global supply chain disruptions; higher funding costs and greater market volatility; changes made to fiscal, monetary, and other public policies; changes made to regulations that affect the Bank’s business; geopolitical and sociopolitical uncertainty; climate change, including physical risks and those related to the transition to a low-carbon economy, and the Bank’s ability to satisfy stakeholder expectations on environmental and social issues; significant changes in consumer behaviour; the housing situation, real estate market, and household indebtedness in Canada; the Bank’s ability to achieve its key short- term priorities and long-term strategies; the timely development and launch of new products and services; the Bank’s ability to recruit and retain key personnel; technological innovation, including advances in artificial intelligence and the open banking system, and heightened competition from established companies and from competitors offering non-traditional services; changes in the performance and creditworthiness of the Bank’s clients and counterparties; the Bank’s exposure to significant regulatory matters or litigation; changes made to the accounting policies used by the Bank to report financial information, including the uncertainty inherent to assumptions and critical accounting estimates; changes to tax legislation in the countries where the Bank operates; changes made to capital and liquidity guidelines as well as to the presentation and interpretation thereof; changes to the credit ratings assigned to the Bank by financial and extra-financial rating agencies; potential disruptions to key suppliers of goods and services to the Bank; the potential impacts of disruptions to the Bank’s information technology systems, including cyberattacks as well as identity theft and theft of personal information; the risk of fraudulent activity; and possible impacts of major events affecting the economy, market conditions, or the Bank’s outlook, including international conflicts, natural disasters, public health crises, and the measures taken in response to these events.

The foregoing list of risk factors is not exhaustive, and the forward-looking statements made in this document are also subject to credit risk, market risk, liquidity and funding risk, operational risk, regulatory compliance risk, reputation risk, strategic risk, and social and environmental risk as well as certain emerging risks or risks deemed significant. Additional information about these factors is provided in the Risk Management section of the 2023 Annual Report and in the Risk Management section of this Report to Shareholders for the Second Quarter of 2024, and may be updated in the quarterly reports to shareholders filed thereafter.

Management’s Discussion and Analysis

Financial Reporting Method

The Bank’s consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions (Canada) (OSFI), the consolidated financial statements are to be prepared in accordance with IFRS, which represent Canadian GAAP. None of the OSFI accounting requirements are exceptions to IFRS.

The presentation of segment disclosures is consistent with the presentation adopted by the Bank for the fiscal year beginning November 1, 2023. This presentation reflects the retrospective application of accounting policy changes arising from the adoption of IFRS 17 – Insurance Contracts (IFRS 17). For additional information, see Note 2 to the consolidated financial statements. The figures for the 2023 quarters have been adjusted to reflect these accounting policy changes.

Non-GAAP and Other Financial Measures

The Bank uses a number of financial measures when assessing its results and measuring overall performance. Some of these financial measures are not calculated in accordance with GAAP. Regulation 52-112 Respecting Non-GAAP and Other Financial Measures Disclosure (Regulation 52-112) prescribes disclosure requirements that apply to the following measures used by the Bank:

•	non-GAAP financial measures;
•	non-GAAP ratios;
•	supplementary financial measures;
•	capital management measures.

Non-GAAP Financial Measures

The Bank uses non-GAAP financial measures that do not have standardized meanings under GAAP and that therefore may not be comparable to similar measures used by other companies. Presenting non-GAAP financial measures helps readers to better understand how management analyzes results, shows the impacts of specified items on the results of the reported periods, and allows readers to better assess results without the specified items if they consider such items not to be reflective of the underlying performance of the Bank’s operations. In addition, the Bank uses the taxable equivalent basis to calculate net interest income, non-interest income, and income taxes. This calculation method consists of grossing up certain revenues taxed at lower rates (notably dividends) by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. An equivalent amount is added to income taxes. This adjustment is necessary in order to perform a uniform comparison of the return on different assets, regardless of their tax treatment. However, in light of the proposed legislation with respect to Canadian dividends, the Bank did not either recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).

The key non-GAAP financial measures used by the Bank to analyze its results are described below, and a quantitative reconciliation of these measures is presented in the tables in the Reconciliation of Non-GAAP Financial Measures section on pages 8 to 10 and in the Consolidated Results table on page 13. Note that no specified items have been excluded from results for the quarter and six-month period ended April 30, 2024. In the first six-month period of 2023, a $24 million tax expense related to the Canadian government’s 2022 tax measures had been excluded from results given the one-time nature of the item. This amount had included a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022.

Adjusted Net Interest Income

This item represents net interest income on a taxable equivalent basis and excluding specified items, if any. A taxable equivalent is added to net interest income so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that net interest income can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Non-Interest Income

This item represents non-interest income on a taxable equivalent basis and excluding specified items, if any. A taxable equivalent is added to non-interest income so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that non-interest income can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Total Revenues

This item represents total revenues on a taxable equivalent basis and excluding specified items, if any. It consists of adjusted net interest income and adjusted non-interest income. A taxable equivalent is added to total revenues so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that total revenues can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

National Bank of Canada	4
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Reporting Method

Adjusted Non-Interest Expenses

This item represents non-interest expenses excluding specified items, if any. Specified items, if any, are excluded so that non-interest expenses can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Income Before Provisions for Credit Losses and Income Taxes

This item represents income before provisions for credit losses and income taxes on a taxable equivalent basis and excluding specified items, if any. It also represents the difference between adjusted total revenues and adjusted non-interest expenses. A taxable equivalent is added to income before provisions for credit losses and income taxes so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that income before provisions for credit losses and income taxes can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Income Taxes

This item represents income taxes on a taxable equivalent basis and excluding income taxes on specified items, if any.

Adjusted Net Income

This item represents net income excluding specified items, if any. Specified items, if any, are excluded so that net income can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Net income Attributable to Common Shareholders

This item represents net income attributable to common shareholders excluding specified items, if any. Specified items, if any, are excluded so that net income attributable to common shareholders can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Basic Earnings Per Share

This item represents basic earnings per share excluding specified items, if any. Specified items, if any, are excluded so that basic earnings per share can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Diluted Earnings Per Share

This item represents diluted earnings per share excluding specified items, if any. Specified items, if any, are excluded so that diluted earnings per share can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

The Bank also uses the below-described measures to assess its results.

Adjusted Non-Trading Net Interest Income

This item represents non-trading net interest income on a taxable equivalent basis. It includes revenues related to financial assets and financial liabilities associated with non-trading activities, net of interest expenses and interest income related to the financing of these financial assets and liabilities, and is used to calculate adjusted non-trading net interest margin. A taxable equivalent is added to non-trading net interest income so that the performance of the various assets can be compared irrespective of their tax treatment.

Net Interest Income Related to Trading Activities on a Taxable Equivalent Basis

This item represents net interest income related to trading activities plus a taxable equivalent. It comprises dividends related to financial assets and financial liabilities associated with trading activities and certain interest income related to the financing of these financial assets and liabilities, net of interest expenses. A taxable equivalent is added to net interest income related to trading activities so that the performance of the various assets can be compared irrespective of their tax treatment.

Non-Interest Income Related to Trading Activities on a Taxable Equivalent Basis

This item represents non-interest income related to trading activities plus a taxable equivalent. It consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held-for-trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, realized and unrealized gains and losses as well as interest expense on obligations related to securities sold short, certain commission income as well as other trading activity revenues, and any applicable transaction costs. A taxable equivalent amount is added to the non-interest income related to trading activities such that the returns of different assets can be compared irrespective of their tax treatment.

National Bank of Canada	5
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Reporting Method

Trading Activity Revenues on a Taxable Equivalent Basis

This item represents trading activity revenues plus a taxable equivalent. These revenues comprise dividends related to financial assets and financial liabilities associated with trading activities; certain interest income related to the financing of these financial assets and liabilities, net of interest expenses; realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss; income from held-for-trading derivative financial instruments; changes in the fair value of loans at fair value through profit or loss; changes in the fair value of financial instruments designated at fair value through profit or loss; realized and unrealized gains and losses as well as interest expense on obligations related to securities sold short; certain commission income as well as other trading activity revenues, and any applicable transaction costs. A taxable equivalent is added to trading activity revenues so that the performance of the various assets can be compared irrespective of their tax treatment.

Non-GAAP Ratios

The Bank uses non-GAAP ratios that do not have standardized meanings under GAAP and that may therefore not be comparable to similar measures used by other companies. A non-GAAP ratio is a ratio in which at least one component is a non-GAAP financial measure. The Bank uses non-GAAP ratios to present aspects of its financial performance or financial position.

The key non-GAAP ratios used by the Bank are described below.

Adjusted Return on Common Shareholders’ Equity (ROE)

This item represents ROE excluding specified items, if any. It is adjusted net income attributable to common shareholders expressed as a percentage of average equity attributable to common shareholders. It is a general measure of the Bank’s efficiency in using equity. Specified items, if any, are excluded so that ROE can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Dividend Payout Ratio

This item represents the dividend payout ratio excluding specified items, if any. It is dividends on common shares (per share amount) expressed as a percentage of adjusted basic earnings per share. This ratio is a measure of the proportion of earnings that is paid out to shareholders in the form of dividends. Specified items, if any, are excluded so that the dividend payout ratio can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Operating Leverage

This item represents operating leverage on a taxable equivalent basis and excluding specified items, if any. It is the difference between the growth rate of adjusted total revenues and the growth rate of adjusted non-interest expenses, and it measures the sensitivity of the Bank’s results to changes in its revenues. Adjusted operating leverage is presented on a taxable equivalent basis so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that the operating leverage can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Efficiency Ratio

This item represents the efficiency ratio on a taxable equivalent basis and excluding specified items, if any. The ratio represents adjusted non-interest expenses expressed as a percentage of adjusted total revenues. It measures the efficiency of the Bank’s operations. The adjusted efficiency ratio is presented on a taxable equivalent basis so that the performance of the various assets can be compared irrespective of their tax treatment, and specified items, if any, are excluded so that the efficiency ratio can be better evaluated by excluding items that management believes do not reflect the underlying financial performance of the Bank’s operations.

Adjusted Net Interest Margin, Non-Trading

This item represents the non-trading net interest margin on a taxable equivalent basis. It is calculated by dividing adjusted net interest income, non-trading by average non-trading interest-bearing assets. This ratio is a measure of the profitability of non-trading activities. The adjusted non-trading net interest margin includes adjusted non-trading net interest income, which includes a taxable equivalent amount so that the performance of the various assets can be compared irrespective of their tax treatment.

Supplementary Financial Measures

A supplementary financial measure is a financial measure that: (a) is not reported in the Bank’s consolidated financial statements, and (b) is, or is intended to be, reported periodically to represent historical or expected financial performance, financial position, or cash flows. The composition of these supplementary financial measures is presented in table footnotes or in the Glossary section on pages 47 to 50 of this MD&A.

National Bank of Canada	6
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Reporting Method

Capital Management Measures

The financial reporting framework used to prepare the financial statements requires disclosure that helps readers assess the Bank’s capital management objectives, policies, and processes, as set out in IFRS in IAS 1 – Presentation of Financial Statements. The Bank has its own methods for managing capital and liquidity, and IFRS does not prescribe any particular calculation method. These measures are calculated using various guidelines and advisories issued by OSFI, which are based on the standards, recommendations, and best practices of the Basel Committee on Banking Supervision (BCBS), as presented in the following table.

OSFI guideline or advisory	Measure
Capital Adequacy Requirements	Common Equity Tier 1 (CET1) capital ratio Tier 1 capital ratio
Total capital ratio CET1 capital
Tier 1 capital
Tier 2 capital Total capital
Risk-weighted assets
Maximum credit risk exposure under the Basel asset classes
Leverage Requirements	Leverage ratio
Total exposure
Total Loss Absorbing Capacity (TLAC)	Key indicators – TLAC requirements
Available TLAC
TLAC ratio
TLAC leverage ratio
Liquidity Adequacy Requirements	Liquid asset portfolio
Encumbered assets and unencumbered assets
Liquidity coverage ratio (LCR)
High-quality liquid assets (HQLA)
Cash inflows/outflows and net cash outflows
Net stable funding ratio (NSFR)
Available stable funding items
Required stable funding items
Global Systemically Important Banks (G-SIBs) – Public Disclosure Requirements	G-SIB indicators

National Bank of Canada	7
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Reporting Method

Reconciliation of Non-GAAP Financial Measures

Presentation of Results – Adjusted

(millions of Canadian dollars)		Quarter ended April 30
						2024	2023 (1)
	Personal and Commercial	Wealth Management	Financial Markets	USSF&I	Other	Total	Total
Operating results
Net interest income	870	203	(659)	318	(97)	635	882
Non-interest income	261	480	1,425	32	(83)	2,115	1,564
Total revenues	1,131	683	766	350	(180)	2,750	2,446
Non-interest expenses	612	400	312	108	40	1,472	1,362
Income before provisions for credit losses and income taxes	519	283	454	242	(220)	1,278	1,084
Provisions for credit losses	89	-	11	37	1	138	85
Income before income taxes (recovery)	430	283	443	205	(221)	1,140	999
Income taxes (recovery)	119	78	121	42	(126)	234	167
Net income	311	205	322	163	(95)	906	832
Non-controlling interests	-	-	-	-	(1)	(1)	(1)
Net income attributable to the Bank’s shareholders and holders of other equity instruments	311	205	322	163	(94)	907	833
Dividends on preferred shares and distributions on limited recourse capital notes						37	35
Net income attributable to common shareholders						870	798
Items that have an impact on results
Net interest income
Taxable equivalent(2)	-	-	-	-	14	14	76
Impact on net interest income	-	-	-	-	14	14	76
Non-interest income
Taxable equivalent(2)	-	-	-	-	73	73	56
Impact on non-interest income	-	-	-	-	73	73	56
Income taxes
Taxable equivalent(2)	-	-	-	-	87	87	132
Impact on income taxes	-	-	-	-	87	87	132
Impact on net income	-	-	-	-	-	-	-
Operating results – Adjusted
Net interest income – Adjusted	870	203	(659)	318	(83)	649	958
Non-interest income – Adjusted	261	480	1,425	32	(10)	2,188	1,620
Total revenues – Adjusted	1,131	683	766	350	(93)	2,837	2,578
Non-interest expenses – Adjusted	612	400	312	108	40	1,472	1,362
Income before provisions for credit losses and income taxes – Adjusted	519	283	454	242	(133)	1,365	1,216
Provisions for credit losses	89	-	11	37	1	138	85
Income before income taxes (recovery) – Adjusted	430	283	443	205	(134)	1,227	1,131
Income taxes (recovery) – Adjusted	119	78	121	42	(39)	321	299
Net income – Adjusted	311	205	322	163	(95)	906	832
Non-controlling interests	-	-	-	-	(1)	(1)	(1)
Net income attributable to the Bank’s shareholders and holders of other equity instruments – Adjusted	311	205	322	163	(94)	907	833
Dividends on preferred shares and distributions on limited recourse capital notes						37	35
Net income attributable to common shareholders – Adjusted						870	798

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	In light of the proposed legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).

National Bank of Canada	8
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Reporting Method

(millions of Canadian dollars)		Six months ended April 30
						2024	2023 (1)
	Personal and Commercial	Wealth Management	Financial Markets	USSF&I	Other	Total	Total
Operating results
Net interest income	1,740	401	(1,177)	619	(197)	1,386	1,981
Non-interest income	545	942	2,698	57	(168)	4,074	3,027
Total revenues	2,285	1,343	1,521	676	(365)	5,460	5,008
Non-interest expenses	1,227	790	625	208	71	2,921	2,752
Income before provisions for credit losses and income taxes	1,058	553	896	468	(436)	2,539	2,256
Provisions for credit losses	160	-	28	73	(3)	258	171
Income before income taxes (recovery)	898	553	868	395	(433)	2,281	2,085
Income taxes (recovery)	248	152	238	82	(267)	453	377
Net income	650	401	630	313	(166)	1,828	1,708
Non-controlling interests	-	-	-	-	(1)	(1)	(1)
Net income attributable to the Bank’s shareholders and holders of other equity instruments	650	401	630	313	(165)	1,829	1,709
Dividends on preferred shares and distributions on limited recourse capital notes						74	70
Net income attributable to common shareholders						1,755	1,639
Items that have an impact on results
Net interest income
Taxable equivalent(2)	-	-	-	-	51	51	154
Impact on net interest income	-	-	-	-	51	51	154
Non-interest income
Taxable equivalent(2)	-	-	-	-	146	146	108
Impact on non-interest income	-	-	-	-	146	146	108
Income taxes
Taxable equivalent(2)	-	-	-	-	197	197	262
Income taxes related to the Canadian government’s 2022 tax measures(3)	-	-	-	-	-	-	(24)
Impact on income taxes	-	-	-	-	197	197	238
Impact on net income	-	-	-	-	-	-	(24)
Operating results – Adjusted
Net interest income – Adjusted	1,740	401	(1,177)	619	(146)	1,437	2,135
Non-interest income – Adjusted	545	942	2,698	57	(22)	4,220	3,135
Total revenues – Adjusted	2,285	1,343	1,521	676	(168)	5,657	5,270
Non-interest expenses – Adjusted	1,227	790	625	208	71	2,921	2,752
Income before provisions for credit losses and income taxes – Adjusted	1,058	553	896	468	(239)	2,736	2,518
Provisions for credit losses	160	-	28	73	(3)	258	171
Income before income taxes (recovery) – Adjusted	898	553	868	395	(236)	2,478	2,347
Income taxes (recovery) – Adjusted	248	152	238	82	(70)	650	615
Net income – Adjusted	650	401	630	313	(166)	1,828	1,732
Non-controlling interests	-	-	-	-	(1)	(1)	(1)
Net income attributable to the Bank’s shareholders and holders of other equity instruments – Adjusted	650	401	630	313	(165)	1,829	1,733
Dividends on preferred shares and distributions on limited recourse capital notes						74	70
Net income attributable to common shareholders – Adjusted						1,755	1,663

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	In light of the proposed legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).
(3)	During the six-month period ended April 30, 2023, the Bank recorded, in the Other heading of segment results, a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022. For additional information on these tax measures, see the Income Taxes section.

National Bank of Canada	9
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Reporting Method

Presentation of Basic and Diluted Earnings Per Share – Adjusted

(Canadian dollars)	Quarter ended April 30		Six months ended April 30
	2024	2023(1)	2024	2023(1)
Basic earnings per share	$2.56	$2.37	$5.18	$4.86
Income taxes related to the Canadian government’s 2022 tax measures(2)	-	-	-	0.07
Basic earnings per share – Adjusted	$2.56	$2.37	$5.18	$4.93
Diluted earnings per share	$2.54	$2.34	$5.13	$4.81
Income taxes related to the Canadian government’s 2022 tax measures(2)	-	-	-	0.07
Diluted earnings per share – Adjusted	$2.54	$2.34	$5.13	$4.88

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	During the six-month period ended April 30, 2023, the Bank recorded, in the Other heading segment results, a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022. For additional information on these tax measures, see the Income Taxes section.

National Bank of Canada	10
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Highlights

(millions of Canadian dollars, except per share amounts)	Quarter ended April 30			Six months ended April 30
	2024	2023 (1)	% Change	2024	2023 (1)	% Change
Operating results
Total revenues	2,750	2,446	12	5,460	5,008	9
Income before provisions for credit losses and
income taxes	1,278	1,084	18	2,539	2,256	13
Net income	906	832	9	1,828	1,708	7
Return on common shareholders’ equity(2)	16.9%	17.2%		17.0%	17.5%
Operating leverage(2)	4.3%	(4.5)%		2.9%	(4.6)%
Efficiency ratio(2)	53.5%	55.7%		53.5%	55.0%
Earnings per share
Basic	$2.56	$2.37	8	$5.18	$4.86	7
Diluted	$2.54	$2.34	9	$5.13	$4.81	7
Operating results – Adjusted(3)
Total revenues – Adjusted(3)	2,837	2,578	10	5,657	5,270	7
Income before provisions for credit losses
and income taxes – Adjusted(3)	1,365	1,216	12	2,736	2,518	9
Net income – Adjusted(3)	906	832	9	1,828	1,732	6
Return on common shareholders’ equity – Adjusted(4)	16.9%	17.2%		17.0%	17.8%
Operating leverage – Adjusted(4)	1.9%	(1.3)%		1.2%	(1.7)%
Efficiency ratio – Adjusted(4)	51.9%	52.8%		51.6%	52.2%
Diluted earnings per share – Adjusted(3)	$2.54	$2.34	9	$5.13	$4.88	5
Common share information
Dividends declared	$1.06	$0.97	9	$2.12	$1.94	9
Book value(2)	$62.28	$57.45		$62.28	$57.45
Share price
High	$114.68	$103.45		$114.68	$103.45
Low	$101.24	$92.67		$86.50	$91.02
Close	$110.54	$101.03		$110.54	$101.03
Number of common shares (thousands)	340,056	337,720		340,056	337,720
Market capitalization	37,590	34,120		37,590	34,120

(millions of Canadian dollars)	As at April 30, 2024	As at October 31, 2023(1)	% Change
Balance sheet and off-balance-sheet
Total assets	441,690	423,477	4
Loans and acceptances, net of allowances	234,770	225,443	4
Deposits	306,881	288,173	6
Equity attributable to common shareholders	21,179	20,432	4
Assets under administration(2)	691,554	652,631	6
Assets under management(2)	138,848	120,858	15
Regulatory ratios under Basel III(5)
Capital ratios
Common Equity Tier 1 (CET1)	13.2%	13.5%
Tier 1	15.5%	16.0%
Total	16.7%	16.8%
Leverage ratio	4.4%	4.4%
TLAC ratio(5)	30.2%	29.2%
TLAC leverage ratio(5)	8.5%	8.0%
Liquidity coverage ratio (LCR)(5)	155%	155%
Net stable funding ratio (NSFR)(5)	120%	118%
Other information
Number of employees – Worldwide (full-time equivalent)	28,665	28,916	(1)
Number of branches in Canada	369	368	–
Number of banking machines in Canada	939	944	(1)

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.
(3)	See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.
(4)	See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP ratios.
(5)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.

National Bank of Canada	11
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Economic Review and Outlook

Global Economy

In recent weeks, global inflation has continued on a downward trend, so much so that pressure on prices is now only slightly above that of the pre-pandemic period. The inflation battle is not over, however, as geopolitical tensions, a resilience in global labour markets, and a possible end to goods deflation could keep inflation near the 3% mark in some parts of the world. This context explains why a number of central banks—particularly those in advanced economies— are currently favouring caution and waiting for more evidence that price pressures have indeed abated before making rate cuts. Easing nevertheless remains necessary, because, as positive as declining inflation may be, it also means rising real policy rates. And while there are many good reasons to keep policy rates above their neutral level as long as inflation remains above central bank targets, it is more difficult to justify making them more restrictive at a time when the objective seems within reach. Fortunately, this does not seem to be the intention of the major central bankers, many of whom have already begun to lower their nominal policy rates. For now, this course of action remains limited to emerging markets, but judging by their most recent communications, the central banks of advanced economies appear determined to follow suit before year’s end. These developments are encouraging us to revise our growth scenario for the advanced economies upward this month. We see the world economy growing by 3.1%(1) this year and by another 2.9%(1) in 2025.

The U.S. economy slowed in the first quarter but remained surprisingly resilient given the current interest rate level. Final private domestic demand, which is a better indicator of the underlying strength of the economy, remained solid, rising no less than 3.1% at an annualized rate. But beyond the composition of the growth, it was the inflation measures included in the Q1 GDP report that caught the attention of U.S. markets, with the consumer spending deflator rising 3.7% quarter over quarter. This was all it took for the markets to lower expectations of a cut in the key rate between now and the end of the year. Without questioning the logic that higher-than-expected inflation leaves less room for rate cuts this year, we remain concerned about the risks inherent in maintaining a restrictive monetary policy over such a long period of time. Although the U.S. economy has performed surprisingly well so far in an environment characterized by high interest rates, we cannot assume this performance will hold true in the future given the delay before monetary policy affects the economy and the fact that fiscal policy is expected to be less stimulative. The main indicators of consumer and business confidence are already showing signs of weakness. Given this environment, we expect U.S. economic activity to slow in the second half of the year. An easing of monetary policy should help prevent this weakness from developing into something more serious without, however, preventing growth from falling below its potential for a few quarters. Under this scenario, GDP will grow by 2.4%(1) in 2024 and just 1.0%(1) in 2025.

Canadian Economy

Economic growth and job creation at the start of 2024 may at first sight appear too strong for an interest rate cut. But make no mistake. Economic growth in the first quarter fell short of population growth, and the job creation that looked spectacular in April is good, but no more than that, given the staggering increase in the population. Some observers may have been reassured by the 50,000 jump in private sector employment in April, following the lethargic period that began in mid-2023. But questions remain about the sustainability of this strength. According to the Bank of Canada’s latest Business Outlook Survey, only 22% of large firms reported labour shortages in the first quarter, half as many as at the peak in 2022 (46%) and below the historical average of 31%. Given a cooler labour market in recent months and the risks of further deterioration due, in particular, to employee retention in 2023, such restrictive interest rates no longer seem appropriate. Core inflation has eased considerably, as shown by the recent trend in the median consumer price index (CPI) (1.1%) and CPI-trim (1.4%), which, over the past three months, have been at annualized rates that are well below the Bank of Canada’s target. Given the 6-to-8 quarter delay before monetary policy affects the economy, the risk remains high that monetary policy will inflict too much damage on the economy. This overly restrictive policy is reflected in our economic outlook for the coming months. With the slight contractions we expect in the second and third quarter, growth should be limited to 0.7%(1) in 2024, with a slight acceleration to 1.2%(1) expected the following year. This would translate into an unemployment rate of close to 7.0% at the end of the year.

Quebec Economy

Quebec experienced a bout of weakness in 2023, recording three consecutive quarters of contraction. Given the monthly data received to date, and bearing in mind that the weakness in the last quarter of the year was notably due to public sector strikes, we expect the GDP data to show that the Quebec economy returned to growth in the first quarter of 2024. Nevertheless, as in the rest of the country, the situation is likely to remain difficult in the months ahead given the restrictive monetary policy. However, Quebec appears to be in a good position to overcome these headwinds. First, despite the GDP data, there is reason to believe that the province’s economy is more overheated than that of the rest of the country. In April, the Quebec labour market still had one of the lowest unemployment rates in the country (5.1%) as well as the highest inflation rate. Higher inflation means that the current monetary policy is less restrictive in real terms and, therefore, less damaging to the Quebec economy. Also, compared with the national data, a smaller proportion of SMEs currently report that domestic demand is a cause for concern. In addition, we continue to believe that Quebec’s GDP could withstand headwinds better due to the province’s strong fundamentals (lower household debt, a higher proportion of dual-income households, and more affordable housing market). We expect weak growth in 2024 and 2025 (0.5%(1) and 0.9%(1), respectively). This could enable Quebec to maintain one of the lowest unemployment rates in the country over these two years, at 5.4% in 2024 and 6.2% in 2025 (compared with 6.4% in 2024 and 6.8% in 2025 for Canada).

(1)	Actual GDP growth forecasts, National Bank Financial’s Economics and Strategy group

National Bank of Canada	12
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Financial Analysis

Consolidated Results

(millions of Canadian dollars)	Quarter ended April 30			Six months ended April 30
	2024	2023(1)	% Change	2024	2023(1)	% Change
Operating results
Net interest income	635	882	(28)	1,386	1,981	(30)
Non-interest income	2,115	1,564	35	4,074	3,027	35
Total revenues	2,750	2,446	12	5,460	5,008	9
Non-interest expenses	1,472	1,362	8	2,921	2,752	6
Income before provisions for credit losses and income taxes	1,278	1,084	18	2,539	2,256	13
Provisions for credit losses	138	85	62	258	171	51
Income before income taxes	1,140	999	14	2,281	2,085	9
Income taxes	234	167	40	453	377	20
Net income	906	832	9	1,828	1,708	7
Diluted earnings per share (dollars)	2.54	2.34	9	5.13	4.81	7
Taxable equivalent basis(2)
Net interest income	14	76		51	154
Non-interest income	73	56		146	108
Income taxes	87	132		197	262
Impact of taxable equivalent basis on net income	–	–		–	–
Specified items(2)
Income taxes related to the Canadian government’s 2022 tax measures	–		–	–		24
Specified items after income taxes	–	–		–		(24)
Operating results – Adjusted(2)
Net interest income – Adjusted	649	958	(32)	1,437	2,135	(33)
Non-interest income – Adjusted	2,188	1,620	35	4,220	3,135	35
Total revenues – Adjusted	2,837	2,578	10	5,657	5,270	7
Non-interest expenses – Adjusted	1,472	1,362	8	2,921	2,752	6
Income before provisions for credit losses and
income taxes – Adjusted	1,365	1,216	12	2,736	2,518	9
Provisions for credit losses	138	85	62	258	171	51
Income before income taxes – Adjusted	1,227	1,131	8	2,478	2,347	6
Income taxes – Adjusted	321	299	7	650	615	6
Net income – Adjusted	906	832	9	1,828	1,732	6
Diluted earnings per share – Adjusted (dollars)	2.54	2.34	9	5.13	4.88	5
Average assets(3)	455,036	421,215	8	448,783	423,111	6
Average loans and acceptances(3)	231,691	213,650	8	229,909	211,642	9
Average deposits(3)	308,488	282,133	9	304,974	281,845	8
Operating leverage(4)	4.3%	(4.5)%		2.9%	(4.6)%
Operating leverage – Adjusted(5)	1.9%	(1.3)%		1.2%	(1.7)%
Efficiency ratio(4)	53.5%	55.7%		53.5%	55.0%
Efficiency ratio – Adjusted(5)	51.9%	52.8%		51.6%	52.2%

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.
(3)	Represents an average of the daily balances for the period.
(4)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.
(5)	See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP ratios.

National Bank of Canada	13
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Financial Results

For the second quarter of 2024, National Bank reported net income of $906 million, up 9% from $832 million in the second quarter of 2023. Second-quarter diluted earnings per share stood at $2.54 compared to $2.34 in the second quarter of 2023. These increases were driven by total revenue growth in all of the business segments, partly offset by increases in non-interest expenses, provisions for credit losses, and income taxes. The Bank’s income before provisions for credit losses and income taxes totalled $1,278 million in second-quarter 2024 compared to $1,084 million in second-quarter 2023, an 18% increase owing to good performance in all of the business segments.

For the six-month period ended April 30, 2024, the Bank’s net income totalled $1,828 million, up 7% from $1,708 million in the same period of 2023. First-half diluted earnings per share stood at $5.13 compared to $4.81 in the same period of 2023. These increases were driven by good performance, owing to revenue growth, in all of the business segments, partly offset by higher non-interest expenses, higher provisions for credit losses, and the impact of the Canadian government’s 2022 tax measures recorded in the first half of 2023. The Bank’s income before provisions for credit losses and income taxes totalled $2,539 million in first-half 2024, a 13% increase from $2,256 million in first-half 2023.

Excluding the impact of the Canadian government’s 2022 tax measures, first-half net income totalled $1,828 million, up 6% from $1,732 million in adjusted net income in first-half 2023, while first-half diluted earnings per share stood at $5.13, up 5% from $4.88 in adjusted diluted earnings per share in first-half 2023.

Return on common shareholders’ equity was 17.0% for the six-month period ended April 30, 2024 compared to 17.5% in the first six months of 2023.

Total Revenues

For the second quarter of 2024, the Bank’s total revenues amounted to $2,750 million, rising $304 million or 12% year over year. In the Personal and Commercial segment, second-quarter total revenues rose 6% year over year owing to growth in personal and commercial loans and deposits as well as to a higher net interest margin. In the Wealth Management segment, second-quarter total revenues grew 11% year over year due to increases in net interest income and fee-based revenues, notably revenues from investment management and trust service fees as well as mutual fund revenues. In the Financial Markets segment, second-quarter total revenues on a taxable equivalent basis increased by 14% year over year due to increases in global markets revenues and in corporate and investment banking revenues. In the USSF&I segment, second-quarter total revenues rose 23% year over year owing to revenue growth at ABA Bank (driven by business growth), to revenue growth at Credigy as well as to dividend income from an investment in a financial group recorded in the second quarter of 2024.

For the six-month period ended April 30, 2024, total revenues amounted to $5,460 million, up $452 million or 9% from $5,008 million in the same six-month period of 2023. In the Personal and Commercial segment, first-half total revenues grew $114 million or 5% year over year owing mainly to an increase in net interest income (as both loans and deposits grew) as well as to a higher net interest margin on deposits. Growth in credit card revenues, insurance revenues, and the internal commission revenues arising from the distribution of Wealth Management products was partly offset by decreases in revenues from bankers’ acceptances, from letters of credit and guarantee, from derivative financial instruments, and from foreign exchange activities. In the Wealth Management segment, first-half total revenues grew 7% year over year, mainly due to higher fee-based revenues, notably revenues from investment management and trust service fees as well as mutual fund revenues. In the Financial Markets segment, first-half total revenues on a taxable equivalent basis rose $160 million or 12% year over year given growth in global markets revenues as well as in corporate and investment banking revenues. In the USSF&I segment, first-half total revenues rose 12% year over year owing to revenue growth at ABA Bank (driven by business growth), to revenue growth at Credigy as well as to dividend income from an investment in a financial group recorded in the first half of 2024.

Non-Interest Expenses

For the second quarter of 2024, non-interest expenses stood at $1,472 million, an 8% year-over-year increase that was attributable to higher compensation and employee benefits (driven by wage growth) as well as to the variable compensation associated with revenue growth. Occupancy expense, including amortization expense, was also up, partly due to expenses related to the Bank’s new head office building and to the expanding banking network at ABA Bank. Technology expenses were up, as significant investments were made to support the Bank’s technological evolution and business development plan, while professional fees and other expenses also increased.

As for first-half non-interest expenses, they stood at $2,921 million, a 6% year-over-year increase that was due to the same reasons provided above for the second quarter.

National Bank of Canada	14
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Provisions for Credit Losses

For the second quarter of 2024, the Bank recorded $138 million in provisions for credit losses compared to $85 million in the same quarter of 2023. Second- quarter provisions for credit losses on impaired loans, excluding purchased or originated credit-impaired (POCI) loans(1) rose $62 million year over year. This increase came from Personal Banking (including credit card receivables), as there was a normalization of credit performance, from Commercial Banking (mainly attributable to two files), from Credigy (excluding POCI loans) and from ABA Bank. These increases were partly offset by a decrease in provisions for credit losses on impaired loans in the Financial Markets segment. As for second-quarter provisions for credit losses on non-impaired loans, they were down $5 million year over year, mainly due to a more favourable impact of updated macroeconomic scenarios. This decrease was partly offset by higher provisions for credit losses recorded in the second quarter of 2024 to reflect a migration of credit risk, growth in the loan portfolios, and a recalibration of certain risk parameters. In addition, provisions for credit losses on POCI loans were down, declining $4 million year over year and due mainly to recoveries of credit losses following repayments of POCI loans at Commercial Banking.

For the six-month period ended April 30, 2024, the Bank recorded $258 million in provisions for credit losses compared to $171 million in the same period of 2023. The increase came from higher provisions for credit losses on impaired loans excluding POCI loans(1) from Personal Banking (including credit card receivables), from Commercial Banking, from Credigy (excluding POCI loans), and from ABA Bank. In addition, during the first half of 2023, greater recoveries of credit losses on impaired loans had been recorded in the Financial Markets segment. As for first-half provisions for credit losses on non-impaired loans, they were down year over year, mainly due to a more favourable impact of revised macroeconomic outlooks and to a less significant deterioration in credit risk during the first half of 2024. This decrease was partly offset by the impacts of recalibrating certain risk parameters and by growth in the loan portfolios. Provisions for credit losses on POCI loans were down year over year due to favourable remeasurements of certain Credigy portfolios during the first half of 2024 as well as to recoveries of credit losses following repayments of Commercial Banking POCI loans.

Income Taxes

For the second quarter of 2024, income taxes stood at $234 million compared to $167 million in the same quarter of 2023. The effective income tax rate for the second quarter of 2024 was 21% compared to 17% in the second quarter of 2023. This is mainly explained by a decrease in tax-exempt income in second- quarter 2024, which reflects the denial of the deduction in respect of dividends covered by Bill C-59 since January 1, 2024.

For the six-month period ended April 30, 2024, the effective income tax rate stood at 20% compared to 18% in the same six-month period of 2023. The year- over-year change in effective income tax rate is due to the same reason as that mentioned for the quarter, partly offset by the impact of the Canadian government’s 2022 tax measures recorded in the first quarter of 2023, namely, the Canada Recovery Dividend and the additional 1.5% tax on banks and life insurers.

(1)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.

National Bank of Canada	15
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Results by Segment

The Bank carries out its activities in four business segments: Personal and Commercial, Wealth Management, Financial Markets, and U.S. Specialty Finance and International, which mainly comprises the activities of the Credigy Ltd. (Credigy) and Advanced Bank of Asia Limited (ABA Bank) subsidiaries. Other operating activities, certain specified items, Treasury activities, and the operations of the Flinks Technology Inc. (Flinks) subsidiary are grouped in the Other heading of segment results. Each reportable segment is distinguished by services offered, type of clientele, and marketing strategy.

Personal and Commercial

(millions of Canadian dollars)	Quarter ended April 30			Six months ended April 30
	2024	2023(1)	% Change	2024	2023(1)	% Change
Operating results
Net interest income	870	802	8	1,740	1,627	7
Non-interest income	261	265	(2)	545	544	–
Total revenues	1,131	1,067	6	2,285	2,171	5
Non-interest expenses	612	589	4	1,227	1,182	4
Income before provisions for credit losses and income taxes	519	478	9	1,058	989	7
Provisions for credit losses	89	37		160	98	63
Income before income taxes	430	441	(2)	898	891	1
Income taxes	119	121	(2)	248	245	1
Net income	311	320	(3)	650	646	1
Net interest margin(2)	2.36%	2.34%		2.36%	2.35%
Average interest-bearing assets(2)	150,072	140,319	7	148,367	139,758	6
Average assets(3)	156,736	147,316	6	155,874	146,714	6
Average loans and acceptances(3)	155,100	146,489	6	154,185	145,909	6
Net impaired loans(2)	433	217	100	433	217	100
Net impaired loans as a % of total loans and acceptances(2)	0.3%	0.1%		0.3%	0.1%
Average deposits(3)	88,933	83,983	6	88,942	84,526	5
Efficiency ratio(2)	54.1%	55.2%		53.7%	54.4%

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.
(3)	Represents an average of the daily balances for the period.

In the Personal and Commercial segment, net income totalled $311 million in the second quarter of 2024, down 3% from $320 million in the second quarter of 2023. Growth in the segment’s total revenues was more than offset by higher non-interest expenses and higher provisions for credit losses. The segment’s second-quarter net interest income rose 8% year over year owing mainly to growth in personal and commercial loans and deposits. The net interest margin was 2.36% in second-quarter 2024 versus 2.34% in second-quarter 2023, with the increase being mainly due to a higher margin on deposits. As for second-quarter non-interest income, it decreased $4 million or 2% year over year.

Personal Banking’s second-quarter total revenues posted a $33 million year-over-year increase that was driven by higher net interest income, attributable to growth in loans and deposits and an improved deposit margin, as well as by an increase in internal commission revenues arising from the distribution of Wealth Management products. Commercial Banking’s second-quarter total revenues grew $31 million year over year, mainly due to an increase in net interest income that was driven by loan and deposit growth, partly offset by a lower net interest margin on loans and deposits. In addition, second-quarter foreign exchange revenues increased year over year, whereas revenues from bankers’ acceptances and derivative financial instruments were down year over year.

For the second quarter of 2024, the segment’s non-interest expenses stood at $612 million, a 4% year-over-year increase that was due to higher compensation and employee benefits (driven by wage growth) and to greater investment in the segment’s technological evolution. At 54.1% in the second quarter of 2024, the efficiency ratio improved by 1.1 percentage points year over year. The segment recorded $89 million in provisions for credit losses in the second quarter of 2024 compared to $37 million in the second quarter of 2023. This increase was mainly due to higher provisions for credit losses on impaired Personal Banking loans (including credit card receivables), reflecting a normalization of credit performance, as well as to higher provisions for credit losses on impaired Commercial Banking loans. As for the segment’s second-quarter provisions for credit losses on non-impaired loans, they were down year over year, notably due to a favourable impact of revised macroeconomic scenarios. Also, as a result of loan repayments, the segment recorded recoveries of credit losses on Commercial Banking’s POCI loans during the second quarter of 2024.

For the six-month period ended April 30, 2024, net income totalled $650 million, up 1% from $646 million in the same period of 2023. The segment’s first-half total revenues rose $114 million year over year, partly offset by higher non-interest expenses and higher provisions for credit losses. First-half income before provisions for credit losses and income taxes totalled $1,058 million, a 7% year-over-year increase. Personal Banking’s first-half total revenues posted a year- over-year increase that was mainly due to loan and deposit growth, a higher margin on deposits, and increases in credit card revenues, insurance revenues, and internal commission revenues arising from the distribution of Wealth Management products. In addition, Commercial Banking’s first-half total revenues were also up year over year due to growth in loans and deposits, partly offset by a smaller net interest margin and decreases in revenues from bankers’ acceptances, from letters of credit and guarantee, from derivative financial instruments, and from foreign exchange activities.

National Bank of Canada	16
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

The segment’s first-half non-interest expenses stood at $1,227 million, a 4% year-over-year increase that came from compensation and employee benefits as well as from investments made to the segment’s technological evolution. At 53.7%, the first-half efficiency ratio improved by 0.7 percentage points from the same period in 2023. As for the segment’s first-half provisions for credit losses, they were up $62 million year over year due to the same reasons provided above for the second quarter.

Wealth Management

(millions of Canadian dollars)	Quarter ended April 30			Six months ended April 30
	2024	2023	% Change	2024	2023	% Change
Operating results
Net interest income	203	190	7	401	398	1
Fee-based revenues	394	350	13	769	697	10
Transaction-based and other revenues	86	77	12	173	159	9
Total revenues	683	617	11	1,343	1,254	7
Non-interest expenses	400	372	8	790	736	7
Income before provisions for credit losses and income taxes	283	245	16	553	518	7
Provisions for credit losses	–	–	–	–	–	–
Income before income taxes	283	245	16	553	518	7
Income taxes	78	67	16	152	142	7
Net income	205	178	15	401	376	7
Average assets(1)	8,963	8,518	5	8,834	8,521	4
Average loans and acceptances(1)	7,967	7,542	6	7,839	7,546	4
Net impaired loans(2)	6	5	20	6	5	20
Average deposits(1)	41,927	40,344	4	41,568	40,278	3
Assets under administration(2)	691,554	673,483	3	691,554	673,483	3
Assets under management(2)	138,848	123,029	13	138,848	123,029	13
Efficiency ratio(2)	58.6%	60.3%		58.8%	58.7%

(1)	Represents an average of the daily balances for the period.
(2)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.

In the Wealth Management segment, net income totalled $205 million in the second quarter of 2024, a 15% increase from $178 million in the second quarter of 2023. The segment’s second-quarter total revenues amounted to $683 million, up $66 million or 11% from $617 million in the second quarter of 2023. Second-quarter net interest income grew 7% year over year due to a favourable impact of higher interest rates, partly offset by a change in the composition of deposits. Fee-based revenues increased by 13%, mostly due to stronger stock market performance compared to the second quarter of 2023 and to positive net inflows into various solutions. As for transaction-based and other revenues, they rose 12% year over year due to greater activity among clients.

For the second quarter of 2024, Wealth Management’s non-interest expenses stood at $400 million compared to $372 million in the second quarter of 2023, an 8% year-over-year increase that was attributable to higher variable compensation and external management fees associated with revenue growth and to higher technology expenses. At 58.6%, the second-quarter efficiency ratio improved from 60.3% in the second quarter of 2023. The segment’s provisions for credit losses were negligible in the second quarters of both 2024 and 2023.

For the first half of 2024, Wealth Management’s net income totalled $401 million, up 7% from $376 million in the same period of 2023. The segment’s first- half total revenues amounted to $1,343 million, up 7% from $1,254 million in the same period of 2023. First-half net interest income rose 1% year over year given a favourable impact of higher interest rates, partly offset by a change in the composition of deposits. Fee-based revenues increased by 10%, mostly due to growth in assets under administration and under management resulting from stock market performance as well to positive net inflows into various solutions. In addition, first-half transaction-based and other revenues rose 9% year over year due to greater activity among clients. First-half non-interest expenses stood at $790 million versus $736 million in the first half of 2023, a 7% increase that was due to the same reasons provided above for the second quarter. At 58.8%, the first-half efficiency ratio compares to 58.7% in the same period of 2023. The segment’s provisions for credit losses were negligible in the first-half periods of both 2024 and 2023.

National Bank of Canada	17
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Financial Markets

(taxable equivalent basis)(1)

(millions of Canadian dollars)	Quarter ended April 30			Six months ended April 30
	2024	2023	% Change	2024	2023	% Change
Operating results
Global markets
Equities	239	222	8	461	414	11
Interest rate and credit	158	97	63	316	248	27
Commodities and foreign exchange	56	66	(15)	127	120	6
	453	385	18	904	782	16
Corporate and investment banking	313	287	9	617	579	7
Total revenues(1)	766	672	14	1,521	1,361	12
Non-interest expenses	312	283	10	625	570	10
Income before provisions for credit losses and income taxes	454	389	17	896	791	13
Provisions for credit losses	11	19	(42)	28	10
Income before income taxes	443	370	20	868	781	11
Income taxes(1)	121	102	19	238	215	11
Net income	322	268	20	630	566	11
Average assets(2)	194,158	172,361	13	192,280	172,819	11
Average loans and acceptances(2) (Corporate Banking only)	31,911	28,804	11	31,784	27,921	14
Net impaired loans(3)	57	76	(25)	57	76	(25)
Net impaired loans as a % of total loans and acceptances(3)	0.2%	0.3%		0.2%	0.3%
Average deposits(2)	64,578	58,339	11	63,950	55,540	15
Efficiency ratio(3)	40.7%	42.1%		41.1%	41.9%

(1)	The Total revenues and Income taxes items of the Financial Markets segment are presented on a taxable equivalent basis. Taxable equivalent basis is a calculation method that consists of grossing up certain revenues taxed at lower rates by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. For the quarter ended April 30, 2024, Total revenues were grossed up by $85 million ($130 million in 2023) and an equivalent amount was recognized in Income taxes. For the six-month period ended April 30, 2024, Total revenues were grossed up by $193 million ($259 million in 2023) and an equivalent amount was recognized in Income taxes. The effect of these adjustments is reversed under the Other heading of segment results. In light of the proposed legislation with respect to Canadian dividends, the Bank did not recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).
(2)	Represents an average of the daily balances for the period.
(3)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.

In the Financial Markets segment, net income totalled $322 million in the second quarter of 2024, up 20% from $268 million in the second quarter of 2023. The segment’s second-quarter total revenues on a taxable equivalent basis amounted to $766 million, up $94 million or 14% from $672 million in the second quarter of 2023. Global markets revenues rose 18% given an 8% increase in revenues from equities, a 63% increase in revenues from the interest rate and credit activities, partly offset by a 15% decrease in revenues from commodities and foreign exchange activities. Second-quarter corporate and investment banking revenues grew 9% year over year given increases in banking services revenues and in revenues related to capital markets activities, partly offset by a decrease in revenues from merger and acquisition activities.

For the second quarter of 2024, the segment’s non-interest expenses stood at $312 million, a 10% year-over-year increase that was due to higher compensation and employee benefits (notably the variable compensation associated with revenue growth), to higher technology investment expenses, and to higher other expenses related to the segment’s business growth. At 40.7%, the segment’s second-quarter efficiency ratio improved by 1.4 percentage points from 42.1% in the second quarter of 2023. The segment recorded $11 million in provisions for credit losses in the second quarter of 2024 compared to $19 million in the second quarter of 2023. This decrease was mainly due to lower provisions for credit losses on impaired loans.

For the six-month period ended April 30, 2024, the Financial Markets segment’s net income totalled $630 million, up 11% from the same six-month period in 2023. First-half income before provisions for credit losses and income taxes totalled $896 million, up 13% from the first half of 2023. As for first-half total revenues on a taxable equivalent basis, they amounted to $1,521 million, up $160 million or 12% from $1,361 million in the same period of 2023. Global markets revenues rose 16% year over year owing to growth in all revenue types, while first-half corporate and investment banking revenues grew 7% year over year due to the same reasons provided above for the quarter.

For the first half of fiscal 2024, the segment’s non-interest expenses rose 10% year over year. This increase was due to increases in variable compensation, technology investment expenses, and other expenses related to the segment’s business growth. At 41.1%, the first-half efficiency ratio improved by 0.8 percentage points compared to 41.9% in the same period of 2023. First-half provisions for credit losses rose $18 million year over year. This increase came from higher credit loss recoveries on impaired loans that had been recorded in the first half of 2023 as well as from an $11 million year-over-year increase in provisions for credit losses on non-impaired loans arising from growth in the loan portfolios.

National Bank of Canada	18
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

U.S. Specialty Finance and International (USSF&I)

(millions of Canadian dollars)	Quarter ended April 30			Six months ended April 30
	2024	2023	% Change	2024	2023	% Change
Total revenues
Credigy	136	108	26	261	245	7
ABA Bank	209	178	17	403	358	13
International	5	(1)		12	1
	350	285	23	676	604	12
Non-interest expenses
Credigy	34	33	3	69	69	–
ABA Bank	73	65	12	138	126	10
International	1	–		1	1
	108	98	10	208	196	6
Income before provisions for credit losses and income taxes	242	187	29	468	408	15
Provisions for credit losses
Credigy	26	20	30	51	51	–
ABA Bank	11	6	83	22	10	120
	37	26	42	73	61	20
Income before income taxes	205	161	27	395	347	14
Income taxes
Credigy	15	11	36	29	26	12
ABA Bank	26	22	18	51	46	11
International	1	–		2	–
	42	33	27	82	72	14
Net income
Credigy	61	44	39	112	99	13
ABA Bank	99	85	16	192	176	9
International	3	(1)		9	–
	163	128	27	313	275	14
Average assets(1)	27,402	22,562	21	26,706	22,076	21
Average loans and receivables(1)	21,686	18,369	18	21,231	18,151	17
Purchased or originated credit-impaired (POCI) loans	429	390	10	429	390	10
Net impaired loans excluding POCI loans(2)	368	179	106	368	179	106
Average deposits(1)	12,750	10,586	20	12,459	10,193	22
Efficiency ratio(2)	30.9%	34.4%		30.8%	32.5%

(1)	Represents an average of the daily balances for the period.
(2)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.

In the USSF&I segment, net income totalled $163 million in the second quarter of 2024, up 27% from $128 million in the same quarter of 2023. The segment’s second-quarter total revenues amounted to $350 million versus $285 million in the second quarter of 2023, a $65 million or 23% year-over-year increase owing to a $31 million increase in ABA Bank’s revenues, to a $28 million increase in Credigy’s revenues, and to dividend income from an investment in a financial group recorded in the second quarter of 2024. For the six-month period ended April 30, 2024, the segment recorded net income of $313 million, up 14% from $275 million in the same six-month period of 2023.

Credigy

The Credigy subsidiary’s net income totalled $61 million in the second quarter of 2024, up $17 million or 39% year over year. Its second-quarter total revenues amounted to $136 million compared to $108 million in second-quarter 2023, an increase that was driven by growth in loan volumes as well as to growth in non-interest income, mainly due to a gain realized in the second quarter of 2024 upon the disposal of a loan portfolio. Credigy’s second-quarter non-interest expenses stood at $34 million, a $1 million year-over-year increase. Its second-quarter provisions for credit losses on non-impaired and impaired loans rose $7 million year over year, reflecting the normal evolution of the loan portfolios. Lastly, Credigy’s second-quarter provisions for credit losses on POCI loans were down $1 million year over year.

For the six-month period ended April 30, 2024, Credigy’s net income totalled $112 million, up 13% year over year. Its first-half total revenues amounted to $261 million compared to $245 million in the same period of 2023. This revenue increase was due to the same reasons provided above for the quarter, partly offset by revenues that had been recorded upon prepayment of a credit facility in the first quarter of 2023. Its first-half non-interest expenses remained stable year over year. And its first-half provisions for credit losses also remained stable year over year, with an increase in provisions for credit losses on impaired loans being offset by a decrease in provisions for credit losses on non-impaired loans and on POCI loans.

National Bank of Canada	19
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

ABA Bank

The ABA Bank subsidiary’s net income totalled $99 million in the second quarter of 2024, up $14 million or 16% year over year. Its second-quarter total revenues rose 17% year over year, mainly due to sustained asset growth, partly offset by higher interest expense on deposits. Its second-quarter non-interest expenses stood at $73 million, an $8 million or 12% year-over-year increase attributable to higher compensation and employee benefits (notably due to wage growth given a greater number of employees) and to higher occupancy expenses resulting from the subsidiary’s business growth and opening of new branches. The subsidiary’s provisions for credit losses, which stood at $11 million in the second quarter of 2024, rose $5 million year over year. This increase came from higher provisions for credit losses on impaired loans.

For the six-month period ended April 30, 2024, ABA Bank’s net income totalled $192 million, up $16 million or 9% year over year. Growth in the subsidiary’s business activities, mainly sustained asset growth, drove a 13% year-over-year increase in its first-half total revenues. This revenue increase was, however, partly offset by a higher interest expense on deposits. First-half non-interest expenses stood at $138 million, a 10% year-over-year increase that was due to the same reasons provided above for the second quarter. The subsidiary’s first-half provisions for credit losses stood at $22 million, a $12 million year-over- year increase that stems from higher provisions for credit losses on impaired loans, partly offset by lower provisions for credit losses on non-impaired loans.

Other

(millions of Canadian dollars)	Quarter ended April 30		Six months ended April 30
	2024	2023	2024	2023
Operating results
Net interest income(1)	(97)	(167)	(197)	(309)
Non-interest income(1)	(83)	(28)	(168)	(73)
Total revenues	(180)	(195)	(365)	(382)
Non-interest expenses	40	20	71	68
Income before provisions for credit losses and income taxes	(220)	(215)	(436)	(450)
Provisions for credit losses	1	3	(3)	2
Income before income taxes	(221)	(218)	(433)	(452)
Income taxes (recovery)(1)	(126)	(156)	(267)	(297)
Net loss	(95)	(62)	(166)	(155)
Non-controlling interests	(1)	(1)	(1)	(1)
Net loss attributable to the Bank’s shareholders and holders of other equity instruments	(94)	(61)	(165)	(154)
Less: Specified items after income taxes(2)	–	–	–	(24)
Net loss – Adjusted(2)	(95)	(62)	(166)	(131)
Average assets(3)	67,777	70,458	65,089	72,981

(1)	For the quarter ended April 30, 2024, Net interest income was reduced by $14 million ($76 million in 2023), Non-interest income was reduced by $73 million ($56 million in 2023), and an equivalent amount was recorded in Income taxes (recovery). For the six-month period ended April 30, 2024, Net interest income was reduced by $51 million ($154 million in 2023), Non- interest income was reduced by $146 million ($108 million in 2023), and an equivalent amount was recorded in Income taxes (recovery). These adjustments include a reversal of the taxable equivalent of the Financial Markets segment and the Other heading. Taxable equivalent basis is a calculation method that consists in grossing up certain revenues taxed at lower rates by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. In light of the proposed legislation with respect to Canadian dividends, the Bank did not either recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see the Income Taxes section).
(2)	See the Financial Reporting Method section on pages 4 to 10 for additional information on non-GAAP financial measures.
(3)	Represents an average of the daily balances for the period.

For the Other heading of segment results, there was a net loss of $95 million in the second quarter of 2024 compared to a net loss of $62 million in the second quarter of 2023. This change in net loss was partly due to a lower contribution from Treasury activities associated with the Bank’s asset/liability management activities. In addition, second-quarter non-interest expenses were up year over year, notably due to increases in variable compensation and in occupancy expenses, the latter arising from a temporary overlap during the transition to the Bank’s new head office building.

For the six-month period ended April 30, 2024, net loss stood at $166 million compared to a $155 million net loss in the first six months of 2023. This change in net loss was due to the same reasons provided above for the second quarter. A specified item recorded in the first half of 2023, namely, the $24 million tax expense related to the Canadian government’s 2022 tax measures, had a $24 million favourable impact on the change in net loss. Adjusted net loss was $166 million for the first half of 2024 compared to an adjusted net loss of $131 million in the first half 2023.

National Bank of Canada	20
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Consolidated Balance Sheet

Consolidated Balance Sheet Summary

(millions of Canadian dollars)	As at April 30, 2024	As at October 31, 2023(1)	% Change
Assets
Cash and deposits with financial institutions	29,678	35,234	(16)
Securities	130,440	121,818	7
Securities purchased under reverse repurchase agreements and securities borrowed	21,157	11,260	88
Loans and acceptances, net of allowances	234,770	225,443	4
Other	25,645	29,722	(14)
	441,690	423,477	4
Liabilities and equity
Deposits	306,881	288,173	6
Other	109,242	110,972	(2)
Subordinated debt	1,237	748	65
Equity attributable to the Bank’s shareholders and holders of other equity instruments	24,329	23,582	3
Non–controlling interests	1	2	(50)
	441,690	423,477	4

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.

Assets

As at April 30, 2024, the Bank had total assets of $441.7 billion, an $18.2 billion or 4% increase from $423.5 billion as at October 31, 2023. At $29.7 billion as at April 30, 2024, cash and deposits with financial institutions decreased $5.5 billion, mainly due to a decrease in deposits with regulated financial institutions, in particular the U.S. Federal Reserve, partly offset by an increase in deposits with the Bank of Canada.

Since October 31, 2023, securities rose $8.6 billion due to a $6.2 billion or 6% increase in securities at fair value through profit or loss, with this increase being essentially attributable to equity securities, partly offset by a decrease in securities issued or guaranteed by U.S. Treasury, other U.S. agencies, and other foreign governments. The increase was also due to a $2.4 billion increase in securities other than those measured at fair value through profit or loss, with this increase being essentially attributable to securities issued or guaranteed by U.S. Treasury, other U.S. agencies, and other foreign governments and to securities issued or guaranteed by the Canadian government. Securities purchased under reverse repurchase agreements and securities borrowed increased by $9.9 billion since October 31, 2023, mainly due to the activities of the Financial Markets segment and Treasury.

Totalling $234.8 billion as at April 30, 2024, loans and acceptances, net of allowances for credit losses, rose $9.4 billion or 4% since October 31, 2023. The following table provides a breakdown of the main loan and acceptance portfolios.

(millions of Canadian dollars)	As at April 30, 2024	As at October 31, 2023	As at April 30, 2023
Loans and acceptances
Residential mortgage and home equity lines of credit	119,548	116,444	113,069
Personal	17,253	16,761	15,627
Credit card	2,644	2,603	2,433
Business and government	96,536	90,819	85,705
	235,981	226,627	216,834
Allowances for credit losses	(1,211)	(1,184)	(1,070)
	234,770	225,443	215,764

Since October 31, 2023, residential mortgages (including home equity lines of credit) rose $3.1 billion or 3% given the business activities of the Personal and Commercial segment, the Financial Markets segment, and the Credigy and ABA Bank subsidiaries. Also since October 31, 2023, personal loans were up $0.5 billion, credit card receivables were up slightly and loans and acceptances to business and government rose $5.7 billion or 6%, mainly due to business growth at Commercial Banking, in the Financial Markets segment, in the Wealth Management segment, and at the Credigy and ABA Bank subsidiaries.

Since April 30, 2023, loans and acceptances, net of allowances for credit losses, grew $19.0 billion or 9%. Residential mortgages (including home equity lines of credit) were up $6.4 billion or 6% due to sustained demand for mortgage credit in the Personal and Commercial segment and to business growth in the Financial Markets segment and at the Credigy and ABA Bank subsidiaries. Also since April 30, 2023, personal loans rose $1.7 billion, credit card receivables were up $0.2 billion, and loans and acceptances to business and government grew $10.8 billion or 13%, owing essentially to the activities of the Financial Markets segment, Commercial Banking, and ABA Bank.

National Bank of Canada	21
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Impaired loans include all loans classified in Stage 3 of the expected credit loss model and POCI loans. As at April 30, 2024, gross impaired loans stood at $1,730 million compared to $1,584 million as at October 31, 2023. As for net impaired loans, they totalled $1,426 million as at April 30, 2024 compared to $1,276 million as at October 31, 2023. Net impaired loans excluding POCI loans amounted to $864 million as at April 30, 2024, rising $258 million from $606 million as at October 31, 2023. This increase was due to an increase in the net impaired loans of the loan portfolios of Personal Banking and Commercial Banking, the Financial Markets segment, and the Credigy (excluding POCI loans) and ABA Bank subsidiaries. Net POCI loans stood at $562 million as at April 30, 2024 compared to $670 million as at October 31, 2023, a decrease due to the maturities of certain portfolios and to loan repayments.

As at April 30, 2024, other assets totalled $25.6 billion, a $4.1 billion decrease since October 31, 2023 that came mainly from a decrease in derivative financial instruments.

Liabilities

As at April 30, 2024, the Bank had total liabilities of $417.4 billion compared to $399.9 billion as at October 31, 2023.

The Bank’s total deposit liability stood at $306.9 billion as at April 30, 2024, rising $18.7 billion or 6% from $288.2 billion as at October 31, 2023. As at April 30, 2024, personal deposits stood at $92.7 billion, rising $4.8 billion since October 31, 2023. This increase was driven by business growth at Personal Banking, in both the Financial Markets and Wealth Management segments, and at ABA Bank.

Business and government deposits stood at $209.8 billion as at April 30, 2024, rising $12.5 billion since October 31, 2023. This increase came from Treasury funding activities, including $4.7 billion in deposits subject to bank recapitalization (bail–in) conversion regulations, as well as from Commercial Banking activities. Deposits from deposit–taking institutions stood at $4.3 billion as at April 30, 2024, rising $1.3 billion since October 31, 2023.

Other liabilities, totalling $109.2 billion as at April 30, 2024, decreased $1.8 billion since October 31, 2023, resulting essentially from a $3.1 billion decrease in acceptances and a $2.8 billion decrease in obligations related to securities sold short. These decreases were partly offset by a $3.2 billion increase in obligations related to securities sold under repurchase agreements and securities loaned and a $1.6 billion increase in liabilities related to transferred receivables.

Subordinated debt increased since October 31, 2023 as a result of the $500 million issuance of medium–term notes on February 5, 2024.

Equity

As at April 30, 2024, equity attributable to the Bank’s shareholders and holders of other equity instruments was $24.3 billion, rising $0.7 billion since October 31, 2023. This increase was due to net income net of dividends and to issuances of common shares under the Stock Option Plan. These increases were partly offset by the net fair value change attributable to the credit risk on financial liabilities designated at fair value through profit or loss and by accumulated other comprehensive income.

Related Party Transactions

The Bank’s policies and procedures regarding related party transactions have not significantly changed since October 31, 2023. For additional information, see Note 28 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Securitization and Off–Balance–Sheet Arrangements

In the normal course of business, the Bank is party to various financial arrangements that, under IFRS, are not required to be recorded on the Consolidated Balance Sheet or are recorded under amounts other than their notional or contractual values. These arrangements include, among others, transactions with structured entities, derivative financial instruments, issuances of guarantees, credit instruments, and financial assets received as collateral. A complete analysis of these types of arrangements, including their nature, business purpose, and importance, is provided on pages 51 and 52 of the 2023 Annual Report.

For additional information on financial assets transferred but not derecognized, guarantees, commitments, and structured entities, see Notes 8, 26, and 27 to the audited annual consolidated financial statements for the year ended October 31, 2023.

National Bank of Canada	22
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Financial Analysis

Income Taxes

Notice of Assessment

In April 2024, the Bank was reassessed by the Canada Revenue Agency (CRA) for additional income tax and interest of approximately $110 million (including estimated provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2019 taxation year.

In prior fiscal years, the Bank had been reassessed for additional income tax and interest of approximately $965 million (including provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2012-2018 taxation years.

In the reassessments, the CRA alleges that the dividends were received as part of a “dividend rental arrangement”.

In October 2023, the Bank filed a notice of appeal with the Tax Court of Canada, and the matter is now in litigation. The CRA may issue reassessments to the Bank for taxation years subsequent to 2019 in regard to certain activities similar to those that were the subject of the above–mentioned reassessments. The Bank remains confident that its tax position was appropriate and intends to vigorously defend its position. As a result, no amount has been recognized in the consolidated financial statements as at April 30, 2024.

Canadian Government’s 2022 Tax Measures

On November 4, 2022, the Government of Canada introduced Bill C–32 – An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 3, 2022 and certain provisions of the budget tabled in Parliament on April 7, 2022 to implement tax measures applicable to certain entities of banking and life insurer groups, as presented in its April 7, 2022 budget. These tax measures included the Canada Recovery Dividend (CRD), which is a one–time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as a 1.5% increase in the statutory tax rate. On December 15, 2022, Bill C–32 received royal assent. Given that these tax measures were in effect as at January 31, 2023, a $32 million tax expense for the CRD and an $8 million tax recovery for the tax rate increase, including the impact related to current and deferred taxes for fiscal 2022, were recognized in the consolidated financial statements during the quarter ended January 31, 2023.

Proposed Legislation

On November 30, 2023, the Government of Canada introduced Bill C–59 – An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023 to implement tax measures applicable to the Bank. The measures include the denial of the deduction in respect of dividends received after 2023 on shares that are mark–to–market property for tax purposes (except for dividends received on “taxable preferred shares” as defined in the Income Tax Act), as well as the application of a 2% tax on the net value of equity repurchases occurring as of January 1, 2024. Although these tax measures were not substantively enacted at the reporting date, the consolidated financial statements reflect, since January 1, 2024, the denial of the deduction in respect of the dividends covered by Bill C–59.

On May 2, 2024, the Government of Canada introduced Bill C–69 – An Act to implement certain provisions of the budget tabled in Parliament on April 16, 2024. The bill includes the Pillar 2 rules (global minimum tax) published by the Organisation for Economic Co–operation and Development (OECD) that will apply to fiscal years beginning on or after December 31, 2023 (November 1, 2024 for the Bank). To date, the Pillar 2 rules have been included in a bill or enacted in certain jurisdictions where the Bank operates. The Pillar 2 rules do not apply to this fiscal year, and the Bank is currently assessing its income tax exposure arising from these rules.

National Bank of Canada	23
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Capital Management

Capital management has a dual role of ensuring a competitive return to the Bank’s shareholders while maintaining a solid capital foundation that covers the risks inherent to the Bank’s business activities, supports its business segments, and protects its clients. The Bank’s capital management policy defines the guiding principles as well as the roles and responsibilities of its internal capital adequacy assessment process. This process aims to determine the capital that the Bank needs to maintain to pursue its business activities and accommodate unexpected losses arising from extremely adverse economic and operational conditions. For additional information on the capital management framework, see the Capital Management section on pages 53 to 61 of the Bank’s 2023 Annual Report.

Basel Accord

The Bank and all other major Canadian banks have to maintain the following minimum capital ratios established by OSFI: a CET1 capital ratio of at least 11.5%, a Tier 1 capital ratio of at least 13.0%, and a Total capital ratio of at least 15.0%. For additional information on the ratio calculations, see pages 54 and 55 of the 2023 Annual Report. All of these ratios include a capital conservation buffer of 2.5% established by the BCBS and OSFI, a 1.0% surcharge applicable solely to Domestic Systemically Important Banks (D–SIBs), and a 3.5% domestic stability buffer (DSB) established by OSFI. The DSB, which can vary from 0% to 4.0% of risk–weighted assets (RWA), consists exclusively of CET1 capital. A D–SIB that fails to meet this buffer requirement will not be subject to automatic constraints to reduce capital distributions but will have to provide a remediation plan to OSFI. The Bank must also meet the requirements of the capital output floor that will ensure that its total calculated RWA is not below 72.5% of the total RWA as calculated under the Basel III Standardized Approaches. OSFI is allowing a phase–in of the floor factor over three years, starting at 65.0% in the second quarter of 2023 and rising 2.5% per year to reach 72.5% in fiscal 2026. For fiscal 2024, the floor factor is set at 67.5%. If the capital requirement is less than the capital output floor requirement after applying the floor factor, the difference is added to the total RWA. Lastly, OSFI requires D–SIBs to maintain a Basel III leverage ratio of at least 3.5%, which includes a Tier 1 capital buffer of 0.5% applicable only to D–SIBs. For additional information on the leverage ratio calculation, see page 55 of the 2023 Annual Report.

In the first quarter of 2024, the Bank implemented OSFI’s finalized guidance of the revised market risk framework, consistent with the BCBS’s Fundamental Review of the Trading Book (FRTB) as well as the revised credit valuation adjustment (CVA) risk framework. For both market risk and CVA, the Bank uses the sensitivities–based Standardized Approach (SA) for computing RWA. The implementation of these revised frameworks on November 1, 2023 had a negative impact of 38 bps on the Bank’s CET1 capital ratio.

In addition, OSFI requires that regulatory capital instruments other than common equity must have a non–viability contingent capital (NVCC) clause to ensure that investors bear losses before taxpayers should the government determine that rescuing a non–viable financial institution is in the public interest. The Bank’s regulatory capital instruments, other than common shares, all have an NVCC clause.

OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline, which applies to all D–SIBs under the federal government’s bail–in regulations, is intended to ensure that a D–SIB has sufficient loss–absorbing capacity to support its internal recapitalization in the unlikely event it becomes non–viable. Available TLAC includes total capital as well as certain senior unsecured debts that satisfy all of the eligibility criteria of OSFI’s TLAC guideline. OSFI requires D–SIBs to maintain a risk– based TLAC ratio of at least 25.0% (including the DSB) of RWA and a TLAC leverage ratio of at least 7.25%. The TLAC ratio is calculated by dividing available TLAC by RWA, and the TLAC leverage ratio is calculated by dividing available TLAC by total exposure. As at April 30, 2024, outstanding liabilities of $22.4 billion ($17.7 billion as at October 31, 2023) were subject to conversion under the bail–in regulations.

Requirements – Regulatory Capital(1), Leverage(1), and TLAC(2) Ratios

	Requirements as at April 30, 2024
	Minimum	Capital conservation buffer	Minimum set by BCBS	D–SIB surcharge	Minimum set by OSFI	Domestic stability buffer(3)	Minimum set by OSFI, including the domestic stability buffer	Ratios as at April 30, 2024
Capital ratios
CET1	4.5%	2.5%	7.0%	1.0%	8.0%	3.5%	11.5%	13.2%
Tier 1	6.0%	2.5%	8.5%	1.0%	9.5%	3.5%	13.0%	15.5%
Total	8.0%	2.5%	10.5%	1.0%	11.5%	3.5%	15.0%	16.7
Leverage ratio	3.0%	n.a.	3.0%	0.5%	3.5%	n.a.	3.5%	4.4
TLAC ratio	21.5%	n.a.	21.5%	n.a.	21.5%	3.5%	25.0%	30.2
TLAC leverage ratio	6.75%	n.a.	6.75%	0.5%	7.25%	n.a.	7.25%	8.5

n.a.	Not applicable
(1)	The capital ratios and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI’s Capital Adequacy Requirements Guideline and Leverage Requirements Guideline.
(2)	The TLAC ratio and the TLAC leverage ratio are calculated in accordance with OSFI’s Total Loss Absorbing Capacity Guideline.
(3)	On December 8, 2023, OSFI confirmed that the domestic stability buffer was being maintained at 3.5%.

National Bank of Canada	24
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Capital Management

The Bank ensures that its capital levels are always above the minimum capital requirements set by OSFI, including the DSB. By maintaining a strong capital structure, the Bank can cover the risks inherent to its business activities, support its business segments, and protect its clients.

Other disclosure requirements pursuant to Pillar 3 of the Basel Accord and a set of recommendations defined by the Enhanced Disclosure Task Force (EDTF) are presented in the Supplementary Regulatory Capital and Pillar 3 Disclosure report published quarterly and available on the Bank’s website at nbc.ca.

Furthermore, a complete list of capital instruments and their main features is also available on the Bank’s website.

Regulatory Developments

The Bank closely monitors regulatory developments and participates actively in various consultative processes. During the first quarter of 2024, the Bank implemented the revised market risk and CVA risk frameworks. Since November 1, 2023, there have been no other new regulatory developments to be considered.

Management Activities

On December 12, 2023, the Bank began a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.1% of its then outstanding common shares) over the 12–month period ending no later than December 11, 2024. During the six–month period ended April 30, 2024, the Bank did not repurchase any common shares.

On February 5, 2024, the Bank issued medium–term notes for a total amount of $500 million bearing interest at 5.279% and maturing on February 15, 2034. Given that the medium–term notes satisfy the NVCC requirements, they qualify for the purposes of calculating regulatory capital under the Basel III rules.

Dividends

On May 28, 2024, the Board of Directors declared regular dividends on the various series of first preferred shares and a dividend of $1.10 per common share, up 4 cents or 4%, payable on August 1, 2024 to shareholders of record on June 24, 2024.

Shares, Other Equity Instruments, and Stock Options

	As at April 30, 2024
	Number of shares or LRCN(1)	$ million
First preferred shares
Series 30	14,000,000	350
Series 32	12,000,000	300
Series 38	16,000,000	400
Series 40	12,000,000	300
Series 42	12,000,000	300
	66,000,000	1,650
Other equity instruments
LRCN – Series 1	500,000	500
LRCN – Series 2	500,000	500
LRCN – Series 3	500,000	500
	1,500,000	1,500
	67,500,000	3,150
Common shares	340,055,711	3,413
Stock options	11,114,061

(1)	Limited Recourse Capital Notes (LRCN).

As at May 24, 2024, there were 340,040,496 common shares and 10,958,068 stock options outstanding. NVCC provisions require the conversion of capital instruments into a variable number of common shares should OSFI deem a bank to be non–viable or should the government publicly announce that a bank has accepted or agreed to accept a capital injection. If an NVCC trigger event were to occur, all of the Bank’s preferred shares, LRCNs, and medium–term notes maturing on August 16, 2032 and on February 15, 2034, which are NVCC capital instruments, would be converted into common shares of the Bank according to an automatic conversion formula at a conversion price corresponding to the greater of the following amounts: (i) a $5.00 contractual floor price; or (ii) the market price of the Bank’s common shares on the date of the trigger event (10–day weighted average price). Based on a $5.00 floor price and including an estimate for accrued dividends and interest, these NVCC capital instruments would be converted into a maximum of 1,020 million Bank common shares, which would have a 75.0% dilutive effect based on the number of Bank common shares outstanding as at April 30, 2024.

National Bank of Canada	25
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Capital Management

Movement in Regulatory Capital(1)

(millions of Canadian dollars)	Six months ended April 30, 2024
Common Equity Tier 1 (CET1) capital
Balance at beginning	16,920
Issuance of common shares (including Stock Option Plan)	92
Impact of shares purchased or sold for trading	16
Repurchase of common shares	–
Other contributed surplus	7
Dividends on preferred and common shares and distributions on other equity instruments	(805)

Net income attributable to the Bank’s shareholders and holders of other equity instruments	1,829
Removal of own credit spread (net of income taxes)	375
Impact of adopting IFRS 17	(94)

Other	(306)
Movements in accumulated other comprehensive income
Translation adjustments	(57)
Debt securities at fair value through other comprehensive income	24
Other	–

Change in goodwill and intangible assets (net of related tax liability)	23
Other, including regulatory adjustments
Change in defined benefit pension plan asset (net of related tax liability)	(10)
Change in amount exceeding 15% threshold
Deferred tax assets	–
Significant investment in common shares of financial institutions	–
Deferred tax assets, unless they result from temporary differences (net of related tax liability)	(5)
Other deductions or regulatory adjustments to CET1 implemented by OSFI	–
Change in other regulatory adjustments	–
Balance at end	18,009
Additional Tier 1 capital
Balance at beginning	3,148
New Tier 1 eligible capital issuances	–
Redeemed capital	–
Other, including regulatory adjustments	2
Balance at end	3,150
Total Tier 1 capital	21,159
Tier 2 capital
Balance at beginning	988
New Tier 2 eligible capital issuances	500
Redeemed capital	–
Tier 2 instruments issued by subsidiaries and held by third parties	–
Change in certain allowances for credit losses	22
Other, including regulatory adjustments	33
Balance at end	1,543
Total regulatory capital	22,702

(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.

National Bank of Canada	26
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Capital Management

Risk–Weighted Assets by Key Risk Drivers

Risk–weighted assets (RWA) amounted to $136.1 billion as at April 30, 2024 compared to $125.6 billion as at October 31, 2023, a $10.5 billion increase resulting from organic growth in RWA, a deterioration in the credit quality of the loan portfolio, and methodology changes related mainly to the implementation of the revised market risk and CVA risk frameworks, partly offset by foreign exchange movements. The changes in the Bank’s RWA by risk type are presented in the following table.

Movement of Risk–Weighted Assets by Key Drivers(1)

(millions of Canadian dollars)					Quarter ended
	April 30, 2024			January 31, 2024	October 31, 2023
	Non– counterparty credit risk	Counterparty credit risk	Total	Total	Total
Credit risk – Risk–weighted assets at beginning	102,639	6,199	108,838	107,145	102,087
Book size	2,437	47	2,484	5,020	2,288
Book quality	866	(358)	508	435	1,045
Model updates	–	–	–	(31)	(107)
Methodology and policy	–	–	–	(2,629)	–
Acquisitions and disposals	–	–	–	–	–
Foreign exchange movements	752	81	833	(1,102)	1,832
Credit risk – Risk–weighted assets at end	106,694	5,969	112,663	108,838	107,145
Market risk – Risk–weighted assets at beginning			10,148	5,662	5,985
Movement in risk levels(2)			(507)	(352)	(323)
Model updates			–	–	–
Methodology and policy			–	4,838	–
Acquisitions and disposals			–	–	–
Market risk – Risk–weighted assets at end			9,641	10,148	5,662
Operational risk – Risk–weighted assets at beginning			13,384	12,785	12,490
Movement in risk levels			427	599	295
Methodology and policy			–	–	–
Acquisitions and disposals			–	–	–
Operational risk – Risk–weighted assets at end			13,811	13,384	12,785
Risk–weighted assets at end			136,115	132,370	125,592

(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2)	Also includes foreign exchange rate movements that are not considered material.

The table above provides risk–weighted asset movements by the key drivers underlying the different risk categories.

The Book size item reflects organic changes in book size and composition (including new loans and maturing loans). RWA movements attributable to book size include increases or decreases in exposures, measured by exposure at default, assuming a stable risk profile.

The Book quality item is the Bank’s best estimate of changes in book quality related to experience, such as underlying customer behaviour or demographics, including changes resulting from model recalibrations or realignments and also including risk mitigation factors.

The Model updates item is used to reflect implementations of new models, changes in model scope, and any other change applied to address model malfunctions.

The Methodology and policy item presents the impact of changes in calculation methods resulting from changes in regulatory policies or from new regulations. During the first quarter of 2024, the Bank refined the credit risk RWA calculation related to derivatives and certain non–retail exposures, and it also implemented OSFI’s revised market risk and CVA risk frameworks.

National Bank of Canada	27
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Capital Management

Regulatory Capital Ratios, Leverage Ratio, and TLAC Ratios

As at April 30, 2024, the Bank’s CET1, Tier 1, and Total capital ratios were, respectively, 13.2%, 15.5%, and 16.7% compared to ratios of, respectively, 13.5%, 16.0%, and 16.8% as at October 31, 2023. All of the capital ratios decreased since October 31, 2023, essentially due to RWA growth and to the impact of implementing OSFI’s revised market risk and CVA risk frameworks. These factors were partly offset by the positive contribution from net income (net of dividends) and common share issuances under the Stock Option Plan.

As at April 30, 2024, the leverage ratio was 4.4%, stable compared to October 31, 2023, as growth in total exposure was offset by growth in Tier 1 capital.

As at April 30, 2024, the Bank’s TLAC ratio and TLAC leverage ratio were, respectively, 30.2% and 8.5% compared to 29.2% and 8.0%, respectively, as at October 31, 2023. The increases in both the TLAC and TLAC leverage ratios are primarily explained by the net issuances of instruments that met the TLAC eligibility criteria during the period.

During the quarter and six–month period ended April 30, 2024, the Bank was compliant with all of OSFI’s regulatory capital, leverage, and TLAC requirements.

Regulatory Capital(1), Leverage Ratio(1) and TLAC(2)

(millions of Canadian dollars)	As at April 30, 2024	As at October 31, 2023
Capital
CET1	18,009	16,920
Tier 1	21,159	20,068
Total	22,702	21,056
Risk–weighted assets	136,115	125,592
Total exposure	484,467	456,478
Capital ratios
CET1	13.2%	13.5%
Tier 1	15.5%	16.0%
Total	16.7%	16.8%
Leverage ratio	4.4%	4.4%
Available TLAC	41,095	36,732
TLAC ratio	30.2%	29.2%
TLAC leverage ratio	8.5%	8.0%

(1)	Capital, risk–weighted assets, total exposure, the capital ratios, and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI’s Capital Adequacy Requirements Guideline and Leverage Requirements Guideline.
(2)	Available TLAC, the TLAC ratio, and the TLAC leverage ratio are calculated in accordance with OSFI’s Total Loss Absorbing Capacity Guideline.

Risk Management

Risk–taking is intrinsic to a financial institution’s business. The Bank views risk as an integral part of its development and the diversification of its activities. It advocates a risk management approach that is consistent with its business strategy. The Bank voluntarily exposes itself to certain risk categories, particularly credit and market risk, in order to generate revenue. It also assumes certain risks that are inherent to its activities–to which it does not choose to expose itself–and that do not generate revenue, i.e., mainly operational risks.

Despite the exercise of stringent risk management and existing mitigation measures, risk cannot be eliminated entirely, and residual risks may occasionally cause losses. Certain risks are discussed hereafter. For additional information, see the Risk Management section on pages 62 to 106 of the 2023 Annual Report. Risk management information is also provided in Note 7 to the consolidated financial statements, which covers loans.

Credit Risk

Credit risk is the risk of incurring a financial loss if an obligor does not fully honour its contractual commitments to the Bank. Obligors may be debtors, issuers, counterparties, or guarantors. Credit risk is the most significant risk facing the Bank in the normal course of business.

Between March 2, 2022 and July 12, 2023, the Bank of Canada raised its policy rate ten times; the rate has thus risen from 0.25% to 5%. In its last four announcements, which took place between December 6, 2023 and April 10, 2024, the central bank opted for a pause, holding the policy rate steady. This rapid increase in rates, undertaken primarily to counter inflation in Canada, is putting pressure on the ability of borrowers to make payments, notably borrowers with variable–rate mortgages or for whom the mortgage term is up for renewal.

National Bank of Canada	28
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

Regulatory Developments

The Bank closely monitors regulatory developments and participates actively in various consultative processes. For additional information about the regulatory context on October 31, 2023, see page 77 of the Risk Management section of the 2023 Annual Report. In addition, since November 1, 2023, the below– described regulatory development should also be considered.

On February 5, 2024, the Prohibition on the Purchase of Residential Property by Non–Canadians Act, which was to be in effect until January 1, 2025, was extended until January 1, 2027.

The amounts in the following tables represent the Bank’s maximum exposure to credit risk as at the financial reporting date without considering any collateral held or any other credit enhancements. These amounts do not include allowances for credit losses nor amounts pledged as collateral. The tables also exclude equity securities.

Maximum Credit Risk Exposure Under the Basel Asset Categories(1)

(millions of Canadian dollars)							As at April 30, 2024
	Drawn(2)	Undrawn commitments	Repo–style transactions(3)	Derivative financial instruments	Other off–balance– sheet items(4)	Total	Standardized Approach(5)	IRB Approach
Retail
Residential mortgages	77,584	9,299	–	–	–	86,883	12%	88%
Qualifying revolving retail	3,187	12,446	–	–	–	15,633	–%	100%
Other retail	16,854	2,721	–	–	32	19,607	14%	86%
	97,625	24,466	–	–	32	122,123
Non–retail
Corporate	93,832	30,571	40,203	338	8,101	173,045	15%	85%
Sovereign	59,568	5,928	77,712	–	310	143,518	3%	97%
Financial institutions	7,498	1,004	128,947	2,602	1,593	141,644	28%	72%
	160,898	37,503	246,862	2,940	10,004	458,207
Trading portfolio	–	–	–	15,902	–	15,902	2%	98%
Securitization	4,638	–	–	–	5,349	9,987	92%	8%
Total – Gross credit risk	263,161	61,969	246,862	18,842	15,385	606,219	15%	85%
Standardized Approach(5)	37,653	1,271	44,061	2,756	5,740	91,481
IRB Approach	225,508	60,698	202,801	16,086	9,645	514,738
Total – Gross credit risk	263,161	61,969	246,862	18,842	15,385	606,219	15%	85%

(millions of Canadian dollars)							As at October 31, 2023
	Drawn(2)	Undrawn commitments	Repo–style transactions(3)	Derivative financial instruments	Other off–balance– sheet items(4)	Total	Standardized Approach(5)	IRB Approach
Retail
Residential mortgages	77,073	9,094	–	–	–	86,167	12%	88%
Qualifying revolving retail	3,183	12,052	–	–	–	15,235	–%	100%
Other retail	16,078	2,692	–	–	33	18,803	13%	87%
	96,334	23,838	–	–	33	120,205
Non–retail
Corporate	91,994	27,846	38,549	385	6,915	165,689	18%	82%
Sovereign	61,438	5,921	61,580	–	267	129,206	3%	97%
Financial institutions	6,719	1,002	98,222	3,013	1,506	110,462	23%	77%
	160,151	34,769	198,351	3,398	8,688	405,357
Trading portfolio	–	–	–	13,778	–	13,778	2%	98%
Securitization	4,351	–	–	–	5,318	9,669	92%	8%
Total – Gross credit risk	260,836	58,607	198,351	17,176	14,039	549,009	15%	85%
Standardized Approach(5)	35,461	1,260	34,717	3,211	5,568	80,217
IRB Approach	225,375	57,347	163,634	13,965	8,471	468,792
Total – Gross credit risk	260,836	58,607	198,351	17,176	14,039	549,009	15%	85%

(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2)	Excludes equity securities and certain other assets such as investments in deconsolidated subsidiaries and joint ventures, right–of–use properties and assets, goodwill, deferred tax assets, and intangible assets.
(3)	Securities purchased under reverse repurchase agreements and sold under repurchase agreements as well as securities loaned and borrowed.
(4)	Letters of guarantee, documentary letters of credit, and securitized assets that represent the Bank’s commitment to make payments in the event that an obligor cannot meet its financial obligations to third parties.
(5)	Includes exposures to qualifying central counterparties (QCCP).

National Bank of Canada	29
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

To meet OSFI’s mortgage loan disclosure requirements, additional information has been provided in Supplementary Financial Information – Second Quarter 2024 and in Supplementary Regulatory Capital and Pillar 3 Disclosure – Second Quarter 2024, which are available on the Bank’s website at nbc.ca.

Market Risk

Market risk is the risk of losses arising from movements in market prices. The Bank is exposed to market risk through its participation in trading, investment, and asset/liability management activities. In recent years, the Bank has been operating in a volatile environment. The geopolitical landscape (notably the Russia–Ukraine war and the clashes between Israel and Hamas), inflation, climate change, and higher interest rates continue to create uncertainty.

The following tables provide a breakdown of the Bank’s Consolidated Balance Sheet into financial assets and liabilities by those that carry market risk and those that do not carry market risk, distinguishing between trading positions whose main risk measures are Value–at–Risk (VaR) and non–trading positions that use other risk measures.

Reconciliation of Market Risk With Consolidated Balance Sheet Items

(millions of Canadian dollars)					As at April 30, 2024
		Market risk measures
	Balance sheet	Trading(1)	Non–trading(2)	Not subject to market risk	Non–traded risk primary risk sensitivity
Assets
Cash and deposits with financial institutions	29,678	1,281	16,449	11,948	Interest rate(3)
Securities
At fair value through profit or loss	106,180	102,934	3,246	–	Interest rate(3) and equity
At fair value through other comprehensive income	12,077	–	12,077	–	Interest rate(3) and equity(4)
At amortized cost	12,183	–	12,183	–	Interest rate(3)
Securities purchased under reverse repurchase agreements and securities borrowed	21,157	–	21,157	–	Interest rate(3)(5)
Loans and acceptances, net of allowances	234,770	13,853	220,917	–	Interest rate(3)
Derivative financial instruments	12,580	12,268	312	–	Interest rate and exchange rate
Defined benefit asset	372	–	372	–	Other
Other	12,693	570	–	12,123
	441,690	130,906	286,713	24,071

Liabilities
Deposits	306,881	23,010	283,871	–	Interest rate(3)
Acceptances	3,508	–	3,508	–	Interest rate(3)
Obligations related to securities sold short	10,880	10,880	–	–
Obligations related to securities sold under repurchase agreements and securities loaned	41,494	–	41,494	–	Interest rate(3)(5)
Derivative financial instruments	19,164	18,518	646	–	Interest rate and exchange rate
Liabilities related to transferred receivables	26,626	9,778	16,848	–	Interest rate(3)
Defined benefit liability	97	–	97	–	Other
Other	7,473	–	48	7,425	Interest rate(3)
Subordinated debt	1,237	–	1,237	–	Interest rate(3)
	417,360	62,186	347,749	7,425

(1)	Trading positions whose risk measure is total VaR. For additional information, see the table in the pages ahead and in the Market Risk section of the 2023 Annual Report that shows the VaR distribution of the trading portfolios by risk category and their diversification effect.
(2)	Non–trading positions that use other risk measures.
(3)	For additional information, see the table in the pages ahead and in the Market Risk section of the 2023 Annual Report that shows the VaR distribution of the trading portfolios by risk category and their diversification effect and the interest rate sensitivity table.
(4)	The fair value of equity securities designated at fair value through other comprehensive income is presented in Notes 4 and 6 to the consolidated financial statements.
(5)	These instruments are recorded at amortized cost and are subject to credit risk for capital management purposes. For trading–related transactions with maturities of more than one day, interest rate risk is included in the VaR measures.

National Bank of Canada	30
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Management’s Discussion and Analysis
Risk Management

(millions of Canadian dollars)	As at October 31, 2023(1)
		Market risk measures
	Balance sheet	Trading(2)	Non-trading(3)	Not subject to market risk	Non-traded risk primary risk sensitivity

Assets
Cash and deposits with financial institutions Securities	35,234	685	24,950	9,599	Interest rate(4)
At fair value through profit or loss	99,994	98,559	1,435	-	Interest rate(4) and equity(5)
At fair value through other comprehensive income Amortized cost	9,242	-	9,242	-	Interest rate(4) and equity(6)
Securities purchased under reverse repurchase agreements and securities borrowed	12,582	-	12,582	-	Interest rate(4)
Loans and acceptances, net of allowances	11,260	-	11,260	-	Interest rate(4)(7)
Derivative financial instruments	225,443	12,739	212,704	-	Interest rate(4)
Defined benefit asset	17,516	16,349	1,167	-	Interest rate(8) and exchange rate(8)
Other	356	-	356	-	Other(9)
	11,850	544	-	11,306
	423,477	128,876	273,696	20,905
Liabilities
Deposits	288,173	18,126	270,047	-	Interest rate(4)
Acceptances	6,627	-	6,627	-	Interest rate(4)
Obligations related to securities sold short	13,660	13,660	-	-
Obligations related to securities sold under repurchase agreements and securities loaned	38,347	-	38,347	-	Interest rate(4)(7)
Derivative financial instruments	19,888	19,145	743	-	Interest rate(8) and exchange rate(8)
Liabilities related to transferred receivables	25,034	9,507	15,527	-	Interest rate(4)
Defined benefit liability	94	-	94	-	Other(9)
Other	7,322	-	49	7,273	Interest rate(4)
Subordinated debt	748	-	748	-	Interest rate(4)
	399,893	60,438	332,182	7,273

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	Trading positions whose risk measures are VaR as well as total SVaR. For additional information, see the table on the following page and in the Market Risk section of the 2023 Annual Report that shows the VaR distribution of the trading portfolios by risk category and their diversification effect.
(3)	Non-trading positions that use other risk measures.
(4)	For additional information, see the table in the pages ahead and in the Market Risk section of the 2023 Annual Report that shows the VaR distribution of the trading portfolios by risk category and their diversification effect and the interest rate sensitivity table.
(5)	For additional information, see Note 6 to the audited annual consolidated financial statements for the year ended October 31, 2023.
(6)	The fair value of equity securities designated at fair value through other comprehensive income is presented in Notes 4 and 6 to the consolidated financial statements.
(7)	These instruments are recorded at amortized cost and are subject to credit risk for capital management purposes. For trading-related transactions with maturities of more than one day, interest rate risk is included in the VaR and SVaR measures.
(8)	For additional information, see Notes 16 and 17 to the audited annual consolidated financial statements for the year ended October 31, 2023.
(9)	For additional information, see Note 23 to the audited annual consolidated financial statements for the year ended October 31, 2023.

National Bank of Canada	31
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Management’s Discussion and Analysis
Risk Management

Trading Activities

The table below shows the VaR distribution of trading portfolios by risk category and their diversification effect.

VaR of Trading Portfolios(1)(2)

(millions of Canadian dollars)							Quarter ended		Six months ended
	April 30, 2024				January 31, 2024		April 30, 2023		April 30, 2024	April 30, 2023
	Low	High	Average	Period end	Average	Period end	Average	Period end	Average	Average
Interest rate	(7.8)	(13.3)	(10.2)	(10.1)	(8.0)	(8.5)	(6.5)	(6.3)	(9.1)	(6.6)
Exchange rate	(1.0)	(3.3)	(1.9)	(1.5)	(2.5)	(1.0)	(2.2)	(3.3)	(2.2)	(2.2)
Equity	(3.6)	(7.2)	(5.0)	(4.5)	(6.2)	(6.1)	(7.7)	(6.5)	(5.6)	(7.4)
Commodity	(1.2)	(1.7)	(1.4)	(1.5)	(1.8)	(1.7)	(1.1)	(1.4)	(1.6)	(1.1)
Diversification effect(3)	n.m.	n.m.	7.4	7.4	8.3	7.2	8.8	9.1	7.9	8.6
Total trading VaR	(8.8)	(14.1)	(11.1)	(10.2)	(10.2)	(10.1)	(8.7)	(8.4)	(10.6)	(8.7)

n.m.	Computation of a diversification effect for the high and low is not meaningful, as highs and lows may occur on different days and be attributable to different types of risk.
(1)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.
(2)	Amounts are presented on a pre-tax basis and represent one-day VaR using a 99% confidence level.
(3)	The total trading VaR is less than the sum of the individual risk factor VaR results due to the diversification effect.

The average VaR of trading portfolios increased from $10.2 million to $11.1 million between the first quarter and second quarter of 2024, mainly due to an increase in interest rate risk.

Daily Trading and Underwriting Revenues

The following chart shows daily trading and underwriting revenues and VaR. During the quarter ended April 30, 2024, daily trading and underwriting revenues were positive on 98% of the days. One trading day was marked by daily trading and underwriting net losses of more than $1 million. This loss did not exceed the VaR.

Quarter Ended April 30, 2024

(millions of Canadian dollars)

National Bank of Canada	32
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

Interest Rate Sensitivity – Non-Trading Activities (Before Tax)

The following table presents the potential before-tax impact of an immediate and sustained 100-basis-point increase or of an immediate and sustained 100-basis-point decrease in interest rates on the economic value of equity and on the net interest income of the Bank’s non-trading portfolios for the next 12 months, assuming no further hedging is undertaken.

(millions of Canadian dollars)	As at April 30, 2024			As at October 31, 2023
	Canadian dollar	Other currencies	Total	Canadian dollar	Other currencies	Total
Impact on equity
100-basis-point increase in the interest rate	(318)	(38)	(356)	(297)	2	(295)
100-basis-point decrease in the interest rate	306	37	343	272	7	279
Impact on net interest income
100-basis-point increase in the interest rate	77	(8)	69	73	1	74
100-basis-point decrease in the interest rate	(106)	2	(104)	(103)	1	(102)

Liquidity and Funding Risk

Liquidity and funding risk is the risk that the Bank will be unable to honour daily cash and financial obligations without resorting to costly and untimely measures. Liquidity and funding risk arises when sources of funds become insufficient to meet scheduled payments under the Bank’s commitments.

Liquidity risk stems from mismatched cash flows related to assets and liabilities as well as the characteristics of certain products such as credit commitments and non-fixed-term deposits.

Funding risk is defined as the risk to the Bank’s ongoing ability to raise sufficient funds to finance actual or proposed business activities on an unsecured or secured basis at an acceptable price. The funding management priority is to achieve an optimal balance between deposits, securitization, secured funding, and unsecured funding. This brings optimal stability to the funding and reduces vulnerability to unpredictable events.

Regulatory Developments

The Bank continues to closely monitor regulatory developments and participates actively in various consultative processes. For additional information about the regulatory context as at October 31, 2023, refer to page 91 of the Risk Management section in the 2023 Annual Report. Since November 1, 2023, the below-described regulatory development should also be considered.

On October 31, 2023, OSFI announced its decision on reviewing the Liquidity Adequacy Requirements (LAR) Guideline with respect to wholesale funding sources with retail-like characteristics, specifically high-interest savings account exchange-traded funds (HISA ETFs). OSFI determined these sources to be unsecure wholesale funding provided by other legal entities. Despite some retail-like characteristics and term agreements with depositors, the fact that these products are held directly by fund managers led OSFI to conclude that a 100% run-off factor for these products was appropriate. As a result, deposit-taking institutions exposed to such funding must hold sufficient high-quality liquid assets to support all HISA ETF balances that can be withdrawn within 30 days. Since January 31, 2024, all deposit-taking institutions have transitioned the measurement and related reporting to the run-off treatment specified in the LAR. Moreover, changes for reporting the LCR were calculated retrospectively to the start of the first quarter to account for daily fluctuations in the ratio (November 1, 2023 for the Bank).

Liquidity Management

Liquid Assets

To protect depositors and creditors from unexpected crisis situations, the Bank holds a portfolio of unencumbered liquid assets that can be readily liquidated to meet financial obligations. The majority of the unencumbered liquid assets are held in Canadian or U.S. dollars. Moreover, all assets that can be quickly monetized are considered liquid assets. The Bank’s liquidity reserves do not factor in the availability of the emergency liquidity facilities of central banks. The following tables provide information on the Bank’s encumbered and unencumbered assets.

National Bank of Canada	33
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

Liquid Asset Portfolio(1)

(millions of Canadian dollars)	As at April 30, 2024					As at October 31, 2023
	Bank-owned liquid assets(2)	Liquid assets received(3)	Total liquid assets	Encumbered liquid assets(4)	Unencumbered liquid assets	Unencumbered liquid assets
Cash and deposits with financial institutions Securities	29,678	-	29,678	10,516	19,162	25,944
Issued or guaranteed by the Canadian government, U.S. Treasury, other U.S. agencies and other foreign governments	35,248	50,858	86,106	47,645	38,461	29,062
Issued or guaranteed by Canadian provincial and municipal governments	12,680	7,331	20,011	13,303	6,708	6,403
Other debt securities	6,980	3,759	10,739	2,754	7,985	10,095
Equity securities	75,532	50,664	126,196	91,951	34,245	27,253
Loans
Securities backed by insured residential mortgages	12,830	-	12,830	6,373	6,457	6,140
As at April 30, 2024	172,948	112,612	285,560	172,542	113,018
As at October 31, 2023	169,888	87,919	257,807	152,910		104,897

(millions of Canadian dollars)	As at April 30, 2024	As at October 31, 2023
Unencumbered liquid assets by entity
National Bank (parent)	68,268	55,626
Domestic subsidiaries	10,469	10,013
Foreign subsidiaries and branches	34,281	39,258
	113,018	104,897

(millions of Canadian dollars)	As at April 30, 2024	As at October 31, 2023
Unencumbered liquid assets by currency
Canadian dollar	58,826	51,882
U.S. dollar	42,324	35,243
Other currencies	11,868	17,772
	113,018	104,897

Liquid Asset Portfolio(1) – Average(5)

(millions of Canadian dollars)	Quarter ended
	April 30, 2024					October 31, 2023
	Bank-owned liquid assets(2)	Liquid assets received(3)	Total liquid assets	Encumbered liquid assets(4)	Unencumbered liquid assets	Unencumbered liquid assets
Cash and deposits with financial institutions Securities	28,939	-	28,939	10,147	18,792	27,651
Issued or guaranteed by the Canadian government, U.S. Treasury, other U.S. agencies and other foreign governments	38,982	49,772	88,754	51,651	37,103	23,902
Issued or guaranteed by Canadian provincial and municipal governments	13,034	8,695	21,729	13,988	7,741	8,214
Other debt securities	7,841	3,875	11,716	3,054	8,662	10,350
Equity securities	85,814	52,271	138,085	99,315	38,770	32,820
Loans
Securities backed by insured residential mortgages	12,761	-	12,761	6,847	5,914	5,342
	187,371	114,613	301,984	185,002	116,982	108,279

(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2)	Bank-owned liquid assets include assets for which there are no legal or geographic restrictions.
(3)	Securities received as collateral with respect to securities financing and derivative transactions and securities purchased under reverse repurchase agreements and securities borrowed.
(4)	In the normal course of its funding activities, the Bank pledges assets as collateral in accordance with standard terms. Encumbered liquid assets include assets used to cover short sales, obligations related to securities sold under repurchase agreements and securities loaned, guarantees related to security-backed loans and borrowings, collateral related to derivative financial instrument transactions, asset-backed securities, and liquid assets legally restricted from transfers.
(5)	The average is based on the sum of the end-of-period balances of the three months of the quarter divided by three.

National Bank of Canada	34
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

Summary of Encumbered and Unencumbered Assets(1)

(millions of Canadian dollars)	As at April 30, 2024
	Encumbered assets(2)		Unencumbered assets		Total	Encumbered assets as a % of total assets
	Pledged as collateral	Other(3)	Available as collateral	Other(4)
Cash and deposits with financial institutions	506	10,010	19,162	-	29,678	2.3
Securities	53,319	-	77,121	-	130,440	12.1
Securities purchased under reverse repurchase
agreements and securities borrowed	-	10,879	10,278	-	21,157	2.5
Loans and acceptances, net of allowances	37,010	-	6,457	191,303	234,770	8.4
Derivative financial instruments	-	-	-	12,580	12,580	-
Investments in associates and joint ventures	-	-	-	37	37	-
Premises and equipment	-	-	-	1,825	1,825	-
Goodwill	-	-	-	1,520	1,520	-
Intangible assets	-	-	-	1,238	1,238	-
Other assets	-	-	-	8,445	8,445	-
	90,835	20,889	113,018	216,948	441,690	25.3

(millions of Canadian dollars)	As at October 31, 2023(5)
	Encumbered assets(2)		Unencumbered assets		Total	Encumbered assets as a % of total assets
	Pledged as collateral	Other(3)	Available as collateral	Other(4)
Cash and deposits with financial institutions	449	8,841	25,944	-	35,234	2.2
Securities	49,005	-	72,813	-	121,818	11.6
Securities purchased under reverse repurchase
agreements and securities borrowed	-	11,260	-	-	11,260	2.6
Loans and acceptances, net of allowances	36,705	-	6,140	182,598	225,443	8.7
Derivative financial instruments	-	-	-	17,516	17,516	-
Investments in associates and joint ventures	-	-	-	49	49	-
Premises and equipment	-	-	-	1,592	1,592	-
Goodwill	-	-	-	1,521	1,521	-
Intangible assets	-	-	-	1,256	1,256	-
Other assets	-	-	-	7,788	7,788	-
	86,159	20,101	104,897	212,320	423,477	25.1

(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2)	In the normal course of its funding activities, the Bank pledges assets as collateral in accordance with standard terms. Encumbered assets include assets used to cover short sales, obligations related to securities sold under repurchase agreements and securities loaned, guarantees related to security-backed loans and borrowings, collateral related to derivative financial instrument transactions, asset-backed securities, residential mortgage loans securitized and transferred under the Canada Mortgage Bond program, assets held in consolidated trusts supporting the Bank’s funding activities, and mortgage loans transferred under the covered bond program.
(3)	Other encumbered assets include assets for which there are restrictions and that cannot therefore be used for collateral or funding purposes as well as assets used to cover short sales.
(4)	Other unencumbered assets are assets that cannot be used for collateral or funding purposes in their current form. This category includes assets that are potentially eligible as funding program collateral (e.g., mortgages insured by the Canada Mortgage and Housing Corporation that can be securitized into mortgage-backed securities under the National Housing Act (Canada)).
(5)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.

Liquidity Coverage Ratio

The liquidity coverage ratio (LCR) was introduced primarily to ensure that banks could withstand periods of severe short-term stress. LCR is calculated by dividing the total amount of high-quality liquid assets (HQLA) by the total amount of net cash outflows. OSFI requires Canadian banks to maintain a minimum LCR of 100%. An LCR above 100% ensures that banks are holding sufficient high-quality liquid assets to cover net cash outflows given a severe, 30-day liquidity crisis. The assumptions underlying the LCR scenario are established by the BCBS and OSFI’s Liquidity Adequacy Requirements Guideline.

The table on the following page provides average LCR data calculated using the daily figures in the quarter. For the quarter ended April 30, 2024, the Bank’s average LCR was 155%, well above the 100% regulatory requirement and demonstrating the Bank’s solid short-term liquidity position.

National Bank of Canada	35
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

LCR Disclosure Requirements(1)(2)

(millions of Canadian dollars)	Quarter ended
	April 30, 2024		January 31, 2024
	Total unweighted value(3) (average)	Total weighted value(4) (average)	Total weighted value(4) (average)
High-quality liquid assets (HQLA)
Total HQLA	n.a.	79,455	78,283
Cash outflows
Retail deposits and deposits from small business customers, of which:	61,709	5,568	5,601
Stable deposits	27,295	819	821
Less stable deposits	34,414	4,749	4,780
Unsecured wholesale funding, of which:	110,775	64,834	67,007
Operational deposits (all counterparties) and deposits in networks of cooperative banks	31,577	7,706	7,531
Non-operational deposits (all counterparties)	68,897	46,781	48,893
Unsecured debt	10,301	10,347	10,583
Secured wholesale funding	n.a.	23,043	19,105
Additional requirements, of which:	71,065	17,265	17,109
Outflows related to derivative exposures and other collateral requirements	23,839	9,358	9,182
Outflows related to loss of funding on secured debt securities	1,552	1,548	1,935
Backstop liquidity and credit enhancement facilities and commitments to extend credit	45,674	6,359	5,992
Other contractual commitments to extend credit	2,089	1,061	842
Other contingent commitments to extend credit	149,187	2,072	1,995
Total cash outflows	n.a.	113,843	111,659
Cash inflows
Secured lending (e.g., reverse repos)	133,656	29,556	26,991
Inflows from fully performing exposures	11,641	7,893	7,322
Other cash inflows	24,128	24,366	21,777
Total cash inflows	169,425	61,815	56,090

	Total adjusted value(5)		Total adjusted value(5)
Total HQLA	79,455		78,283
Total net cash outflows	52,028		55,569
Liquidity coverage ratio (%)(6)	155%		145%

n.a.	Not applicable
(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2)	OSFI prescribed a table format in order to standardize disclosure throughout the banking industry.
(3)	Unweighted values are calculated as outstanding balances maturing or callable within 30 days (for cash inflows and outflows).
(4)	Weighted values are calculated after the application of respective haircuts (for HQLA) or inflow and outflow rates.
(5)	Total adjusted values are calculated after the application of both haircuts and inflow and outflow rates and any applicable caps.
(6)	The data in this table is calculated using averages of the daily figures in the quarter.

As at April 30, 2024, Level 1 liquid assets represented 87% of the Bank’s HQLA, which includes cash, central bank deposits, and bonds issued or guaranteed by the Canadian government and Canadian provincial governments.

Cash outflows arise from the application of OSFI-prescribed assumptions on deposits, debt, secured funding, commitments and additional collateral requirements. The cash outflows are partly offset by cash inflows, which come mainly from secured loans and performing loans. The Bank expects some quarter-over-quarter variation between reported LCRs without such variation being necessarily indicative of a trend. The variation between the quarter ended April 30, 2024 and the preceding quarter was a result of normal business operations. The Bank’s liquid asset buffer is well in excess of its total net cash outflows.

The LCR assumptions differ from the assumptions used for the liquidity disclosures presented in the tables on the previous pages or those used for internal liquidity management rules. While the liquidity disclosure framework is prescribed by the EDTF, the Bank’s internal liquidity metrics use assumptions that are calibrated according to its business model and experience.

Net Stable Funding Ratio

The BCBS has developed the net stable funding ratio (NSFR) to promote a more resilient banking sector. The NSFR requires institutions to maintain a stable funding profile in relation to the composition of their assets and off-balance-sheet activities. A viable funding structure is intended to reduce the likelihood that disruptions to an institution’s regular sources of funding would erode its liquidity position in a way that would increase the risk of its failure and potentially lead to broader systemic stress. The NSFR is calculated by dividing available stable funding by required stable funding. OSFI has been requiring Canadian banks to maintain a minimum NSFR of 100%.

National Bank of Canada	36
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

The following table provides the available stable funding and required stable funding in accordance with OSFI’s Liquidity Adequacy Requirements Guideline. As at April 30, 2024, the Bank’s NSFR was 120%, well above the 100% regulatory requirement and demonstrating the Bank’s solid long-term liquidity position.

NSFR Disclosure Requirements(1)(2)

(millions of Canadian dollars)

(millions of Canadian dollars)					As at April 30, 2024	As at January 31, 2024
	Unweighted value by residual maturity
	No maturity	6 months or less	Over 6 months to 1 year	Over 1 year	Weighted value(3)	Weighted value(3)
Available Stable Funding (ASF) Items
Capital:	24,487	-	-	1,237	25,724	24,650
Regulatory capital	24,487	-	-	1,237	25,724	24,650
Other capital instruments	-	-	-	-	-	-
Retail deposits and deposits from small business customers:	54,605	16,497	8,054	28,166	99,917	97,730
Stable deposits	25,264	5,410	4,228	8,618	41,776	41,392
Less stable deposits	29,341	11,087	3,826	19,548	58,141	56,338
Wholesale funding:	75,966	86,449	24,816	51,010	115,278	107,897
Operational deposits	33,530	-	-	-	16,765	15,673
Other wholesale funding	42,436	86,449	24,816	51,010	98,513	92,224
Liabilities with matching interdependent assets(4)	-	3,429	2,471	20,726	-	-
Other liabilities(5):	14,552		16,762		750	639
NSFR derivative liabilities(5)	n.a.		5,736		n.a.	n.a.
All other liabilities and equity not included in the above categories	14,552	2,833	219	7,974	750	639
Total ASF	n.a.	n.a.	n.a.	n.a.	241,669	230,916
Required Stable Funding (RSF) Items
Total NSFR high-quality liquid assets (HQLA)	n.a.	n.a.	n.a.	n.a.	7,937	6,647
Deposits held at other financial institutions for operational purposes	-	-	-	-	-	-
Performing loans and securities:	65,949	84,058	30,262	100,500	164,812	161,551
Performing loans to financial institutions secured by Level 1 HQLA	62	6,643	99	-	412	67
Performing loans to financial institutions secured by non-Level-1 HQLA and unsecured performing loans to financial institutions	6,127	45,398	3,236	1,117	8,513	8,036
Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and PSEs, of which:	34,126	24,018	17,788	36,417	82,848	81,573
With a risk weight of less than or equal to 35% under the Basel II Standardized Approach for credit risk	452	3,019	1,486	2,553	4,206	2,652
Performing residential mortgages, of which:	9,135	6,707	7,345	60,638	55,474	53,950
With a risk weight of less than or equal to 35% under the Basel II Standardized Approach for credit risk	9,135	6,707	7,345	60,638	55,474	53,950
Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	16,499	1,292	1,794	2,328	17,565	17,925
Assets with matching interdependent liabilities(4)	-	3,429	2,471	20,726	-	-
Other assets(5):	7,054		36,704		24,419	24,114
Physical traded commodities, including gold	506	n.a.	n.a.	n.a.	506	447
Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs(5)	n.a.		13,113		11,146	10,672
NSFR derivative assets(5)	n.a.		3,158		-	585
NSFR derivative liabilities before deduction of the variation margin posted(5)	n.a.		13,565		678	513
All other assets not included in the above categories	6,548	4,716	518	1,634	12,089	11,897
Off-balance-sheet items(5)	n.a.		119,812		4,545	4,389
Total RSF	n.a.	n.a.	n.a.	n.a.	201,713	196,701
Net Stable Funding Ratio (%)	n.a.	n.a.	n.a.	n.a.	120%	117%

n.a.	Not applicable
(1)	See the Financial Reporting Method section on pages 4 to 10 for additional information on capital management measures.
(2)	OSFI prescribed a table format in order to standardize disclosure throughout the banking industry.
(3)	Weighted values are calculated after application of the weightings set out in OSFI’s Liquidity Adequacy Requirements Guideline.
(4)	As per OSFI’s specifications, liabilities arising from transactions involving the Canada Mortgage Bond program and their corresponding encumbered mortgages are given ASF and RSF weights of 0%, respectively.
(5)	As per OSFI’s specifications, there is no need to differentiate by maturities.

National Bank of Canada	37
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Management’s Discussion and Analysis
Risk Management

The NSFR represents the amount of ASF relative to the amount of RSF. ASF is defined as the portion of capital and liabilities expected to be reliable over the time horizon considered by the NSFR, which extends to one year. The amount of RSF of a specific institution is a function of the liquidity characteristics and residual maturities of the various assets held by that institution as well as those of its off-balance-sheet exposures. The amounts of ASF and RSF are calibrated to reflect the degree of stability of liabilities and liquidity of assets. The Bank expects some quarter-over-quarter variation between reported NSFRs without such variation being necessarily indicative of a long-term trend.

The NSFR assumptions differ from the assumptions used for the liquidity disclosures provided in the tables on the preceding pages or those used for internal liquidity management rules. While the liquidity disclosure framework is prescribed by the EDTF, the Bank’s internal liquidity metrics use assumptions that are calibrated according to its business model and experience.

Funding

The Bank continuously monitors and analyzes market trends as well as possibilities for accessing less expensive and more flexible funding, considering both the risks and opportunities observed. The deposit strategy remains a priority for the Bank, which continues to prefer deposits to institutional funding.

The table below presents the residual contractual maturities of the Bank’s wholesale funding. The information has been presented in accordance with the categories recommended by the EDTF working group for comparison purposes with other banks.

Residual Contractual Maturities of Wholesale Funding(1)

(millions of Canadian dollars)	As at April 30, 2024
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 12 months	Subtotal 1 year or less	Over 1 year to 2 years	Over 2 years	Total
Deposits from banks(2)	142	-	-	-	142	-	-	142
Certificates of deposit and commercial paper(3)	5,123	3,529	3,894	12,967	25,513	-	-	25,513
Senior unsecured medium-term notes(4)(5)	53	1,522	2,866	4,460	8,901	4,659	10,791	24,351
Senior unsecured structured notes	-	-	-	40	40	234	2,963	3,237
Covered bonds and asset-backed securities
Mortgage securitization	-	2,441	597	2,517	5,555	3,712	17,359	26,626
Covered bonds	-	-	-	1,812	1,812	-	8,036	9,848
Securitization of credit card receivables	-	-	-	49	49	-	-	49
Subordinated liabilities(6)	-	-	-	-	-	-	1,237	1,237
	5,318	7,492	7,357	21,845	42,012	8,605	40,386	91,003
Secured funding	-	2,441	597	4,378	7,416	3,712	25,395	36,523
Unsecured funding	5,318	5,051	6,760	17,467	34,596	4,893	14,991	54,480
	5,318	7,492	7,357	21,845	42,012	8,605	40,386	91,003
As at October 31, 2023	3,337	6,616	15,200	6,868	32,021	12,347	34,370	78,738

(1)	Bankers’ acceptances are not included in this table.
(2)	Deposits from banks include all non-negotiable term deposits from banks.
(3)	Includes bearer deposit notes.
(4)	Certificates of deposit denominated in euros are included in senior unsecured medium-term notes.
(5)	Includes debts subject to bank recapitalization (bail-in) conversion regulations.
(6)	Subordinated debt is presented in this table, but the Bank does not consider it as part of its wholesale funding.

As part of a comprehensive liquidity management framework, the Bank regularly reviews its contracts that stipulate that additional collateral could be required in the event of a downgrade of the Bank’s credit rating. The Bank’s liquidity position management approach already incorporates additional collateral requirements in the event of a one-notch to three-notch downgrade in credit rating. The table below presents the additional collateral requirements in the event of a one-, two-, or three-notch credit rating downgrade.

(millions of Canadian dollars)	As at April 30, 2024
	One-notch downgrade	Two-notch downgrade	Three-notch downgrade
Derivatives(1)	31	84	88

(1)	Contractual requirements related to agreements known as initial margins and variation margins.

National Bank of Canada	38
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

Residual Contractual Maturities of Balance Sheet Items and Off-Balance-Sheet Commitments

The following tables present balance sheet items and off-balance-sheet commitments by residual contractual maturity as at April 30, 2024 with comparative figures as at October 31, 2023. The information gathered from this maturity analysis is a component of liquidity and funding management. However, this maturity profile does not represent how the Bank manages its interest rate risk or its liquidity risk and funding needs. The Bank considers factors other than contractual maturity when assessing liquid assets or determining expected future cash flows.

In the normal course of business, the Bank enters into various off-balance-sheet commitments. The credit instruments used to meet the financing needs of its clients represent the maximum amount of additional credit the Bank could be obligated to extend if the commitments were fully drawn.

The Bank also has future minimum commitments under leases for premises as well as under other contracts, mainly commitments to purchase loans and contracts for outsourced information technology services. Most of the lease commitments are related to operating leases.

(millions of Canadian dollars)	As at April 30, 2024
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Assets
Cash and deposits with financial institutions	19,389	670	396	395	267	-	-	-	8,561	29,678
Securities
At fair value through profit or loss	423	660	1,292	517	745	3,665	12,876	11,143	74,859	106,180
At fair value through other comprehensive income	3	156	403	163	314	834	5,715	3,816	673	12,077
At amortized cost	-	369	1,352	950	202	2,336	5,684	1,290	-	12,183
	426	1,185	3,047	1,630	1,261	6,835	24,275	16,249	75,532	130,440
Securities purchased under reverse repurchase agreements and securities borrowed	10,501	1,903	836	1,860	15	688	-	-	5,354	21,157
Loans(1)
Residential mortgage	2,240	2,041	2,981	3,047	3,387	19,497	46,802	9,560	530	90,085
Personal	734	827	1,418	1,339	1,635	7,617	13,448	6,045	13,653	46,716
Credit card									2,644	2,644
Business and government	20,624	3,647	4,217	4,632	3,406	8,147	13,233	5,955	29,167	93,028
Customers’ liability under acceptances	2,949	559	-	-	-	-	-	-	-	3,508
Allowances for credit losses									(1,211)	(1,211)
	26,547	7,074	8,616	9,018	8,428	35,261	73,483	21,560	44,783	234,770
Other
Derivative financial instruments	2,099	1,867	883	1,027	620	2,035	1,649	2,400	-	12,580
Investments in associates and joint ventures									37	37
Premises and equipment									1,825	1,825
Goodwill									1,520	1,520
Intangible assets									1,238	1,238
Other assets(1)	3,307	163	1,235	336	182	821	302	160	1,939	8,445
	5,406	2,030	2,118	1,363	802	2,856	1,951	2,560	6,559	25,645
	62,269	12,862	15,013	14,266	10,773	45,640	99,709	40,369	140,789	441,690

(1)	Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada	39
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

(millions of Canadian dollars)	As at April 30, 2024
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Liabilities and equity
Deposits(1)(2)
Personal	3,376	4,297	6,077	5,375	4,142	8,327	14,485	5,519	41,138	92,736
Business and government	35,723	11,741	11,922	9,214	11,977	6,822	19,966	6,532	95,908	209,805
Deposit-taking institutions	662	901	13	16	25	2	15	31	2,675	4,340
	39,761	16,939	18,012	14,605	16,144	15,151	34,466	12,082	139,721	306,881
Other
Acceptances	2,949	559	-	-	-	-	-	-	-	3,508
Obligations related to securities sold short(3)	8	114	216	364	269	1,056	3,048	2,657	3,148	10,880
Obligations related to securities sold under repurchase agreements and securities loaned	22,322	4,420	1,033	3,442	-	768	-	-	9,509	41,494
Derivative financial instruments	2,084	1,627	772	1,545	1,508	1,535	5,208	4,885	-	19,164
Liabilities related to transferred receivables(4)	-	2,441	597	1,448	1,069	3,712	8,176	9,183	-	26,626
Securitization – Credit card(5)	-	-	-	49	-	-	-	-	-	49
Lease liabilities(5)	7	14	19	19	18	72	177	151	-	477
Other liabilities – Other items(1)(5)	1,600	167	117	33	149	69	66	106	4,737	7,044
	28,970	9,342	2,754	6,900	3,013	7,212	16,675	16,982	17,394	109,242
Subordinated debt	-	-	-	-	-	-	-	1,237	-	1,237
Equity									24,330	24,330
	68,731	26,281	20,766	21,505	19,157	22,363	51,141	30,301	181,445	441,690
Off-balance-sheet commitments
Letters of guarantee and documentary letters of credit	90	666	2,119	3,264	1,305	1,169	213	2	-	8,828
Credit card receivables(6)									10,127	10,127
Backstop liquidity and credit enhancement facilities(7)	15	-	-	15	5,552	-	-	-	4,634	10,216
Commitments to extend credit(8)	2,539	13,752	10,263	6,077	3,875	5,128	3,211	157	50,744	95,746
Obligations related to:
Lease commitments(9)	1	1	2	2	2	5	5	-	-	18
Other contracts(10)	7	14	21	21	17	46	248	11	152	537

(1)	Amounts payable upon demand or notice are considered to have no specified maturity.
(2)	The Deposits item is presented in greater detail than it is on the Consolidated Balance Sheet.
(3)	Amounts are disclosed according to the remaining contractual maturity of the underlying security.
(4)	These amounts mainly include liabilities related to the securitization of mortgage loans.
(5)	The Other liabilities item is presented in greater detail than it is on the Consolidated Balance Sheet.
(6)	These amounts are unconditionally revocable at the Bank’s discretion at any time.
(7)	In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.
(8)	These amounts include $48.5 billion that is unconditionally revocable at the Bank’s discretion at any time.
(9)	These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.
(10)	These amounts include $31 million in contractual commitments related to the portion of the head office building under construction.

National Bank of Canada	40
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

(millions of Canadian dollars)	As at October 31, 2023(1)

	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Assets Cash and deposits with financial institutions	25,374	448	354	50	216	-	-	-	8,792	35,234
Securities
At fair value through profit or loss	694	258	1,663	1,758	2,260	3,667	10,823	12,813	66,058	99,994
At fair value through other comprehensive income	3	30	154	224	426	538	4,548	2,660	659	9,242
At amortized cost	4	158	508	338	1,399	4,110	4,713	1,352	-	12,582
	701	446	2,325	2,320	4,085	8,315	20,084	16,825	66,717	121,818
Securities purchased under reverse repurchase agreements and securities borrowed	2,275	1,641	716	72	416	693	-	-	5,447	11,260
Loans(2)
Residential mortgage	1,409	1,250	1,990	3,126	2,990	15,339	51,112	9,089	542	86,847
Personal	613	637	1,060	1,271	1,396	6,258	15,656	5,713	13,754	46,358
Credit card									2,603	2,603
Business and government	21,406	4,262	4,007	3,204	2,783	6,695	11,322	5,414	25,099	84,192
Customers’ liability under acceptances	6,191	373	50	13	-	-	-	-	-	6,627
Allowances for credit losses									(1,184)	(1,184)
	29,619	6,522	7,107	7,614	7,169	28,292	78,090	20,216	40,814	225,443
Other
Derivative financial instruments	2,040	1,982	1,367	1,197	611	1,696	2,399	6,224	-	17,516
Investments in associates and joint ventures									49	49
Premises and equipment									1,592	1,592
Goodwill									1,521	1,521
Intangible assets									1,256	1,256
Other assets(2)	2,639	774	166	1,206	547	598	252	115	1,491	7,788
	4,679	2,756	1,533	2,403	1,158	2,294	2,651	6,339	5,909	29,722
	62,648	11,813	12,035	12,459	13,044	39,594	100,825	43,380	127,679	423,477

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada	41
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

(millions of Canadian dollars)	As at October 31, 2023(1)

	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Liabilities and equity
Deposits(2)(3)
Personal	4,648	3,722	4,491	6,056	5,145	8,398	11,635	4,164	39,624	87,883
Business and government	32,642	10,044	17,495	4,271	3,498	9,127	15,768	5,058	99,425	197,328
Deposit-taking institutions	646	408	32	109	18	8	15	33	1,693	2,962
	37,936	14,174	22,018	10,436	8,661	17,533	27,418	9,255	140,742	288,173
Other
Acceptances	6,191	373	50	13	-	-	-	-	-	6,627
Obligations related to securities sold short(4)	35	155	129	73	76	347	2,332	4,123	6,390	13,660
Obligations related to securities sold under repurchase agreements and securities loaned	23,041	2,719	1,040	3,467	-	274	-	-	7,806	38,347
Derivative financial instruments	1,912	2,697	1,186	1,086	467	2,415	3,068	7,057	-	19,888
Liabilities related to transferred receivables(5)	-	1,760	829	2,142	618	3,915	8,678	7,092	-	25,034
Securitization – Credit card(6)	-	-	-	-	-	48	-	-	-	48
Lease liabilities(6)	9	28	25	24	23	83	197	128	-	517
Other liabilities – Other items(2)(6)	1,417	306	174	7	27	37	58	105	4,720	6,851
	32,605	8,038	3,433	6,812	1,211	7,119	14,333	18,505	18,916	110,972
Subordinated debt	-	-	-	-	-	-	-	748	-	748
Equity									23,584	23,584
	70,541	22,212	25,451	17,248	9,872	24,652	41,751	28,508	183,242	423,477
Off-balance-sheet commitments
Letters of guarantee and documentary letters of credit	89	1,287	1,975	2,185	1,490	1,165	255	50	-	8,496
Credit card receivables(7)									9,802	9,802
Backstop liquidity and credit enhancement facilities(8)	-	15	5,552	15	-	-	-	-	4,519	10,101
Commitments to extend credit(9)	3,186	10,675	8,445	7,562	4,316	4,579	3,312	39	48,592	90,706
Obligations related to: Lease commitments(10)	1	1	1	2	2	6	7	1	-	21
Other contracts(11)	11	22	34	33	36	46	138	13	127	460

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	Amounts payable upon demand or notice are considered to have no specified maturity.
(3)	The Deposits item is presented in greater detail than it is on the Consolidated Balance Sheet.
(4)	Amounts are disclosed according to the remaining contractual maturity of the underlying security.
(5)	These amounts mainly include liabilities related to the securitization of mortgage loans.
(6)	The Other liabilities item is presented in greater detail than it is on the Consolidated Balance Sheet.
(7)	These amounts are unconditionally revocable at the Bank’s discretion at any time.
(8)	In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.
(9)	These amounts include $46.7 billion that is unconditionally revocable at the Bank’s discretion at any time.
(10)	These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.
(11)	These amounts include $0.1 billion in contractual commitments related to the portion of the head office building under construction.

National Bank of Canada	42
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Risk Management

Regulatory Compliance Risk

The transition related to the interest rate benchmark reform continues in many countries, including in Canada. On December 31, 2021, all LIBOR (London Interbank Offered Rates) rates in European, British, Swiss, and Japanese currency as well as the one-week and two-month USD LIBOR rates were discontinued, whereas the other USD LIBOR rates were discontinued as of June 30, 2023.

On March 28, 2024, the LIBOR rate administrator (ICE Benchmark Administration Ltd.) discontinued publication of the “synthetic” version of LIBOR in British currency for three-month maturities, but it will continue to publish the U.S. currency for 1-month, 3-month and 6-month maturities until September 30, 2024 for certain contracts that could not be remedied (commonly known as tough legacy contracts).

In Canada, publication of CDOR (Canadian Dollar Offered Rate) will be discontinued on June 28, 2024 and replaced by the risk-free rate CORRA (Canadian Overnight Repo Rate Average). A forward-looking rate, the 1-month and 3-month Term CORRA has also been available for certain financial products since September 5, 2023. As at April 30, 2024, the transition project was progressing according to schedule. For additional information, see Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Environmental and Social Risk

Environmental and social risk is the possibility that environmental and social matters would result in a financial loss for the Bank or affect its business activities. For additional information on the ways the Bank addresses and mitigates these risks, see the Environmental and Social Risk section on pages 105 and 106 of the Bank’s 2023 Annual Report.

Regulatory Developments

On March 13, 2024, the Canadian Sustainability Standards Board (CSSB) published its first set of proposed Canadian Sustainability Disclosure Standards (CSDS) in the form of exposure drafts. CSDS 1 General Requirements for Disclosure of Sustainability-related Financial Information and CSDS 2 Climate-related Disclosures are aligned with IFRS S1 and S2 but propose a later effective date and extend transition relief for certain disclosure requirements. CSDS will be applicable to D-SIBs at the end of fiscal 2026, and transitional relief measures will postpone certain disclosure requirements to the end of fiscal 2028. Disclosure under CSDS will be on a voluntary basis until mandated by the Canadian Securities Administrators (CSA).

On March 20, 2024, OSFI published a new version of guideline B-15 Climate Risk Management, the required disclosures of which more closely align with those of the International Sustainability Standards Board’s final version of IFRS S2 Climate-related Disclosures standard. Most of the B-15 disclosure requirements will take effect for D-SIBs at the end of fiscal 2024, while other disclosure requirements will take effect in fiscal 2025 or later. At the same time, OSFI also released new Climate Risk Returns that will collect standardized data on emissions and exposures. The data collected by OSFI will support its climate risk supervisory activities.

The Bank is currently assessing the impact of the B-15 guideline and has an ongoing project to meet the requirements by the effective date. The Bank continues to monitor any updates and future developments.

National Bank of Canada	43
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Risk Disclosures

One of the purposes of the 2023 Annual Report, the Report to Shareholders – Second Quarter 2024, and the related supplementary information documents is to provide transparent, high-quality risk disclosures in accordance with the recommendations made by the Financial Stability Board’s EDTF group. The following table lists the references where users can find information that responds to the EDTF’s 32 recommendations.

Pages
		2023 Annual Report	Report to Shareholders(1)	Supplementary Regulatory Capital and Pillar 3 Disclosure(1)
General
1	Location of risk disclosures	12	44
	Management’s Discussion and Analysis	53 to 106, 119 and 121 to 123	24 to 43
	Consolidated Financial Statements	Notes 1, 7, 16, 23 and 29	Notes 7 and 13
	Supplementary Financial Information Supplementary Regulatory Capital and Pillar 3 Disclosure			22 to 32(2) 5 to 59
2	Risk terminology and risk measures	62 to 106
3	Top and emerging risks	24 and 67 to 73	12, 28 to 43
4	New key regulatory ratios	54 to 57, 91 and 95 to 98	24, 25, 33 and 35 to 38
Risk governance and risk management
5	Risk management organization, processes and key functions	65 to 85, 91 to 93 and 98
6	Risk management culture	62 and 63
7	Key risks by business segment, risk management and risk appetite	61 to 63 and 67
8	Stress testing	53, 63, 79, 89, 90 and 93
Capital adequacy and risk-weighted assets (RWA)
9	Minimum Pillar 1 capital requirements	54 to 57	24 and 25
10	Reconciliation of the accounting balance sheet to the regulatory balance sheet			11 to 17, 20 and 21
11	Movements in regulatory capital	59	26
12	Capital planning	53 to 61
13	RWA by business segment and by risk type	61		7
14	Capital requirements by risk and the RWA calculation method	74 to 78		7
15	Banking book credit risk			7
16	Movements in RWA by risk type	60	26 and 27	7
17	Assessment of credit risk model performance	66, 75 to 78 and 84		41
Liquidity
18	Liquidity management and components of the liquidity buffer	91 to 98	33 to 38
Funding
19	Summary of encumbered and unencumbered assets	94 and 95	35
20	Residual contractual maturities of balance sheet items and off-balance-sheet commitments	224 to 228	39 to 42
21	Funding strategy and funding sources	98 to 100	38
Market risk
22	Linkage of market risk measures to balance sheet	86 and 87	30 and 31
23	Market risk factors	84 to 90, 212 and 213	30 to 33
24	VaR: Assumptions, limitations and validation procedures	88
25	Stress tests, stressed VaR and backtesting	84 to 90
Credit risk
26	Credit risk exposures	83 and 173 to 184	29 and 68 to 79	22 to 50 and 22 to 30(2)
27	Policies for identifying impaired loans	80, 81, 147 and 148
28	Movements in impaired loans and allowances for credit losses	119, 122, 123 and 173 to 184	68 to 79	27 to 30(2)
29	Counterparty credit risk relating to derivative transactions	80 to 82 and 192 to 195		42 to 50, 31(2) and 32(2)
30	Credit risk mitigation	77 to 82, 170 and 178		24, 28, 29 and 48 to 58
Other risks
31	Other risks: Governance, measurement and management	72 to 74 and 100 to 106
32	Publicly known risk events	24, 100 and 101	12, 29 and 43

(1)	Second quarter 2024.
(2)	These pages are included in the document entitled Supplementary Financial Information — Second Quarter 2024.

National Bank of Canada	44
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Accounting Policies and Financial Disclosure

Accounting Policies and Critical Accounting Estimates

The Bank’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by OSFI, the consolidated financial statements are to be prepared in accordance with IFRS. IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS. The unaudited interim condensed consolidated financial statements for the quarter and six-month period ended April 30, 2024 were prepared in accordance with IAS 34 – Interim Financial Reporting using the same accounting policies as those described in Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023, except for the changes described in Note 2 to the unaudited interim condensed consolidated financial statements, which have been applied since November 1, 2023 upon the adoption of IFRS 17 – Insurance Contracts.

In preparing consolidated financial statements in accordance with IFRS, management must exercise judgment and make estimates and assumptions that affect the reporting date carrying amounts of assets and liabilities, net income, and related information. Some accounting policies are considered critical given their importance to the presentation of the Bank’s financial position and operating results and require subjective and complex judgments and estimates on matters that are inherently uncertain. Any change in these judgments and estimates could have a significant impact on the Bank’s consolidated financial statements. The critical accounting estimates are the same as those described on pages 107 to 112 of the 2023 Annual Report.

The geopolitical landscape (notably, the Russia-Ukraine war and the clashes between Israel and Hamas), inflation, climate change, and higher interest rates continue to create uncertainty. Some of the Bank’s accounting policies, such as measurement of expected credit losses (ECLs), require particularly complex judgments and estimates. See Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023 for a summary of the most significant estimation processes used to prepare the consolidated financial statements in accordance with IFRS and for the valuation techniques used to determine the carrying values and fair values of assets and liabilities. The uncertainty regarding certain key inputs used in measuring ECLs is described in Note 7 to these unaudited interim condensed consolidated financial statements.

Future Accounting Policy Changes

The Bank closely monitors both new accounting standards and amendments to existing accounting standards issued by the IASB. The following standard has been issued but is not yet effective. The Bank is currently assessing the impact of applying this standard on its consolidated financial statements.

Effective Date – November 1, 2027

IFRS 18 – Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued a new accounting standard, IFRS 18 – Presentation and Disclosure in Financial Statements (IFRS 18). This new standard replaces the current IAS 1 accounting standard that covers the presentation of financial statements. IFRS 18 presents a new accounting framework that will improve how information is communicated in financial statements, in particular performance-related information in the consolidated income statement, and that will introduce limited changes to the consolidated statement of cash flows and the consolidated statement of financial position. IFRS 18 must be applied retrospectively for annual periods beginning on or after January 1, 2027. Earlier application is permitted.

Financial Disclosure

During the second quarter of 2024, no changes were made to the policies, procedures, and other processes that comprise the Bank’s internal control over financial reporting that had or could reasonably have a significant impact on the internal control over financial reporting.

National Bank of Canada	45
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Quarterly Financial Information

(millions of Canadian dollars, except per share amounts)		2024				2023(1)		2022	2023(1)	2022
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Total	Total
Total revenues	2,750	2,710	2,560	2,490	2,446	2,562	2,334	2,413	10,058	9,652
Net income	906	922	751	830	832	876	738	826	3,289	3,383
Earnings per share ($)
Basic	2.56	2.61	2.11	2.35	2.37	2.49	2.10	2.38	9.33	9.72
Diluted	2.54	2.59	2.09	2.33	2.34	2.47	2.08	2.35	9.24	9.61
Dividends per common share ($)	1.06	1.06	1.02	1.02	0.97	0.97	0.92	0.92	3.98	3.58
Return on common shareholders’ equity (%)(2)	16.9	17.1	14.1	16.1	17.2	17.9	15.3	17.9	16.3	18.8
Total assets	441,690	433,927	423,477	425,936	417,614	418,287	403,740	386,833
Net impaired loans excluding POCI loans(2)	864	677	606	537	477	476	479	301
Per common share ($)
Book value(2)	62.28	61.18	60.40	58.53	57.45	55.76	55.24	54.29
Share price
High	114.68	103.38	103.58	103.28	103.45	99.95	94.37	97.87
Low	101.24	86.50	84.97	94.62	92.67	91.02	83.12	83.33

(1)	For the fiscal 2023 comparative figures, certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to the consolidated financial statements.
(2)	See the Glossary section on pages 47 to 50 for details on the composition of these measures.

National Bank of Canada	46
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Glossary

Acceptances

Acceptances and the customers’ liability under acceptances constitute a guarantee of payment by a bank and can be traded in the money market. The Bank earns a “stamping fee” for providing this guarantee.

Allowances for credit losses

Allowances for credit losses represent management’s unbiased estimate of expected credit losses as at the balance sheet date. These allowances are primarily related to loans and off-balance-sheet items such as loan commitments and financial guarantees.

Assets under administration

Assets in respect of which a financial institution provides administrative services on behalf of the clients who own the assets. Such services include custodial services, collection of investment income, settlement of purchase and sale transactions, and record-keeping. Assets under administration are not reported on the balance sheet of the institution offering such services.

Assets under management

Assets managed by a financial institution and that are beneficially owned by clients. Management services are more comprehensive than administrative services and include selecting investments or offering investment advice. Assets under management, which may also be administered by the financial institution, are not reported on the balance sheet of the institution offering such services.

Available TLAC

Available TLAC includes total capital as well as certain senior unsecured debt subject to the federal government’s bail-in regulations that satisfy all of the eligibility criteria in OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline.

Average interest-bearing assets

Average interest-bearing assets include interest-bearing deposits with financial institutions and certain cash items, securities, securities purchased under reverse repurchase agreements and securities borrowed, and loans, while excluding customers’ liability under acceptances and other assets. The average is calculated based on the daily balances for the period.

Average interest-bearing assets, non-trading

Average interest-bearing assets, non-trading, include interest-bearing deposits with financial institutions and certain cash items, securities purchased under reverse repurchase agreements and securities borrowed, and loans, while excluding other assets and assets related to trading activities. The average is calculated based on the daily balances for the period.

Average volumes

Average volumes represent the average of the daily balances for the period of the consolidated balance sheet items.

Basic earnings per share

Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average basic number of common shares outstanding.

Basis point (bps)

Unit of measure equal to one one-hundredth of a percentage point (0.01%).

Book value of a common share

The book value of a common share is calculated by dividing common shareholders’ equity by the number of common shares on a given date.

Common Equity Tier 1 (CET1) capital ratio

CET1 capital consists of common shareholders’ equity less goodwill, intangible assets, and other capital deductions. The CET1 capital ratio is calculated by dividing total CET1 capital by the corresponding risk- weighted assets.

Compound annual growth rate (CAGR)

CAGR is a rate of growth that shows, for a period exceeding one year, the annual change as though the growth had been constant throughout the period.

Derivative financial instruments

Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, exchange rate, equity price, commodity price, credit instrument or index. Examples of derivatives include swaps, options, forward rate agreements, and futures. The notional amount of the derivative is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties, and the notional amount itself is generally not exchanged by the parties.

Diluted earnings per share

Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding after taking into account the dilution effect of stock options using the treasury stock method and any gain (loss) on the redemption of preferred shares.

Dividend payout ratio

The dividend payout ratio represents the dividends of common shares (per share amount) expressed as a percentage of basic earnings per share.

National Bank of Canada	47
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Glossary

Economic capital

Economic capital is the internal measure used by the Bank to determine the capital required for its solvency and to pursue its business operations. Economic capital takes into consideration the credit, market, operational, business and other risks to which the Bank is exposed as well as the risk diversification effect among them and among the business segments. Economic capital thus helps the Bank to determine the capital required to protect itself against such risks and ensure its long-term viability.

Efficiency ratio

The efficiency ratio represents non-interest expenses expressed as a percentage of total revenues. It measures the efficiency of the Bank’s operations.

Fair value

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price).

Gross impaired loans as a percentage of total loans and acceptances

This measure represents gross impaired loans expressed as a percentage of the balance of loans and acceptances.

Gross impaired loans excluding POCI loans

Gross impaired loans excluding POCI loans are all loans classified in Stage 3 of the expected credit loss model excluding POCI loans.

Gross impaired loans excluding POCI loans as a percentage of total loans and acceptances

This measure represents gross impaired loans excluding POCI loans expressed as a percentage of the balance of loans and acceptances.

Hedging

The purpose of a hedging transaction is to modify the Bank’s exposure to one or more risks by creating an offset between changes in the fair value of, or the cash flows attributable to, the hedged item and the hedging instrument.

Impaired loans

The Bank considers a financial asset, other than a credit card receivable, to be credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred or when contractual payments are 90 days past due. Credit card receivables are considered credit-impaired and are fully written off at the earlier of the following dates: when a notice of bankruptcy is received, a settlement proposal is made, or contractual payments are 180 days past due.

Leverage ratio

The leverage ratio is calculated by dividing Tier 1 capital by total exposure. Total exposure is defined as the sum of on-balance-sheet assets (including derivative financial instrument exposures and securities financing transaction exposures) and off-balance-sheet items.

Liquidity coverage ratio (LCR)

The LCR is a measure designed to ensure that the Bank has sufficient high-quality liquid assets to cover net cash outflows given a severe, 30-day liquidity crisis.

Loans and acceptances

Loans and acceptances represent the sum of loans and of the customers’ liability under acceptances.

Loan-to-value ratio

The loan-to-value ratio is calculated according to the total facility amount for residential mortgages and home equity lines of credit divided by the value of the related residential property.

Master netting agreement

Legal agreement between two parties that have multiple derivative contracts with each other that provides for the net settlement of all contracts through a single payment, in the event of default, insolvency or bankruptcy.

Net impaired loans

Net impaired loans are gross impaired loans presented net of allowances for credit losses on Stage 3 loan amounts drawn.

Net impaired loans as a percentage of total loans and acceptances This measure represents net impaired loans as a percentage of the balance of loans and acceptances.

Net impaired loans excluding POCI loans

Net impaired loans excluding POCI loans are gross impaired loans excluding POCI loans presented net of allowances for credit losses on amounts drawn on Stage 3 loans granted by the Bank.

Net interest income from trading activities

Net interest income from trading activities comprises dividends related to financial assets and liabilities associated with trading activities, net of interest expenses and interest income related to the financing of these financial assets and liabilities.

Net interest income, non-trading

Net interest income, non-trading, comprises revenues related to financial assets and liabilities associated with non-trading activities, net of interest expenses and interest income related to the financing of these financial assets and liabilities.

Net interest margin

Net interest margin is calculated by dividing net interest income by average interest-bearing assets.

Net stable funding ratio (NSFR)

The NSFR ratio is a measure that helps guarantee that the Bank is maintaining a stable funding profile to reduce the risk of funding stress.

Net write-offs as a percentage of average loans and acceptances

This measure represents the net write-offs (net of recoveries) expressed as a percentage of average loans and acceptances.

National Bank of Canada	48
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis

Glossary

Non-interest income related to trading activities

Non-interest income related to trading activities consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held-for-trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, certain commission income, other trading activity revenues, and any applicable transaction costs.

Office of the Superintendent of Financial Institutions (Canada) (OSFI) The mandate of OSFI is to regulate and supervise financial institutions and private pension plans subject to federal oversight, to help minimize undue losses to depositors and policyholders and, thereby, to contribute to public confidence in the Canadian financial system.

Operating leverage

Operating leverage is the difference between the growth rate for total revenues and the growth rate for non-interest expenses.

Provisioning rate

This measure represents the allowances for credit losses on impaired loans expressed as a percentage of gross impaired loans.

Provisioning rate excluding POCI loans

This measure represents the allowances for credit losses on impaired loans excluding POCI loans expressed as a percentage of gross impaired loans excluding POCI loans.

Provisions for credit losses

Amount charged to income necessary to bring the allowances for credit losses to a level deemed appropriate by management and is comprised of provisions for credit losses on impaired and non-impaired financial assets.

Provisions for credit losses as a percentage of average loans and acceptances

This measure represents the provisions for credit losses expressed as a percentage of average loans and acceptances.

Provisions for credit losses on impaired loans as a percentage of average loans and acceptances

This measure represents the provisions for credit losses on impaired loans expressed as a percentage of average loans and acceptances.

Provisions for credit losses on impaired loans excluding POCI loans Amount charged to income necessary to bring the allowances for credit losses to a level deemed appropriate by management and is comprised of provisions for credit losses on impaired financial assets excluding POCI loans.

Provisions for credit losses on impaired loans excluding POCI loans as a percentage of average loans and acceptances or provisions for credit losses on impaired loans excluding POCI loans ratio

This measure represents the provisions for credit losses on impaired loans excluding POCI loans expressed as a percentage of average loans and acceptances.

Return on average assets

Return on average assets represents net income expressed as a percentage of average assets.

Return on common shareholders’ equity (ROE)

ROE represents net income attributable to common shareholders expressed as a percentage of average equity attributable to common shareholders. It is a general measure of the Bank’s efficiency in using equity.

Risk-weighted assets

Assets are risk weighted according to the guidelines established by OSFI. In the Standardized calculation approach, risk factors are applied directly to the face value of certain assets in order to reflect comparable risk levels. In the Advanced Internal Ratings-Based (AIRB) Approach, risk- weighted assets are derived from the Bank’s internal models, which represent the Bank’s own assessment of the risks it incurs. In the Foundation Internal Ratings-Based (FIRB) Approach, the Bank can use its own estimate of probability of default but must rely on OSFI estimates for the loss given default and exposure at default risk parameters. Off- balance-sheet instruments are converted to balance sheet (or credit) equivalents by adjusting the notional values before applying the appropriate risk-weighting factors.

Securities purchased under reverse repurchase agreements

Securities purchased by the Bank from a client pursuant to an agreement under which the securities will be resold to the same client on a specified date and at a specified price. Such an agreement is a form of short-term collateralized lending.

Securities sold under repurchase agreements

Financial obligations related to securities sold pursuant to an agreement under which the securities will be repurchased on a specified date and at a specified price. Such an agreement is a form of short-term funding.

Stressed VaR (SVaR)

SVaR is a statistical measure of risk that replicates the VaR calculation method but uses, instead of a two-year history of risk factor changes, a 12-month data period corresponding to a continuous period of significant financial stress that is relevant in terms of the Bank’s portfolios.

Structured entity

A structured entity is an entity created to accomplish a narrow and well- defined objective and is designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate solely to administrative tasks and the relevant activities are directed by means of contractual arrangements.

Taxable equivalent basis

Taxable equivalent basis is a calculation method that consists of grossing up certain revenues taxed at lower rates (notably dividends) by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. The Bank uses the taxable equivalent basis to calculate net interest income, non-interest income and income taxes.

National Bank of Canada	49
Report to Shareholders, Secound Quarter 2024

Management’s Discussion and Analysis
Glossary

Tier 1 capital ratio

Tier 1 capital ratio consists of Common Equity Tier 1 capital and Additional Tier 1 instruments, namely, qualifying non-cumulative preferred shares and the eligible amount of innovative instruments. The Tier 1 capital ratio is calculated by dividing Tier 1 capital, less regulatory adjustments, by the corresponding risk-weighted assets.

TLAC leverage ratio

The TLAC leverage ratio is an independent risk measure that is calculated by dividing available TLAC by total exposure, as set out in OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline.

TLAC ratio

The TLAC ratio is a measure used to assess whether a non-viable Domestic Systemically Important Bank (D-SIB) has sufficient loss-absorbing capacity to support its recapitalization. It is calculated by dividing available TLAC by risk weighted assets, as set out in OSFI’s Total Loss Absorbing Capacity (TLAC) Guideline.

Total capital ratio

Total capital is the sum of Tier 1 and Tier 2 capital. Tier 2 capital consists of the eligible portion of subordinated debt and certain allowances for credit losses. The Total capital ratio is calculated by dividing Total capital, less regulatory adjustments, by the corresponding risk-weighted assets.

Total shareholder return (TSR)

TSR represents the average total return on an investment in the Bank’s common shares. The return includes changes in share price and assumes that the dividends received were reinvested in additional common shares of the Bank.

Trading activity revenues

Trading activity revenues consist of the net interest income and the non- interest income related to trading activities. Net interest income comprises dividends related to financial assets and liabilities associated with trading activities, and some interest income related to the financing of these financial assets and liabilities net of interest expenses and interest income related to the financing of these financial assets and liabilities. Non-interest income consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held-for-trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, realized and unrealized gains and losses as well as interest expense on obligations related to securities sold short, certain commission income, other trading activity revenues, and any applicable transaction costs.

Value-at-Risk (VaR)

VaR is a statistical measure of risk that is used to quantify market risks across products, per types of risks, and aggregate risk on a portfolio basis. VaR is defined as the maximum loss at a specific confidence level over a certain horizon under normal market conditions. The VaR method has the advantage of providing a uniform measurement of financial instrument-related market risks based on a single statistical confidence level and time horizon.

National Bank of Canada	50
Report to Shareholders, Secound Quarter 2024

Interim Condensed
Consolidated
Financial Statements

(unaudited)

Interim Condensed Consolidated Financial Statements

Consolidated Balance Sheets

(unaudited) (millions of Canadian dollars)

	As at April 30, 2024	As at October 31, 2023(1)
Assets
Cash and deposits with financial institutions	29,678	35,234
Securities (Notes 4, 5 and 6)
At fair value through profit or loss	106,180	99,994
At fair value through other comprehensive income	12,077	9,242
At amortized cost	12,183	12,582
	130,440	121,818
Securities purchased under reverse repurchase agreements and securities borrowed	21,157	11,260
Loans (Note 7)
Residential mortgage	90,085	86,847
Personal	46,716	46,358
Credit card	2,644	2,603
Business and government	93,028	84,192
	232,473	220,000
Customers’ liability under acceptances	3,508	6,627
Allowances for credit losses	(1,211)	(1,184)
	234,770	225,443
Other
Derivative financial instruments	12,580	17,516
Investments in associates and joint ventures	37	49
Premises and equipment	1,825	1,592
Goodwill	1,520	1,521
Intangible assets	1,238	1,256
Other assets (Note 8)	8,445	7,788
	25,645	29,722
	441,690	423,477
Liabilities and equity Deposits (Notes 5 and 9)	306,881	288,173
Other
Acceptances	3,508	6,627
Obligations related to securities sold short	10,880	13,660
Obligations related to securities sold under repurchase agreements
and securities loaned	41,494	38,347
Derivative financial instruments	19,164	19,888
Liabilities related to transferred receivables (Note 5)	26,626	25,034
Other liabilities (Note 10)	7,570	7,416
	109,242	110,972
Subordinated debt (Note 11)	1,237	748
Equity
Equity attributable to the Bank’s shareholders and holders of other equity instruments (Notes 12 and 14)
Preferred shares and other equity instruments	3,150	3,150
Common shares	3,413	3,294
Contributed surplus	64	68
Retained earnings	17,368	16,650
Accumulated other comprehensive income	334	420
	24,329	23,582
Non–controlling interests	1	2
	24,330	23,584
	441,690	423,477

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.

National Bank of Canada	52
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Consolidated Statements of Income

(unaudited) (millions of Canadian dollars)

	Quarter ended April 30		Six months ended April 30
	2024	2023(1)	2024	2023(1)
Interest income
Loans	3,823	3,026	7,516	5,929
Securities at fair value through profit or loss	429	358	881	783
Securities at fair value through other comprehensive income	123	68	238	127
Securities at amortized cost	109	119	232	231
Deposits with financial institutions	391	408	814	780
	4,875	3,979	9,681	7,850
Interest expense
Deposits	3,256	2,365	6,430	4,461
Liabilities related to transferred receivables	188	157	360	299
Subordinated debt	16	10	27	25
Other	780	565	1,478	1,084
	4,240	3,097	8,295	5,869
Net interest income(2)	635	882	1,386	1,981
Non–interest income
Underwriting and advisory fees	115	93	203	200
Securities brokerage commissions	46	47	97	94
Mutual fund revenues	155	141	305	284
Investment management and trust service fees	282	247	550	489
Credit fees	133	133	281	270
Card revenues	51	51	101	97
Deposit and payment service charges	72	73	144	146
Trading revenues (losses)	1,125	650	2,126	1,181
Gains (losses) on non–trading securities, net	38	30	63	41
Insurance revenues, net	12	12	33	30
Foreign exchange revenues, other than trading	57	38	105	94
Share in the net income of associates and joint ventures	2	4	4	7
Other	27	45	62	94
	2,115	1,564	4,074	3,027
Total revenues	2,750	2,446	5,460	5,008
Non–interest expenses
Compensation and employee benefits	909	826	1,813	1,694
Occupancy	94	83	181	165
Technology	255	253	514	503
Communications	14	15	27	29
Professional fees	66	62	132	124
Other	134	123	254	237
	1,472	1,362	2,921	2,752
Income before provisions for credit losses and income taxes	1,278	1,084	2,539	2,256
Provisions for credit losses (Note 7)	138	85	258	171
Income before income taxes	1,140	999	2,281	2,085
Income taxes (Note 16)	234	167	453	377
Net income	906	832	1,828	1,708
Net income attributable to Preferred shareholders and holders of other equity instruments	37	35	74	70
Common shareholders	870	798	1,755	1,639
Bank shareholders and holders of other equity instruments	907	833	1,829	1,709
Non–controlling interests	(1)	(1)	(1)	(1)
	906	832	1,828	1,708
Earnings per share (dollars) (Note 17)
Basic	2.56	2.37	5.18	4.86
Diluted	2.54	2.34	5.13	4.81
Dividends per common share (dollars) (Note 12)	1.06	0.97	2.12	1.94

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	Net interest income includes dividend income. For additional information, see Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023.

National Bank of Canada	53
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Consolidated Statements of Comprehensive Income

(unaudited) (millions of Canadian dollars)

	Quarter ended April 30		Six months ended April 30
	2024	2023(1)	2024	2023(1)
Net income	906	832	1,828	1,708
Other comprehensive income, net of income taxes
Items that may be subsequently reclassified to net income
Net foreign currency translation adjustments
Net unrealized foreign currency translation gains (losses) on investments
in foreign operations	203	109	(40)	(31)
Impact of hedging net foreign currency translation gains (losses)	(86)	(34)	(17)	6
	117	75	(57)	(25)
Net change in debt securities at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities at fair value through other
comprehensive income	(12)	(40)	33	(28)
Net (gains) losses on debt securities at fair value through other comprehensive
income reclassified to net income	(12)	48	(9)	52
Change in allowances for credit losses on debt securities at fair value through
other comprehensive income reclassified to net income	–	1	–	–
	(24)	9	24	24
Net change in cash flow hedges
Net gains (losses) on derivative financial instruments designated as cash flow hedges	(25)	5	4	(20)
Net (gains) losses on designated derivative financial instruments reclassified
to net income	(31)	16	(57)	25
	(56)	21	(53)	5
Share in the other comprehensive income of associates and joint ventures	–	–	–	1
Items that will not be subsequently reclassified to net income
Remeasurements of pension plans and other post–employment benefit plans	(24)	3	(16)	(56)
Net gains (losses) on equity securities designated at fair value through
other comprehensive income	9	(4)	31	6
Net fair value change attributable to the credit risk on financial liabilities
designated at fair value through profit or loss	(168)	(19)	(333)	(158)
	(183)	(20)	(318)	(208)
Total other comprehensive income, net of income taxes	(146)	85	(404)	(203)
Comprehensive income	760	917	1,424	1,505
Comprehensive income attributable to
Bank shareholders and holders of other equity instruments	761	918	1,425	1,506
Non–controlling interests	(1)	(1)	(1)	(1)
	760	917	1,424	1,505

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.

National Bank of Canada	54
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Consolidated Statements of Comprehensive Income (cont.)

(unaudited) (millions of Canadian dollars)

Income Taxes – Comprehensive Income

The following table presents the income tax expense or recovery for each component of other comprehensive income.

	Quarter ended April 30		Six months ended April 30
	2024	2023	2024	2023
Items that may be subsequently reclassified to net income
Net foreign currency translation adjustments
Net unrealized foreign currency translation gains (losses) on investments
in foreign operations	(4)	(3)	2	2
Impact of hedging net foreign currency translation gains (losses)	(25)	(8)	(8)	–
	(29)	(11)	(6)	2
Net change in debt securities at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities at fair value through other
comprehensive income	(4)	(15)	13	(11)
Net (gains) losses on debt securities at fair value through other comprehensive
income reclassified to net income	(4)	18	(3)	20
Change in allowances for credit losses on debt securities at fair value through
other comprehensive income reclassified to net income	–	–	–	–
	(8)	3	10	9
Net change in cash flow hedges
Net gains (losses) on derivative financial instruments designated as cash flow hedges	(10)	2	1	(8)
Net (gains) losses on designated derivative financial instruments reclassified
to net income	(12)	6	(22)	10
	(22)	8	(21)	2
Share in the other comprehensive income of associates and joint ventures	–	–	–	–
Items that will not be subsequently reclassified to net income
Remeasurements of pension plans and other post–employment benefit plans	(10)	1	(7)	(12)
Net gains (losses) on equity securities designated at fair value through
other comprehensive income	3	(1)	13	2
Net fair value change attributable to the credit risk on financial liabilities
designated at fair value through profit or loss	(65)	(8)	(128)	(61)
	(72)	(8)	(122)	(71)
	(131)	(8)	(139)	(58)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

National Bank of Canada	55
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Consolidated Statements of changes in Equity

(unaudited) (millions of Canadian dollars)

	Six months ended April 30
	2024	2023(1)
Preferred shares and other equity instruments at beginning and at end (Note 12)	3,150	3,150
Common shares at beginning (Note 12) Issuances of common shares pursuant to the Stock Option Plan Impact of shares purchased or sold for trading	3,294 103 16	3,196 60 5
Common shares at end	3,413	3,261
Contributed surplus at beginning	68	56
Stock option expense (Note 14)	9	9
Stock options exercised	(11)	(6)
Other	(2)	–
Contributed surplus at end	64	59
Retained earnings at beginning	16,650	15,140
Impact of IFRS 17 adoption on November 1, 2022 (Note 2)	–	(48)
Net income attributable to the Bank’s shareholders and holders of other equity instruments	1,829	1,709
Dividends on preferred shares and distributions on other equity instruments (Note 12)	(85)	(80)
Dividends on common shares (Note 12)	(720)	(655)
Remeasurements of pension plans and other post–employment benefit plans	(16)	(56)
Net gains (losses) on equity securities designated at fair value through other comprehensive income	31	6
Net fair value change attributable to the credit risk on financial liabilities
designated at fair value through profit or loss	(333)	(158)
Impact of a financial liability resulting from put options written to non–controlling interests	1	7
Other	11	10
Retained earnings at end	17,368	15,875
Accumulated other comprehensive income at beginning	420	202
Net foreign currency translation adjustments	(57)	(25)
Net change in unrealized gains (losses) on debt securities at fair value through other comprehensive income	24	24
Net change in gains (losses) on instruments designated as cash flow hedges	(53)	5
Share in the other comprehensive income of associates and joint ventures	–	1
Accumulated other comprehensive income at end	334	207
Equity attributable to the Bank’s shareholders and holders of other equity instruments	24,329	22,552
Non–controlling interests at beginning	2	2
Net income attributable to non–controlling interests	(1)	(1)
Non–controlling interests at end	1	1
Equity	24,330	22,553

Accumulated Other Comprehensive Income

	As at April 30, 2024	As at April 30, 2023
Accumulated other comprehensive income
Net foreign currency translation adjustments	250	179
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(11)	(10)
Net gains (losses) on instruments designated as cash flow hedges	93	36
Share in the other comprehensive income of associates and joint ventures	2	2
	334	207

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.

National Bank of Canada	56
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Consolidated Statements of Cash Flows

(unaudited) (millions of Canadian dollars)

	Six months ended April 30
	2024	2023(1)
Cash flows from operating activities
Net income	1,828	1,708
Adjustments for
Provisions for credit losses	258	171
Amortization of premises and equipment, including right–of–use assets	112	105
Amortization of intangible assets	143	157
Deferred taxes	(22)	(66)
Losses (gains) on sales of non–trading securities, net	(63)	(41)
Share in the net income of associates and joint ventures	(4)	(7)
Stock option expense	9	9
Change in operating assets and liabilities
Securities at fair value through profit or loss	(6,186)	(5,736)
Securities purchased under reverse repurchase agreements and securities borrowed	(9,897)	9,659
Loans and acceptances, net of securitization	(11,112)	(9,444)
Deposits	18,708	15,120
Obligations related to securities sold short	(2,780)	(3,096)
Obligations related to securities sold under repurchase agreements and securities loaned	3,147	4,584
Derivative financial instruments, net	4,212	1,722
Interest and dividends receivable and interest payable	194	170
Current tax assets and liabilities	24	(271)
Other items	(970)	(1,420)
	(2,399)	13,324
Cash flows from financing activities
Issuances of common shares (including the impact of shares purchased for trading)	108	59
Issuance of subordinated debt	500	–
Redemption of subordinated debt	–	(750)
Repayments of lease liabilities	(63)	(50)
Dividends paid on shares and distributions on other equity instruments	(804)	(732)
	(259)	(1,473)
Cash flows from investing activities
Net change in investments in associates and joint ventures	10	–
Purchases of non–trading securities	(7,716)	(5,149)
Maturities of non–trading securities	2,546	1,473
Sales of non–trading securities	2,900	2,443
Net change in premises and equipment, excluding right–of–use assets	(322)	(181)
Net change in intangible assets	(125)	(130)
	(2,707)	(1,544)
Impact of currency rate movements on cash and cash equivalents	(191)	324
Increase (decrease) in cash and cash equivalents	(5,556)	10,631
Cash and cash equivalents at beginning	35,234	31,870
Cash and cash equivalents at end(2)	29,678	42,501
Supplementary information about cash flows from operating activities
Interest paid	8,065	5,166
Interest and dividends received	9,645	7,317
Income taxes paid	588	428

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect changes in accounting policies arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	This item is the equivalent of Consolidated Balance Sheet item Cash and deposits with financial institutions. It includes an amount of $10.5 billion as at April 30, 2024 ($9.3 billion as at October 31, 2023) for which there are restrictions and of which $6.1 billion ($6.5 billion as at October 31, 2023) represents the balances that the Bank must maintain with central banks, other regulatory agencies, and certain counterparties.

National Bank of Canada	57
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Notes to the Interim Condensed Consolidated Financial Statements

(unaudited) (millions of Canadian dollars)

Note 1	Basis of Presentation	58	Note 10	Other Liabilities	81
Note 2	Accounting Policy Changes	59	Note 11	Subordinated Debt	81
Note 3	Future Accounting Policy Changes	60	Note 12	Share Capital and Other Equity Instruments	81
Note 4	Fair Value of Financial Instruments	61	Note 13	Capital Disclosure	82
Note 5	Financial Instruments Designated at Fair Value Through		Note 14	Share–Based Payments	83
	Profit or Loss	66	Note 15	Employee Benefits – Pension Plans and Other
Note 6	Securities	67		Post–Employment Benefit Plans	84
Note 7	Loans and Allowances for Credit Losses	68	Note 16	Income Taxes	85
Note 8	Other Assets	80	Note 17	Earnings Per Share	86
Note 9	Deposits	80	Note 18	Segment Disclosures	86

Note 1 – Basis of Presentation

On May 28, 2024, the Board of Directors authorized the publication of the Bank’s unaudited interim condensed consolidated financial statements (the consolidated financial statements) for the quarter and six–month period ended April 30, 2024.

The Bank’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions (Canada) (OSFI), the consolidated financial statements are to be prepared in accordance with IFRS. IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS.

These consolidated financial statements were prepared in accordance with IAS 34 – Interim Financial Reporting and using the same accounting policies as those described in Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023, except for the changes described in Note 2 to these consolidated financial statements, which have been applied since November 1, 2023 upon the adoption of IFRS 17 – Insurance Contracts (IFRS 17). Certain comparative amounts have been adjusted to reflect these accounting policy changes.

Judgment, Estimates and Assumptions

In preparing consolidated financial statements in accordance with IFRS, management must exercise judgment and make estimates and assumptions that affect the reporting date carrying amounts of assets and liabilities, net income, and related information. Some of the Bank’s accounting policies, such as measurement of expected credit losses (ECLs), require particularly complex judgments and estimates. See Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023 for a summary of the most significant estimation processes used to prepare the consolidated financial statements in accordance with IFRS and for the valuation techniques used to determine the carrying values and fair values of assets and liabilities.

The geopolitical landscape (notably, the Russia–Ukraine war and clashes between Israel and Hamas), inflation, climate change, and higher interest rates continue to create uncertainty. As a result, establishing reliable estimates and applying judgment continue to be substantially complex. The uncertainty regarding certain key inputs used in measuring ECLs is described in Note 7 to these consolidated financial statements.

Unless otherwise indicated, all amounts are expressed in Canadian dollars, which is the Bank’s functional and presentation currency.

National Bank of Canada	58
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Notes to the Interim Condensed Consolidated Financial Statements

(unaudited) (millions of Canadian dollars)

Note 2 – Accounting Policy Changes

On November 1, 2023, the Bank adopted IFRS 17 – Insurance Contracts (IFRS 17).

Insurance Revenues

Insurance contracts, including reinsurance contracts, are arrangements under which one party accepts significant insurance risk by agreeing to compensate the policyholder if a specified uncertain future event was to occur.

The Bank uses the General Measurement Model (GMM) to measure most of its insurance and reinsurance contracts based on the present value of estimates of the expected future cash flows necessary to fulfill the contracts, including an adjustment for non–financial risk as well as the contractual service margin (CSM), which represents the unearned profits that will be recognized as services are provided in the future. The Bank has chosen to apply the simplified approach (the Premium Allocation Approach or PAA) to measure insurance contracts with coverage periods of one year or less. The insurance revenues from these contracts are recognized systematically over the coverage period. For all measurement approaches, if contracts are expected to be onerous, losses are recognized immediately in the Consolidated Statement of Income.

Upon the issuance of a contract, an insurance asset or liability and a reinsurance asset, if applicable, are recognized in Other assets and in Other liabilities on the Consolidated Balance Sheet. Subsequent changes in the carrying values of the insurance asset and liability and reinsurance asset are recognized on a net basis in Non–interest income in the Consolidated Statement of Income.

Insurance service expenses consist mainly of incurred claims and other insurance service expenses, amortization of insurance acquisition cash flows, and losses on onerous contracts as well as reversals of such losses. Royalties received from reinsurers are recognized in the Consolidated Statement of Income as the Bank receives services under groups of reinsurance contracts. Amounts recovered from reinsurers comprise cash flows related to the claims or benefit experience of the underlying contracts. All of these amounts are recognized as a deduction from insurance revenues in Non–interest income in the Consolidated Statement of Income.

Impacts of IFRS 17 Adoption

The IFRS 17 requirements have been applied retrospectively by adjusting the Consolidated Balance Sheet balances on the date of initial application, i.e., November 1, 2022. The impacts of IFRS 17 adoption have been recognized through an adjustment to Retained earnings as at November 1, 2022. The following information presents the impacts on the Consolidated Balance Sheets as at November 1, 2022 and as at October 31, 2023:

Consolidated Balance Sheets

	As at October 31, 2023		As at October 31, 2023	As at October 31, 2022		As at November 1, 2022
	As published	IFRS 17 adjustments	Adjusted	As published	IFRS 17 adjustments	Adjusted
Assets
Other assets	7,889	(101)	7,788	5,958	(50)	5,908
Liabilities
Other liabilities	7,423	(7)	7,416	6,361	(2)	6,359
Equity Retained earnings	16,744	(94)	16,650	15,140	(48)	15,092

As at October 31, 2023, the net CSM amount related to the new recognition and measurement principles for insurance and reinsurance assets and liabilities stood at $109 million ($89 million as at November 1, 2022).

National Bank of Canada	59
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements

Notes to the Interim Condensed Consolidated Financial Statements

(unaudited) (millions of Canadian dollars)

Note 2 – Accounting Policy Changes (cont.)

The following information presents the impacts on the Consolidated Statement of Income for the comparative quarter and six–month period:

Consolidated Statement of Income – Increase (Decrease)

	Quarter ended	Six months ended
	April 30, 2023	April 30, 2023
Non–interest income – Insurance revenues, net	(33)	(53)
Total revenues	(33)	(53)
Compensation and employee benefits	(7)	(14)
Occupancy	–	(1)
Technology	(2)	(4)
Professional fees	–	(1)
Other	(3)	(5)
Non–interest expenses	(12)	(25)
Income before provisions for credit losses and income taxes	(21)	(28)
Income before income taxes	(21)	(28)
Income taxes	(6)	(8)
Net income	(15)	(20)

Note 3 – Future Accounting Policy Changes

The Bank closely monitors both new accounting standards and amendments to existing accounting standards issued by the IASB. The following standard has been issued but is not yet effective. The Bank is currently assessing the impact of applying this standard on its consolidated financial statements.

Effective Date – November 1, 2027

IFRS 18 – Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued a new accounting standard, IFRS 18 – Presentation and Disclosure in Financial Statements (IFRS 18). This new standard replaces the current IAS 1 accounting standard that covers the presentation of financial statements. IFRS 18 presents a new accounting framework that will improve how information is communicated in financial statements, in particular performance–related information in the consolidated income statement, and that will introduce limited changes to the consolidated statement of cash flows and the consolidated statement of financial position. IFRS 18 must be applied retrospectively for annual periods beginning on or after January 1, 2027. Earlier application is permitted.

National Bank of Canada	60
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 4 – Fair Value of Financial Instruments

Fair Value and Carrying Value of Financial Instruments by Category

Financial assets and financial liabilities are recognized on the Consolidated Balance Sheet at fair value or at amortized cost in accordance with the categories set out in the accounting framework for financial instruments.

	As at April 30, 2024
				Carrying value and fair value	Carrying value	Fair value
	Financial	Financial	Debt securities	Equity securities
	instruments	instruments	classified as at	designated at
	classified as at	designated at	fair value	fair value	Financial	Financial
	fair value	fair value	through other	through other	instruments	instruments	Total	Total
	through profit	through profit	comprehensive	comprehensive	at amortized	at amortized	carrying	fair
	or loss	or loss	income	income	cost, net	cost, net	value	value
Financial assets
Cash and deposits with financial institutions	–	–	–	–	29,678	29,678	29,678	29,678

Securities	105,763	417	11,404	673	12,183	11,852	130,440	130,109

Securities purchased under reverse repurchase agreements and securities borrowed	–	–	–	–	21,157	21,157	21,157	21,157

Loans and acceptances, net of allowances	14,248	–	–	–	220,522	219,455	234,770	233,703

Other
Derivative financial instruments	12,580	–	–	–	–	–	12,580	12,580
Other assets	1,845	–	–	–	3,184	3,184	5,029	5,029
Financial liabilities Deposits(1)	–	22,953			283,928	284,302	306,881	307,255

Other
Acceptances	–	–			3,508	3,508	3,508	3,508
Obligations related to securities sold short	10,880	–			–	–	10,880	10,880
Obligations related to securities sold under repurchase agreements and securities loaned	–	–			41,494	41,494	41,494	41,494
Derivative financial instruments	19,164	–			–	–	19,164	19,164
Liabilities related to transferred receivables	–	10,231			16,395	15,816	26,626	26,047
Other liabilities	–	–			3,920	3,919	3,920	3,919

Subordinated debt	–	–			1,237	1,251	1,237	1,251

(1)	Includes embedded derivative financial instruments.

National Bank of Canada	61
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 4 - Fair Value of Financial Instruments (cont.)

							As at October 31, 2023(1)
				Carrying value and fair value	Carrying value	Fair value
	Financial instruments classified as at fair value through profit or loss	Financial instruments designated at fair value through profit or loss	Debt securities classified as at fair value through other comprehensive income	Equity securities designated at fair value through other comprehensive income	Financial instruments at amortized cost, net	Financial instruments at amortized cost, net	Total carrying value	Total fair value
Financial assets
Cash and deposits with financial institutions	–	–	–	–	35,234	35,234	35,234	35,234

Securities	99,236	758	8,583	659	12,582	12,097	121,818	121,333

Securities purchased under reverse repurchase agreements and securities borrowed	–	–	–	–	11,260	11,260	11,260	11,260

Loans and acceptances, net of allowances	13,124	–	–	–	212,319	210,088	225,443	223,212

Other
Derivative financial instruments	17,516	–	–	–	–	–	17,516	17,516
Other assets	73	–	–	–	4,285	4,285	4,358	4,358
Financial liabilities Deposits(2)	–	18,275			269,898	269,490	288,173	287,765

Other
Acceptances	–	–			6,627	6,627	6,627	6,627
Obligations related to securities sold short	13,660	–			–	–	13,660	13,660
Obligations related to securities sold under repurchase agreements and securities loaned	–	–			38,347	38,347	38,347	38,347
Derivative financial instruments	19,888	–			–	–	19,888	19,888
Liabilities related to transferred receivables	–	9,952			15,082	14,255	25,034	24,207
Other liabilities	–	–			3,497	3,494	3,497	3,494

Subordinated debt	–	–			748	727	748	727

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	Includes embedded derivative financial instruments.

Establishing Fair Value

The fair value of a financial instrument is the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price).

Unadjusted quoted prices in active markets provide the best evidence of fair value. When there is no quoted price in an active market, the Bank applies other valuation techniques that maximize the use of relevant observable inputs and that minimize the use of unobservable inputs. Such valuation techniques include the following: using information available from recent market transactions, referring to the current fair value of a comparable financial instrument, applying discounted cash flow analysis, applying option pricing models, or relying on any other valuation technique that is commonly used by market participants and has proven to yield reliable estimates. Judgment is required when applying many of the valuation techniques. The Bank’s valuations were based on its assessment of the conditions prevailing as at April 30, 2024 and may change in the future. Furthermore, there may be measurement uncertainty resulting from the choice of valuation model used.

Fair value is established in accordance with a rigorous control framework. The Bank has policies and procedures that govern the process for determining fair value. The Bank’s valuation governance structure has remained largely unchanged from that described in Note 3 to the audited annual consolidated financial statements for the year ended October 31, 2023. The valuation techniques used to determine the fair value of financial assets and financial liabilities are also described in this note, and no significant changes have been made to the valuation techniques.

National Bank of Canada	62
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Financial Instruments Recorded at Fair Value on the Consolidated Balance Sheet

Hierarchy of Fair Value Measurements

IFRS establishes a fair value measurement hierarchy that classifies the inputs used in financial instrument fair value measurement techniques according to three levels. This fair value hierarchy requires observable market inputs in an active market to be used whenever such inputs exist. According to the hierarchy, the highest level of inputs are unadjusted quoted prices in active markets for identical instruments and the lowest level of inputs are unobservable inputs. In some cases, the inputs used to measure the fair value of a financial instrument might be categorized within different levels of the fair value hierarchy. In those cases, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. For additional information, see Note 3 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Transfers of financial instruments between Levels 1 and 2 and transfers to (or from) Level 3 are deemed to have taken place at the beginning of the quarter in which the transfer occurred. Significant transfers can occur between the fair value hierarchy levels due to new information on inputs used to determine fair value and the observable nature of those inputs.

During the quarter ended April 30, 2024, $5 million in securities classified as at fair value through profit or loss and $1 million in obligations related to securities sold short were transferred from Level 2 to Level 1 as a result of changing market conditions ($1 million in securities classified as at fair value through profit or loss during the quarter ended April 30, 2023). Also, $2 million in securities classified as at fair value through profit or loss were transferred from Level 1 to Level 2 as a result of changing market conditions during the quarter ended April 30, 2023. During the six-month periods ended April 30, 2024 and 2023, financial instruments were transferred to (or from) Level 3 due to changes in the availability of observable market inputs as a result of changing market conditions.

The following tables show financial instruments recorded at fair value on the Consolidated Balance Sheet according to the fair value hierarchy.

				As at April 30, 2024
	Level 1	Level 2	Level 3	Total financial assets/liabilities at fair value
Financial assets
Securities
At fair value through profit or loss
Securities issued or guaranteed by Canadian government	6,093	10,757	–	16,850
Canadian provincial and municipal governments	–	8,482	–	8,482
U.S. Treasury, other U.S. agencies and other foreign governments	1,323	1,075	–	2,398
Other debt securities	–	3,535	56	3,591
Equity securities	71,582	2,735	542	74,859
	78,998	26,584	598	106,180
At fair value through other comprehensive income
Securities issued or guaranteed by Canadian government	164	4,880	–	5,044
Canadian provincial and municipal governments	–	2,270	–	2,270
U.S. Treasury, other U.S. agencies and other foreign governments	2,899	157	–	3,056
Other debt securities	–	1,034	–	1,034
Equity securities	–	311	362	673
	3,063	8,652	362	12,077
Loans	–	14,046	202	14,248
Other
Derivative financial instruments	207	12,169	204	12,580
Other assets – Other items	–	1,767	78	1,845
	82,268	63,218	1,444	146,930
Financial liabilities Deposits(1)	–	23,013	–	23,013
Other
Obligations related to securities sold short	6,645	4,235	–	10,880
Derivative financial instruments	482	18,660	22	19,164
Liabilities related to transferred receivables	–	10,231	–	10,231
	7,127	56,139	22	63,288

(1)	The amounts include the fair value of embedded derivative financial instruments in deposits.

National Bank of Canada	63
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 4 - Fair Value of Financial Instruments (cont.)

		As at October 31, 2023
	Level 1	Level 2	Level 3	Total financial assets/liabilities at fair value
Financial assets
Securities
At fair value through profit or loss
Securities issued or guaranteed by Canadian government	6,403	10,872	–	17,275
Canadian provincial and municipal governments	–	8,260	–	8,260
U.S. Treasury, other U.S. agencies and other foreign governments	2,781	2,105	–	4,886
Other debt securities	–	3,450	65	3,515
Equity securities	65,018	554	486	66,058
	74,202	25,241	551	99,994
At fair value through other comprehensive income
Securities issued or guaranteed by Canadian government	73	4,124	–	4,197
Canadian provincial and municipal governments	–	1,938	–	1,938
U.S. Treasury, other U.S. agencies and other foreign governments	904	254	–	1,158
Other debt securities	–	1,290	–	1,290
Equity securities	–	281	378	659
	977	7,887	378	9,242
Loans	–	12,907	217	13,124
Other
Derivative financial instruments	285	17,224	7	17,516
Other assets – Other items	–	–	73	73
	75,464	63,259	1,226	139,949
Financial liabilities
Deposits(1)	–	18,134	–	18,134
Other
Obligations related to securities sold short	8,335	5,325	–	13,660
Derivative financial instruments	467	19,399	22	19,888
Liabilities related to transferred receivables	–	9,952	–	9,952
	8,802	52,810	22	61,634

(1)	The amounts include the fair value of embedded derivative financial instruments in deposits.

Financial Instruments Classified in Level 3

The Bank classifies financial instruments in Level 3 when the valuation technique is based on at least one significant input that is not observable in the markets. The Bank maximizes the use of observable inputs to determine the fair value of financial instruments.

For a description of the valuation techniques and significant unobservable inputs used in determining the fair value of financial instruments classified in Level 3, see Note 3 to the audited annual consolidated financial statements for the year ended October 31, 2023. For the quarter and six-month period ended April 30, 2024, no significant change was made to the valuation techniques and significant unobservable inputs used in determining fair value.

Sensitivity Analysis of Financial Instruments Classified in Level 3

The Bank performs sensitivity analyses for the fair value measurements of Level 3 financial instruments, substituting unobservable inputs with one or more reasonably possible alternative assumptions. For additional information on how a change in an unobservable input might affect the fair value measurements of Level 3 financial instruments, see Note 3 to the audited annual consolidated financial statements for the year ended October 31, 2023. For the six-month period ended April 30, 2024, there were no significant changes in the sensitivity analyses of Level 3 financial instruments, except for derivative financial instruments for which the reasonable fair value range could result in a $68 million increase or decrease in the net fair value recorded as at April 30, 2024 (a $16 million increase or decrease as at October 31, 2023).

National Bank of Canada	64
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Change in the Fair Value of Financial Instruments Classified in Level 3

The Bank may hedge the fair value of financial instruments classified in the various levels through offsetting hedge positions. Gains and losses on financial instruments classified in Level 3 presented in the following tables do not reflect the inverse gains and losses on financial instruments used for economic hedging purposes that may have been classified in Level 1 or Level 2 by the Bank. In addition, the Bank may hedge the fair value of financial instruments classified in Level 3 using other financial instruments classified in Level 3. The effect of these hedges is not included in the net amount presented in the following tables. The gains and losses presented hereafter may comprise changes in fair value based on observable and unobservable inputs.

	Six months ended April 30, 2024
	Securities at fair value through profit or loss	Securities at fair value through other comprehensive income	Loans and other assets	Derivative financial instruments(1)	Deposits(2)
Fair value as at October 31, 2023	551	378	290	(15)	–
Total realized and unrealized gains (losses) included in Net income(3)	36	–	7	(4)	–
Total realized and unrealized gains (losses) included in
Other comprehensive income	–	(7)	-	–	–
Purchases	22	-	-	–	–
Sales	(11)	(9)	(2)	–	–
Issuances	–	–	10	–	–
Settlements and other	–	–	(25)	200	–
Financial instruments transferred into Level 3	–	–	–	(1)	–
Financial instruments transferred out of Level 3	–	–	–	2	–
Fair value as at April 30, 2024	598	362	280	182	–
Change in unrealized gains and losses included in Net income with respect to financial assets and financial liabilities held as at April 30, 2024(4)	81	-	7	(4)	-

				Six months ended April 30, 2023
	Securities at fair value through profit or loss	Securities at fair value through other comprehensive income	Loans and other assets	Derivative financial instruments(1)	Deposits(2)
Fair value as at October 31, 2022	476	320	331	(17)	(8)
Total realized and unrealized gains (losses) included in Net income(5)	1	–	4	4	–
Total realized and unrealized gains (losses) included in Other comprehensive income	–	11	–	–	–
Purchases	36	–	–	–	–
Sales	(9)	–	–	–	–
Issuances	–	–	12	–	–
Settlements and other	–	–	(30)	7	–
Financial instruments transferred into Level 3	–	–	–	2	–
Financial instruments transferred out of Level 3	–	–	–	3	8
Fair value as at April 30, 2023	504	331	317	(1)	–
Change in unrealized gains and losses included in Net income with respect to financial assets and financial liabilities held as at April 30, 2023(6)	13	–	4	4	–

(1)	The derivative financial instruments include assets and liabilities presented on a net basis.
(2)	The amounts include the fair value of embedded derivative financial instruments in deposits.
(3)	Total gains (losses) included in Non-interest income was a gain of $39 million.
(4)	Total unrealized gains (losses) included in Non-interest income was an unrealized gain of $84 million.
(5)	Total gains (losses) included in Non-interest income was a gain of $9 million.
(6)	Total unrealized gains (losses) included in Non-interest income was an unrealized gain of $21 million.

National Bank of Canada	65
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 5 – Financial Instruments Designated at Fair Value Through Profit or Loss

The Bank chose to designate certain financial instruments at fair value through profit or loss according to the criteria presented in Note 1 to the audited annual consolidated financial statements for the year ended October 31, 2023. Consistent with its risk management strategy and in accordance with the fair value option, which permits the designation if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring financial assets and financial liabilities or recognizing the gains and losses thereon on different bases, the Bank designated certain securities, certain securities purchased under reverse repurchase agreements, and certain liabilities related to transferred receivables at fair value through profit or loss. The fair value of liabilities related to transferred receivables does not include credit risk, as the holders of these liabilities are not exposed to the Bank’s credit risk. The Bank also designated certain deposits that include embedded derivative financial instruments at fair value through profit or loss.

To determine a change in fair value arising from a change in the credit risk of deposits designated at fair value through profit or loss, the Bank calculates, at the beginning of the period, the present value of the instrument’s contractual cash flows using the following rates: first, an observed discount rate for similar securities that reflects the Bank’s credit spread and, then, a rate that excludes the Bank’s credit spread. The difference obtained between the two values is then compared to the difference obtained using the same rates at the end of the period.

Information about the financial assets and financial liabilities designated at fair value through profit or loss is provided in the following tables.

	Carrying value as at April 30, 2024	Unrealized gains (losses) for the quarter ended April 30, 2024	Unrealized gains (losses) for the six months ended April 30, 2024	Unrealized gains (losses) since the initial recognition of the instrument
Financial assets designated at fair value through profit or loss
Securities	417	(6)	2	(5)
Financial liabilities designated at fair value through profit or loss
Deposits(1)(2)	22,953	11	(1,745)	2,165
Liabilities related to transferred receivables	10,231	75	(96)	451
	33,184	86	(1,841)	2,616
	Carrying value as at April 30, 2023	Unrealized gains (losses) for the quarter ended April 30, 2023	Unrealized gains (losses) for the six months ended April 30, 2023	Unrealized gains (losses) since the initial recognition of the instrument
Financial assets designated at fair value through profit or loss
Securities	855	3	10	3
Securities purchased under reverse repurchase agreements	39	–	–	–
	894	3	10	3
Financial liabilities designated at fair value through profit or loss
Deposits(1)(2)	18,625	66	(1,066)	2,071
Liabilities related to transferred receivables	10,419	(7)	(107)	410
	29,044	59	(1,173)	2,481

(1)	For the quarter ended April 30, 2024, the change in the fair value of deposits designated at fair value through profit or loss attributable to credit risk, and recorded in Other comprehensive income, resulted in a loss of $233 million ($27 million loss for the quarter ended April 30, 2023). For the six-month period ended April 30, 2024, this change resulted in a loss of $461 million ($219 million loss for the six-month period ended April 30, 2023).
(2)	The amount at maturity that the Bank will be contractually required to pay to the holders of these deposits varies and will differ from the reporting date fair value.

National Bank of Canada	66
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 6 – Securities

Credit Quality

As at April 30, 2024 and as at October 31, 2023, securities at fair value through other comprehensive income and securities at amortized cost were mainly classified in Stage 1, with their credit quality falling mostly in the “Excellent” category according to the Bank’s internal risk-rating categories. For additional information on the reconciliation of allowances for credit losses, see Note 7 to these consolidated financial statements.

Unrealized Gross (Losses) on Securities at Fair Value Through Other Comprehensive Income(1)

	As at April 30, 2024
	Amortized cost	Unrealized gross gains	Unrealized gross losses	Carrying value(2)
Securities issued or guaranteed by
Canadian government	5,172	4	(132)	5,044
Canadian provincial and municipal governments	2,389	–	(119)	2,270
U.S. Treasury, other U.S. agencies and other foreign governments	3,128	–	(72)	3,056
Other debt securities	1,120	1	(87)	1,034
Equity securities	598	81	(6)	673
	12,407	86	(416)	12,077

As at October 31, 2023

Amortized cost		Unrealized gross gains	Unrealized gross losses	Carrying value(2)
Securities issued or guaranteed by
Canadian government	4,406	1	(210)	4,197
Canadian provincial and municipal governments	2,110	–	(172)	1,938
U.S. Treasury, other U.S. agencies and other foreign governments	1,227	–	(69)	1,158
Other debt securities	1,423	–	(133)	1,290
Equity securities	616	66	(23)	659
	9,782	67	(607)	9,242

(1)	Excludes the impact of hedging.
(2)	The allowances for credit losses on securities at fair value through other comprehensive income (excluding equity securities), representing $3 million as at April 30, 2024 ($3 million as at October 31, 2023), are reported in Other comprehensive income. For additional information, see Note 7 to these consolidated financial statements.

Equity Securities Designated at Fair Value Through Other Comprehensive Income

The Bank designated certain equity securities, the main business objective of which is to generate dividend income, at fair value through other comprehensive income without subsequent reclassification of gains and losses to net income. During the six-month period ended April 30, 2024, a dividend income amount of $30 million was recognized for these investments ($12 million for the six-month period ended April 30, 2023), including amounts of $2 million for investments that were sold during the six-month period ended April 30, 2024 ($1 million for investments that were sold during the six-month period ended April 30, 2023).

	Six months ended April 30, 2024			Six months ended April 30, 2023
	Equity securities of private companies	Equity securities of public companies	Total	Equity securities of private companies	Equity securities of public companies	Total
Fair value at beginning	378	281	659	320	236	556
Change in fair value	(7)	51	44	11	(3)	8
Designated at fair value through other comprehensive income	–	102	102	–	44	44
Sales(1)	(9)	(123)	(132)	–	(40)	(40)
Fair value at end	362	311	673	331	237	568

(1)	The Bank disposed of private and public company equity securities for economic reasons.

National Bank of Canada	67
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 6 – Securities (cont.)

Securities at Amortized Cost

	As at April 30, 2024	As at October 31, 2023
Securities issued or guaranteed by
Canadian government	7,433	6,172
Canadian provincial and municipal governments	1,928	1,932
U.S. Treasury, other U.S. agencies and other foreign governments	467	604
Other debt securities	2,358	3,878
Gross carrying value	12,186	12,586
Allowances for credit losses	3	4
Carrying value	12,183	12,582

Gains (Losses) on Disposals of Securities at Amortized Cost

During the six-month period ended April 30, 2024, the Bank disposed of certain debt securities measured at amortized cost (no disposal during the six-month period ended April 30, 2023). The carrying value of these securities upon disposal was $180 million for the six-month period ended April 30, 2024, and the Bank recognized gains totalling $1 million for the six-month period ended April 30, 2024 in Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income.

Note 7 – Loans and Allowances for Credit Losses

Determining and Measuring Expected Credit Losses (ECL)

Determining Expected Credit Losses

Expected credit losses are determined using a three-stage impairment approach that is based on the change in the credit quality of financial assets since initial recognition.

Non-Impaired Loans

Stage 1

Financial assets that have experienced no significant increase in credit risk between initial recognition and the reporting date, and for which 12-month expected credit losses are recorded at the reporting date, are classified in Stage 1.

Stage 2

Financial assets that have experienced a significant increase in credit risk between initial recognition and the reporting date, and for which lifetime expected credit losses are recorded at the reporting date, are classified in Stage 2.

Impaired Loans

Stage 3

Financial assets for which there is objective evidence of impairment, for which one or more events have had a detrimental impact on the estimated future cash flows of these financial assets at the reporting date, and for which lifetime expected credit losses are recorded, are classified in Stage 3.

POCI

Financial assets that are credit-impaired when purchased or originated (POCI) are classified in the POCI category.

For additional information, see Notes 1 and 7 to the audited annual consolidated financial statements for the year ended October 31, 2023.

Credit Quality of Loans

The following tables present the gross carrying amounts of loans as at April 30, 2024 and as at October 31, 2023, according to credit quality and ECL impairment stage of each loan category at amortized cost, and according to credit quality for loans at fair value through profit or loss. For additional information on credit quality according to the Internal Ratings-Based (IRB) categories, see the Internal Default Risk Ratings table on page 77 in the Credit Risk section of the 2023 Annual Report.

National Bank of Canada	68
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

	As at April 30, 2024
	Non-impaired loans		Impaired loans		Loans at fair value
	Stage 1	Stage 2	Stage 3	POCI	through profit or loss(1)	Total
Residential mortgage
Excellent	31,058	29	–	–	–	31,087
Good	16,491	361	–	–	–	16,852
Satisfactory	12,530	4,284	–	–	–	16,814
Special mention	294	772	–	–	–	1,066
Substandard	64	258	–	–	–	322
Default	–	–	86	–	–	86
IRB Approach	60,437	5,704	86	–	–	66,227
Standardized Approach	10,369	236	353	272	12,628	23,858
Gross carrying amount	70,806	5,940	439	272	12,628	90,085
Allowances for credit losses(2)	70	87	105	(90)	–	172
Carrying amount	70,736	5,853	334	362	12,628	89,913
Personal
Excellent	20,742	421	–	–	–	21,163
Good	7,204	1,911	–	–	–	9,115
Satisfactory	6,522	2,408	–	–	–	8,930
Special mention	2,084	799	–	–	–	2,883
Substandard	33	273	–	–	–	306
Default	–	–	200	–	–	200
IRB Approach	36,585	5,812	200	–	–	42,597
Standardized Approach	3,782	90	90	157	–	4,119
Gross carrying amount	40,367	5,902	290	157	–	46,716
Allowances for credit losses(2)	91	123	119	(12)	–	321
Carrying amount	40,276	5,779	171	169	–	46,395
Credit card
Excellent	655	–	–	–	–	655
Good	380	–	–	–	–	380
Satisfactory	779	65	–	–	–	844
Special mention	304	215	–	–	–	519
Substandard	36	97	–	–	–	133
Default	–	–	–	–	–	–
IRB Approach	2,154	377	–	–	–	2,531
Standardized Approach	113	–	–	–	–	113
Gross carrying amount	2,267	377	–	–	–	2,644
Allowances for credit losses(2)	33	110	–	–	–	143
Carrying amount	2,234	267	–	–	–	2,501
Business and government(3)
Excellent	8,096	–	–	–	1,340	9,436
Good	28,498	6	–	–	53	28,557
Satisfactory	32,155	10,836	–	–	141	43,132
Special mention	225	1,827	–	–	–	2,052
Substandard	36	451	–	2	–	489
Default	–	–	462	10	–	472
IRB Approach	69,010	13,120	462	12	1,534	84,138
Standardized Approach	12,156	58	76	22	86	12,398
Gross carrying amount	81,166	13,178	538	34	1,620	96,536
Allowances for credit losses(2)	198	195	179	3	–	575
Carrying amount	80,968	12,983	359	31	1,620	95,961
Total loans and acceptances
Gross carrying amount	194,606	25,397	1,267	463	14,248	235,981
Allowances for credit losses(2)	392	515	403	(99)	–	1,211
Carrying amount	194,214	24,882	864	562	14,248	234,770

(1)	Not subject to expected credit losses.
(2)	The allowances for credit losses do not include the amounts related to undrawn commitments reported in the Other liabilities item of the Consolidated Balance Sheet.
(3)	Includes customers’ liability under acceptances.

National Bank of Canada	69
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

As at October 31, 2023

	Non-impaired loans		Impaired loans		Loans at fair value
	Stage 1	Stage 2	Stage 3	POCI	through profit or loss(1)	Total
Residential mortgage
Excellent	30,075	13	–	–	–	30,088
Good	17,008	247	–	–	–	17,255
Satisfactory	11,795	4,118	–	–	–	15,913
Special mention	318	773	–	–	–	1,091
Substandard	61	252	–	–	–	313
Default	–	–	66	–	–	66
AIRB Approach	59,257	5,403	66	–	–	64,726
Standardized Approach	9,540	218	287	304	11,772	22,121
Gross carrying amount	68,797	5,621	353	304	11,772	86,847
Allowances for credit losses(2)	69	93	87	(95)	–	154
Carrying amount	68,728	5,528	266	399	11,772	86,693
Personal
Excellent	21,338	120	–	–	–	21,458
Good	7,360	1,665	–	–	–	9,025
Satisfactory	6,497	2,240	–	–	–	8,737
Special mention	1,849	810	–	–	–	2,659
Substandard	29	224	–	–	–	253
Default	–	–	156	–	–	156
AIRB Approach	37,073	5,059	156	–	–	42,288
Standardized Approach	3,713	79	71	207	–	4,070
Gross carrying amount	40,786	5,138	227	207	–	46,358
Allowances for credit losses(2)	91	108	87	(15)	–	271
Carrying amount	40,695	5,030	140	222	–	46,087
Credit card
Excellent	641	–	–	–	–	641
Good	380	1	–	–	–	381
Satisfactory	752	68	–	–	–	820
Special mention	304	210	–	–	–	514
Substandard	37	86	–	–	–	123
Default	–	–	–	–	–	–
AIRB Approach	2,114	365	–	–	–	2,479
Standardized Approach	124	–	–	–	–	124
Gross carrying amount	2,238	365	–	–	–	2,603
Allowances for credit losses(2)	33	106	–	–	–	139
Carrying amount	2,205	259	–	–	–	2,464
Business and government(3)
Excellent	7,785	–	–	–	1,113	8,898
Good	28,525	16	–	–	53	28,594
Satisfactory	32,095	8,400	–	2	140	40,637
Special mention	215	1,790	–	–	–	2,005
Substandard	27	290	–	–	–	317
Default	–	–	397	–	–	397
AIRB Approach	68,647	10,496	397	2	1,306	80,848
Standardized Approach	9,774	57	47	47	46	9,971
Gross carrying amount	78,421	10,553	444	49	1,352	90,819
Allowances for credit losses(2)	182	194	244	–	–	620
Carrying amount	78,239	10,359	200	49	1,352	90,199
Total loans and acceptances
Gross carrying amount	190,242	21,677	1,024	560	13,124	226,627
Allowances for credit losses(2)	375	501	418	(110)	–	1,184
Carrying amount	189,867	21,176	606	670	13,124	225,443

(1)	Not subject to expected credit losses.
(2)	The allowances for credit losses do not include the amounts related to undrawn commitments reported in the Other liabilities item of the Consolidated Balance Sheet.
(3)	Includes customers’ liability under acceptances.

National Bank of Canada	70
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

The following table presents the credit risk exposures of off-balance-sheet commitments as at April 30, 2024 and as at October 31, 2023 according to credit quality and ECL impairment stage.

			As at April 30, 2024				As at October 31, 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Off-balance-sheet commitments(1)
Retail
Excellent	16,912	156	–	17,068	16,648	67	–	16,715
Good	3,633	487	–	4,120	3,485	467	–	3,952
Satisfactory	1,360	289	–	1,649	1,268	285	–	1,553
Special mention	221	97	–	318	239	93	–	332
Substandard	16	18	–	34	17	15	–	32
Default	–	–	2	2	–	–	2	2

Non-retail
Excellent	13,688	–	–	13,688	14,117	–	–	14,117
Good	21,885	–	–	21,885	21,082	–	–	21,082
Satisfactory	14,060	5,096	–	19,156	12,258	4,354	–	16,612
Special mention	21	235	–	256	17	248	–	265
Substandard	48	88	–	136	19	33	–	52
Default	–	–	14	14	–	–	10	10
IRB Approach	71,844	6,466	16	78,326	69,150	5,562	12	74,724
Standardized Approach	17,714	–	–	17,714	18,172	–	–	18,172
Total exposure	89,558	6,466	16	96,040	87,322	5,562	12	92,896
Allowances for credit losses	139	57	–	196	116	60	–	176
Total exposure, net of allowances	89,419	6,409	16	95,844	87,206	5,502	12	92,720

(1)	Represent letters of guarantee and documentary letters of credit, undrawn commitments, and backstop liquidity and credit enhancement facilities.

Loans Past Due But Not Impaired(1)

	As at April 30, 2024				As at October 31, 2023
	Residential mortgage	Personal	Credit card	Business and government(2)	Residential mortgage	Personal	Credit card	Business and government(2)
Past due but not impaired
31 to 60 days	147	94	27	23	139	102	27	38
61 to 90 days	93	50	16	35	58	65	14	21
Over 90 days(3)	–	–	34	–	–	–	30	–
	240	144	77	58	197	167	71	59

(1)	Loans less than 31 days past due are not presented as they are not considered past due from an administrative standpoint.
(2)	Includes customers’ liability under acceptances.
(3)	All loans more than 90 days past due, except for credit card receivables, are considered impaired (Stage 3).

Impaired Loans

		As at April 30, 2024			As at October 31, 2023
	Gross	Allowances for credit losses	Net	Gross	Allowances for credit losses	Net
Loans – Stage 3
Residential mortgage	439	105	334	353	87	266
Personal	290	119	171	227	87	140
Credit card(1)	–	–	–	–	–	–
Business and government(2)	538	179	359	444	244	200
	1,267	403	864	1,024	418	606
Loans – POCI	463	(99)	562	560	(110)	670
	1,730	304	1,426	1,584	308	1,276

(1)	Credit card receivables are considered impaired, at the latest, when payment is 180 days past due, and they are written off at that time.
(2)	Includes customers’ liability under acceptances.

National Bank of Canada	71
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 7 - Loans and Allowances for Credit Losses (cont.)

Allowances for Credit Losses

The following tables present a reconciliation of the allowances for credit losses by Consolidated Balance Sheet item and by type of off-balance-sheet commitment.

					Quarter ended April 30, 2024
	Allowances for credit losses as at January 31, 2024	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at April 30, 2024
Balance sheet
Cash and deposits with financial institutions(2)(3)	7	1	–	–	–	8
Securities(3)
At fair value through other comprehensive income(4)	3	–	–	–	–	3
At amortized cost(2)	3	–	–	–	–	3
Securities purchased under reverse repurchase agreements and securities borrowed(2)(3)	–	–	–	–	–	–
Loans(5)
Residential mortgage	166	6	–	(2)	2	172
Personal	293	53	(30)	–	5	321
Credit card	144	23	(27)	–	3	143
Business and government	556	63	(89)	–	5	535
Customers’ liability under acceptances	52	(12)	–	–	–	40
	1,211	133	(146)	(2)	15	1,211
Other assets(2)(3)	–	–	–	–	–	–
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	19	(1)	–	–	–	18
Undrawn commitments	166	6	–	–	–	172
Backstop liquidity and credit enhancement facilities	7	(1)	–	–	–	6
	192	4	–	–	–	196
	1,416	138	(146)	(2)	15	1,421

					Quarter ended April 30, 2023
	Allowances for credit losses as at January 31, 2023	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at April 30, 2023
Balance sheet
Cash and deposits with financial institutions(2)(3)	5	2	-	-	–	7
Securities(3)
At fair value through other comprehensive income(4)	1	1	–	–	–	2
At amortized cost(2)	8	–	–	–	–	8
Securities purchased under reverse repurchase agreements and securities borrowed(2)(3)	–	–	–	–	–	–
Loans(5)
Residential mortgage	135	6	–	–	–	141
Personal	257	21	(21)	–	5	262
Credit card	136	14	(20)	–	4	134
Business and government	432	63	(3)	–	3	495
Customers’ liability under acceptances	47	(9)	–	–	–	38
	1,007	95	(44)	–	12	1,070
Other assets(2)(3)	–	–	–	–	–	–
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	13	(2)	–	–	–	11
Undrawn commitments	142	(11)	–	–	–	131
Backstop liquidity and credit enhancement facilities	6	–	–	–	–	6
	161	(13)	–	–	–	148
	1,182	85	(44)	–	12	1,235

(1)	The contractual amount outstanding on financial assets that were written off during the quarter ended April 30, 2024 and that are still subject to enforcement activity was $41 million ($27 million for the quarter ended April 30, 2023).
(2)	These financial assets are presented net of the allowances for credit losses on the Consolidated Balance Sheet.
(3)	As at April 30, 2024 and 2023, these financial assets were mainly classified in Stage 1 and their credit quality fell mostly within the Excellent category.
(4)	The allowances for credit losses are reported in the Accumulated other comprehensive income item of the Consolidated Balance Sheet.
(5)	The allowances for credit losses are reported in the Allowances for credit losses item of the Consolidated Balance Sheet.
(6)	The allowances for credit losses are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada	72
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

					Six months ended April 30, 2024
	Allowances for credit losses as at October 31, 2023	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at April 30, 2024
Balance sheet
Cash and deposits with financial institutions(2)(3)	10	(2)	–	–	–	8
Securities(3)
At fair value through other comprehensive income(4)	3	–	–	–	–	3
At amortized cost(2)	4	(1)	–	–	–	3
Securities purchased under reverse repurchase agreements and securities borrowed(2)(3)	–	–	–	–	–	–
Loans(5)
Residential mortgage	154	21	(1)	(2)	–	172
Personal	271	97	(53)	–	6	321
Credit card	139	50	(53)	–	7	143
Business and government	567	86	(133)	–	15	535
Customers’ liability under acceptances	53	(13)	–	–	–	40
	1,184	241	(240)	(2)	28	1,211
Other assets(2)(3)	–	–	–	–	–	–
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	16	2	–	–	–	18
Undrawn commitments	152	20	–	–	–	172
Backstop liquidity and credit enhancement facilities	8	(2)	–	–	–	6
	176	20	–	–	–	196
	1,377	258	(240)	(2)	28	1,421

					Six months ended April 30, 2023
	Allowances for credit losses as at October 31, 2022	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at April 30, 2023
Balance sheet
Cash and deposits with financial institutions(2)(3)	5	2	-	-	-	7
Securities(3) At fair value through other comprehensive income(4)	2	–	–	–	–	2
At amortized cost(2)	7	1	–	–	–	8
Securities purchased under reverse repurchase agreements and securities borrowed(2)(3)	–	–	–	–	–	–
Loans(5)
Residential mortgage	118	25	(1)	–	(1)	141
Personal	239	52	(37)	–	8	262
Credit card	126	39	(38)	–	7	134
Business and government	418	82	(8)	–	3	495
Customers’ liability under acceptances	54	(16)	–	–	–	38
	955	182	(84)	–	17	1,070
Other assets(2)(3)	–	–	–	–	–	–
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	13	(2)	–	–	–	11
Undrawn commitments	143	(12)	–	–	–	131
Backstop liquidity and credit enhancement facilities	6	–	–	–	–	6
	162	(14)	–	–	–	148
	1,131	171	(84)	–	17	1,235

(1)	The contractual amount outstanding on financial assets that were written off during the six-month period ended April 30, 2024 and that are still subject to enforcement activity was $76 million ($52 million for the six-month period ended April 30, 2023).
(2)	These financial assets are presented net of the allowances for credit losses on the Consolidated Balance Sheet.
(3)	As at April 30, 2024 and 2023, these financial assets were mainly classified in Stage 1 and their credit quality fell mostly within the Excellent category.
(4)	The allowances for credit losses are reported in the Accumulated other comprehensive income item of the Consolidated Balance Sheet.
(5)	The allowances for credit losses are reported in the Allowances for credit losses item of the Consolidated Balance Sheet.
(6)	The allowances for credit losses are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada	73
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 7 - Loans and Allowances for Credit Losses (cont.)

The following tables present a reconciliation of allowances for credit losses for each loan category at amortized cost according to ECL impairment stage.

	Quarter ended April 30, 2024							Quarter ended April 30, 2023
	Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans			Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Residential mortgage
Balance at beginning	71	91	96	(92)	166	62	84	60	(71)	135
Originations or purchases	4	–	–	–	4	3	–	–	–	3
Transfers(2):
to Stage 1	16	(14)	(2)	–	–	13	(11)	(2)	–	–
to Stage 2	(2)	7	(5)	–	–	(3)	9	(6)	–	–
to Stage 3	–	(4)	4	–	–	–	(6)	6	–	–
Net remeasurement of loss allowances(3)	(16)	7	14	4	9	(9)	9	5	5	10
Derecognitions(4)	(2)	(1)	(4)	–	(7)	(2)	(4)	(1)	–	(7)
Changes to models	–	–	–	–	–	–	–	–	–	–
Provisions for credit losses	–	(5)	7	4	6	2	(3)	2	5	6
Write-offs	–	–	–	–	–	–	–	–	–	–
Disposals	(2)	–	–	–	(2)	–	–	–	–	–
Recoveries	–	–	–	–	–	–	–	–	–	–
Foreign exchange movements and other	1	1	2	(2)	2	–	–	1	(1)	–
Balance at end	70	87	105	(90)	172	64	81	63	(67)	141
Includes:
Amounts drawn	70	87	105	(90)	172	64	81	63	(67)	141
Undrawn commitments(5)	–	–	–	–	–	–	–	–	–	–
Personal
Balance at beginning	97	116	103	(13)	303	75	121	79	(11)	264
Originations or purchases	6	–	–	–	6	7	–	–	–	7
Transfers(2):
to Stage 1	22	(19)	(3)	–	–	29	(28)	(1)	–	–
to Stage 2	(7)	9	(2)	–	–	(3)	5	(2)	–	–
to Stage 3	(1)	(19)	20	–	–	–	(14)	14	–	–
Net remeasurement of loss allowances(3)	(19)	44	29	1	55	(25)	35	11	1	22
Derecognitions(4)	(3)	(3)	(1)	–	(7)	(2)	(5)	(1)	–	(8)
Changes to models	–	–	–	–	–	–	–	–	–	–
Provisions for credit losses	(2)	12	43	1	54	6	(7)	21	1	21
Write-offs	–	–	(30)	–	(30)	–	–	(21)	–	(21)
Disposals	–	–	–	–	–	–	–	–	–	–
Recoveries	–	–	4	–	4	–	–	4	–	4
Foreign exchange movements and other	2	–	(1)	–	1	1	–	–	–	1
Balance at end	97	128	119	(12)	332	82	114	83	(10)	269
Includes:
Amounts drawn	91	123	119	(12)	321	79	110	83	(10)	262
Undrawn commitments(5)	6	5	–	–	11	3	4	–	–	7

(1)	No POCI loans were acquired during the quarters ended April 30, 2024 and April 30, 2023.
(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.
(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.
(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).
(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada	74
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

	Quarter ended April 30, 2024					Quarter ended April 30, 2023
	Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans			Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Credit card Balance at beginning	59	131	–	–	190	59	117	–	–	176
Originations or purchases	3	–	–	–	3	3	–	–	–	3
Transfers(2):
to Stage 1	26	(26)	–	–	–	22	(22)	–	–	–
to Stage 2	(5)	5	–	–	–	(4)	4	–	–	–
to Stage 3	(1)	(11)	12	–	–	–	(9)	9	–	–
Net remeasurement of loss allowances(3)	(24)	33	12	–	21	(22)	32	7	–	17
Derecognitions(4)	–	(1)	–	–	(1)	(1)	(1)	–	–	(2)
Changes to models	–	–	–	–	–	–	–	–	–	–
Provisions for credit losses	(1)	–	24	–	23	(2)	4	16	–	18
Write-offs	–	–	(27)	–	(27)	–	–	(20)	–	(20)
Disposals	–	–	–	–	–	–	–	–	–	–
Recoveries	–	–	3	–	3	–	–	4	–	4
Foreign exchange movements and other	–	–	–	–	–	–	–	–	–	–
Balance at end	58	131	–	–	189	57	121	–	–	178
Includes:
Amounts drawn	33	110	–	–	143	33	101	–	–	134
Undrawn commitments(5)	25	21	–	–	46	24	20	–	–	44
Business and government(6) Balance at beginning	276	213	227	2	718	197	198	179	–	574
Originations or purchases	28	–	–	–	28	22	–	–	–	22
Transfers(2):
to Stage 1	9	(9)	–	–	–	15	(15)	–	–	–
to Stage 2	(10)	13	(3)	–	–	(5)	6	(1)	–	–
to Stage 3	–	(6)	6	–	–	–	(1)	1	–	–
Net remeasurement of loss allowances(3)	(3)	19	36	(3)	49	(5)	27	15	–	37
Derecognitions(4)	(13)	(9)	1	–	(21)	(5)	(11)	(2)	–	(18)
Changes to models	–	–	–	–	–	(1)	(1)	–	–	(2)
Provisions for credit losses	11	8	40	(3)	56	21	5	13	–	39
Write-offs	–	–	(89)	–	(89)	–	–	(3)	–	(3)
Disposals	–	–	–	–	–	–	–	–	–	–
Recoveries	–	–	–	4	4	–	–	2	–	2
Foreign exchange movements and other	–	–	1	–	1	–	1	–	–	1
Balance at end	287	221	179	3	690	218	204	191	–	613
Includes:
Amounts drawn	198	195	179	3	575	163	179	191	–	533
Undrawn commitments(5)	89	26	–	–	115	55	25	–	–	80
Total allowances for credit losses at end(7)	512	567	403	(99)	1,383	421	520	337	(77)	1,201
Includes:
Amounts drawn	392	515	403	(99)	1,211	339	471	337	(77)	1,070
Undrawn commitments(5)	120	52	–	–	172	82	49	–	–	131

(1)	No POCI loans were acquired during the quarters ended April 30, 2024 and April 30, 2023.
(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.
(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.
(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).
(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.
(6)	Includes customers’ liability under acceptances.
(7)	Excludes allowances for credit losses on other financial assets at amortized cost and on off-balance-sheet commitments other than undrawn commitments.

National Bank of Canada	75
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 7 - Loans and Allowances for Credit Losses (cont.)

	Six months ended April 30, 2024					Six months ended April 30, 2023
	Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans			Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Residential mortgage Balance at beginning	69	93	87	(95)	154	53	80	61	(76)	118
Originations or purchases	6	–	–	–	6	8	–	–	–	8
Transfers(2):
to Stage 1	32	(28)	(4)	–	–	21	(18)	(3)	–	–
to Stage 2	(5)	14	(9)	–	–	(6)	18	(12)	–	–
to Stage 3	–	(17)	17	–	–	–	(14)	14	–	–
Net remeasurement of loss allowances(3)	(24)	40	13	5	34	(9)	21	8	8	28
Derecognitions(4)	(4)	(3)	(6)	–	(13)	(3)	(5)	(3)	–	(11)
Changes to models	(2)	(12)	8	–	(6)	–	–	–	–	–
Provisions for credit losses	3	(6)	19	5	21	11	2	4	8	25
Write-offs	–	–	(1)	–	(1)	–	–	(1)	–	(1)
Disposals	(2)	–	–	–	(2)	–	–	–	–	–
Recoveries	–	–	–	–	–	–	–	–	–	–
Foreign exchange movements and other	–	–	–	–	–	–	(1)	(1)	1	(1)
Balance at end	70	87	105	(90)	172	64	81	63	(67)	141
Includes:
Amounts drawn	70	87	105	(90)	172	64	81	63	(67)	141
Undrawn commitments(5)	–	–	–	–	–	–	–	–	–	–
Personal Balance at beginning	95	114	87	(15)	281	70	117	75	(16)	246
Originations or purchases	13	–	–	–	13	17	–	–	–	17
Transfers(2):
to Stage 1	43	(38)	(5)	–	–	48	(45)	(3)	–	–
to Stage 2	(12)	15	(3)	–	–	(7)	9	(2)	–	–
to Stage 3	(1)	(37)	38	–	–	–	(26)	26	–	–
Net remeasurement of loss allowances(3)	(36)	83	48	2	97	(43)	68	18	6	49
Derecognitions(4)	(5)	(7)	(2)	–	(14)	(4)	(9)	(2)	–	(15)
Changes to models	–	(1)	3	–	2	1	–	–	–	1
Provisions for credit losses	2	15	79	2	98	12	(3)	37	6	52
Write-offs	–	–	(53)	–	(53)	–	–	(37)	–	(37)
Disposals	–	–	–	–	–	–	–	–	–	–
Recoveries	–	–	8	–	8	–	–	9	–	9
Foreign exchange movements and other	–	(1)	(2)	1	(2)	–	–	(1)	–	(1)
Balance at end	97	128	119	(12)	332	82	114	83	(10)	269
Includes:
Amounts drawn	91	123	119	(12)	321	79	110	83	(10)	262
Undrawn commitments(5)	6	5	–	–	11	3	4	–	–	7

(1)	No POCI loans were acquired during the six-month periods ended April 30, 2024 and April 30, 2023.
(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.
(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.
(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).
(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada	76
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

	Six months ended April 30, 2024					Six months ended April 30, 2023
	Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans			Allowances for credit losses on non-impaired loans		Allowances for credit losses on impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Credit card Balance at beginning	59	127	–	–	186	53	112	–	–	165
Originations or purchases	5	–	–	–	5	5	–	–	–	5
Transfers(2):
to Stage 1	55	(55)	–	–	–	47	(47)	–	–	–
to Stage 2	(10)	10	–	–	–	(8)	8	–	–	–
to Stage 3	(1)	(21)	22	–	–	–	(16)	16	–	–
Net remeasurement of loss allowances(3)	(49)	71	24	–	46	(38)	65	15	–	42
Derecognitions(4)	(1)	(1)	–	–	(2)	(2)	(1)	–	–	(3)
Changes to models	–	–	–	–	–	–	–	–	–	–
Provisions for credit losses	(1)	4	46	–	49	4	9	31	–	44
Write-offs	–	–	(53)	–	(53)	–	–	(38)	–	(38)
Disposals	–	–	–	–	–	–	–	–	–	–
Recoveries	–	–	7	–	7	–	–	7	–	7
Foreign exchange movements and other	–	–	–	–	–	–	–	–	–	–
Balance at end	58	131	–	–	189	57	121	–	–	178
Includes:
Amounts drawn	33	110	–	–	143	33	101	–	–	134
Undrawn commitments(5)	25	21	–	–	46	24	20	–	–	44
Business and government(6) Balance at beginning	251	220	244	–	715	177	195	197	–	569
Originations or purchases	67	–	–	–	67	46	–	–	–	46
Transfers(2):
to Stage 1	18	(17)	(1)	–	–	32	(32)	–	–	–
to Stage 2	(23)	27	(4)	–	–	(11)	14	(3)	–	–
to Stage 3	–	(8)	8	–	–	–	(2)	2	–	–
Net remeasurement of loss allowances(3)	(4)	19	67	(14)	68	(15)	48	5	–	38
Derecognitions(4)	(21)	(15)	(2)	–	(38)	(10)	(19)	(4)	–	(33)
Changes to models	–	(5)	1	–	(4)	(1)	(1)	–	–	(2)
Provisions for credit losses	37	1	69	(14)	93	41	8	–	–	49
Write-offs	–	–	(133)	–	(133)	–	–	(8)	–	(8)
Disposals	–	–	–	–	–	–	–	–	–	–
Recoveries	–	–	1	17	18	–	–	3	–	3
Foreign exchange movements and other	(1)	–	(2)	–	(3)	–	1	(1)	–	–
Balance at end	287	221	179	3	690	218	204	191	–	613
Includes:
Amounts drawn	198	195	179	3	575	163	179	191	–	533
Undrawn commitments(5)	89	26	–	–	115	55	25	–	–	80
Total allowances for credit losses at end(7)	512	567	403	(99)	1,383	421	520	337	(77)	1,201
Includes:
Amounts drawn	392	515	403	(99)	1,211	339	471	337	(77)	1,070
Undrawn commitments(5)	120	52	–	–	172	82	49	–	–	131

(1)	No POCI loans were acquired during the six-month periods ended April 30, 2024 and April 30, 2023.
(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.
(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.
(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).
(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.
(6)	Includes customers’ liability under acceptances.
(7)	Excludes allowances for credit losses on other financial assets at amortized cost and on off-balance-sheet commitments other than undrawn commitments.

National Bank of Canada	77
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 7 - Loans and Allowances for Credit Losses (cont.)

Main Macroeconomic Factors

The following tables show the main macroeconomic factors used to estimate the allowances for credit losses on loans. For each scenario, namely, the base scenario, upside scenario, and downside scenario, the average values of the macroeconomic factors over the next 12 months (used for Stage 1 credit loss calculations) and over the remaining forecast period (used for Stage 2 credit loss calculations) are presented.

	As at April 30, 2024
	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	0.3%	1.9%	1.0%	1.9%	(5.1)%	2.6%
Unemployment rate	6.8%	6.6%	6.2%	5.9%	8.1%	7.6%
Housing price index growth(2)	2.8%	2.6%	7.7%	2.4%	(13.9)%	0.3%
BBB spread(3)	2.2%	1.9%	1.6%	1.6%	3.1%	2.3%
S&P/TSX growth(2)(4)	(8.6)%	3.1%	4.0%	3.0%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	78	80	90	85	45	56

As at January 31, 2024

	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	0.2%	1.9%	0.9%	1.9%	(5.1)%	2.6%
Unemployment rate	6.7%	6.7%	6.2%	5.9%	8.0%	7.5%
Housing price index growth(2)	0.8%	2.3%	6.1%	2.6%	(13.9)%	0.3%
BBB spread(3)	2.4%	2.1%	1.9%	1.8%	3.1%	2.3%
S&P/TSX growth(2)(4)	(7.0)%	3.5%	4.0%	3.0%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	70	80	91	86	46	56

As at October 31, 2023

	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	-%	1.7%	0.4%	1.9%	(4.9)%	2.6%
Unemployment rate	6.3%	6.5%	5.9%	5.9%	7.7%	7.2%
Housing price index growth(2)	(1.1)%	1.9%	2.5%	2.4%	(13.9)%	0.3%
BBB spread(3)	2.4%	2.1%	1.9%	1.8%	3.1%	2.3%
S&P/TSX growth(2)(4)	(10.0)%	3.7%	4.0%	3.0%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	77	80	91	86	46	56

(1)	All macroeconomic factors are based on the Canadian economy unless otherwise indicated.
(2)	Growth rate is annualized.
(3)	Yield on corporate BBB bonds less yield on Canadian federal government bonds with 10-year maturity.
(4)	Main stock index in Canada.
(5)	The West Texas Intermediate (WTI) index is commonly used as a benchmark for the price of oil.

The main macroeconomic factors used for the personal credit portfolio are unemployment rate and growth in the housing price index, based on the economy of Canada or Quebec. The main macroeconomic factors used for the business and government credit portfolio are unemployment rate, spread on corporate BBB bonds, S&P/TSX growth, and WTI oil price. An increase in unemployment rate or BBB spread will generally lead to higher allowances for credit losses, whereas an increase in the other macroeconomic factors (GDP, S&P/TSX, housing price index, and WTI oil price) will generally lead to lower allowances for credit losses.

National Bank of Canada	78
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

During the quarter ended April 30, 2024, the macroeconomic outlook remained essentially unchanged and uncertainty remains high.

Despite a return to economic growth in the first quarter, this does not mean the Canadian economy is solid. GDP per capita continues to fall, reflecting the impact of the past interest rate hikes. Labour market conditions are quickly cooling, with hiring failing to keep pace with population growth in recent months. The Bank of Canada is nevertheless maintaining the most restrictive monetary policy in the G7, which risks causing too much damage to the economy. As a result, the economy is expected to be weak over the next few quarters, which could lead to a contraction by mid-year. As for the U.S. economy, it continues to show greater resilience, mainly because domestic demand remains robust. However, the U.S. economy’s strength and the resulting impact on inflation, which remains too high, are complicating the U.S. Federal Reserve’s efforts. This will probably mean that the key rate will be kept high for a longer period of time. In the base scenario, Canada’s unemployment rate stands at 6.9% after 12 months, up 1.0 percentage point. Despite a slight deterioration in the labour market, real estate prices continue to trend slightly upward as a result of the housing shortage, which is being exacerbated by a demographic boom. As a result, housing prices are up 2.8% year over year. The S&P/TSX sits at 19,471 points after one year, and the price of oil hovers around US$75.

In the upside scenario, an easing of geopolitical tensions boosts confidence. Inflation continues to subside, as central bankers have managed to curb it without having caused significant damage to the economy. The Canadian and U.S. governments continue to expand spending, offsetting the effects of restrictive monetary policies. With the labour market holding up, consumer spending remains relatively resilient. House prices rise at a moderate pace against a backdrop of strong demographic growth. After one year, the unemployment rate is more favourable than in the base scenario (seven-tenths lower). Housing prices rise 7.7%, the S&P/TSX is at 22,156 points after one year, and the price of oil hovers around US$90.

In the downside scenario, central bankers have underestimated the impact of their simultaneous tightening measures, and the global economy sinks into a recession, as a decrease in demand is reflected in reduced investment by businesses, which also carry out significant layoffs. Given budgetary constraints, governments cannot support households and businesses as they did during the pandemic. The geopolitical situation continues to cause concern, with the risk of conflicts escalating. After 12 months, an economic contraction pushes the unemployment rate to 8.9%. Housing prices fall sharply (-13.9%) in the first year. The S&P/TSX sits at 15,852 points after one year, and the price of oil hovers around US$39.

Given the uncertainty surrounding key inputs used to measure credit losses, the Bank has applied expert credit judgment to adjust the modelled expected credit loss results.

Sensitivity Analysis of Allowances for Credit Losses on Non-Impaired Loans

Scenarios

The following table shows a comparison of the Bank’s allowances for credit losses on non-impaired loans (Stages 1 and 2) as at April 30, 2024 based on the probability weightings of three scenarios with allowances for credit losses resulting from simulations of each scenario weighted at 100%.

Allowances for credit losses on non-impaired loans
Balance as at April 30, 2024	1,079
Simulations
100% upside scenario	731
100% base scenario	874
100% downside scenario	1,377

National Bank of Canada	79
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 8 - Other Assets

	As at April 30, 2024	As at October 31, 2023(1)
Receivables, prepaid expenses and other items	3,437	3,118
Interest and dividends receivable	1,641	1,605
Due from clients, dealers and brokers	950	538
Defined benefit asset	372	356
Deferred tax assets	682	666
Current tax assets	759	925
Reinsurance assets	21	16
Insurance assets	13	20
Commodities(2)	570	544
	8,445	7,788

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	Commodities are recorded at fair value based on quoted prices in active markets and are classified in Level 1 of the fair value measurement hierarchy.

Note 9 - Deposits

	As at April 30, 2024				As at October 31, 2023
	On demand(1)	After notice(2)	Fixed term(3)	Total	Total
Personal	4,559	36,579	51,598	92,736	87,883
Business and government	64,966	30,942	113,897	209,805	197,328
Deposit-taking institutions	2,474	201	1,665	4,340	2,962
	71,999	67,722	167,160	306,881	288,173

(1)	Demand deposits are deposits for which the Bank does not have the right to require a notice of withdrawal and consist essentially of deposits in chequing accounts.
(2)	Notice deposits are deposits for which the Bank may legally require a notice of withdrawal and consist mainly of deposits in savings accounts.
(3)	Fixed-term deposits are deposits that can be withdrawn by the holder on a specified date and include term deposits, guaranteed investment certificates, savings accounts and plans, covered bonds, and other similar instruments.

The Deposits – Business and government item includes, among other items, covered bonds for which the balance was $9.8 billion as at April 30, 2024 ($10.9 billion as at October 31, 2023). During the six-month period ended April 30, 2024, an amount of 750 million euros in covered bonds came to maturity (the Bank issued 280 million Swiss francs and 1.0 billion euros in covered bonds during the six-month period ended April 30, 2023). For additional information on covered bonds, see Note 27 to the audited annual consolidated financial statements for the year ended October 31, 2023.

In addition, as at April 30, 2024, the Deposits – Business and government item also includes deposits of $22.4 billion ($17.7 billion as at October 31, 2023) that are subject to the bank bail-in conversion regulations issued by the Government of Canada. These regulations provide certain powers to the Canada Deposit Insurance Corporation (CDIC), notably the power to convert certain eligible Bank shares and liabilities into common shares should the Bank become non-viable.

National Bank of Canada	80
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 10 – Other Liabilities

	As at April 30, 2024	As at October 31, 2023(1)
Accounts payable and accrued expenses	2,459	2,458
Subsidiaries’ debts to third parties	374	224
Interest and dividends payable	2,253	2,022
Lease liabilities	477	517
Due to clients, dealers and brokers	582	669
Defined benefit liability	97	94
Allowances for credit losses – Off-balance-sheet commitments (Note 7)	196	176
Deferred tax liabilities	46	28
Current tax liabilities	62	204
Insurance liabilities	7	8
Other items(2)(3)(4)	1,017	1,016
	7,570	7,416

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	As at April 30, 2024, Other items included $16 million in litigation provisions ($42 million as at October 31, 2023).
(3)	As at April 30, 2024, Other items included $26 million in provisions for onerous contracts ($31 million as at October 31, 2023).
(4)	As at April 30, 2024, Other items included the financial liability resulting from put options written to non-controlling interests of Flinks Technology Inc. (Flinks) for an amount of $22 million ($23 million as at October 31, 2023).

Note 11 – Subordinated Debt

On February 5, 2024, the Bank issued medium-term notes for a total amount of $500 million. They bear interest at 5.279% and mature on February 15, 2034. The interest on these notes will be payable semi-annually at a rate of 5.279% per annum until February 15, 2029 and, thereafter, will be payable quarterly at a floating rate equal to Daily Compounded CORRA plus 1.80%. With the prior approval of OSFI, the Bank may, at its option, redeem these notes as of February 15, 2029, in whole or in part, at their nominal value plus accrued and unpaid interest. Given that the medium-term notes satisfy the non-viability contingent capital requirements, they qualify for the purposes of calculating regulatory capital under Basel III.

Note 12 – Share Capital and Other Equity Instruments

Shares and Other Equity Instruments Outstanding

	As at April 30, 2024		As at October 31, 2023
	Number of shares or LRCN(1)	Shares or LRCN $	Number of shares or LRCN	Shares or LRCN $
First Preferred Shares
Series 30	14,000,000	350	14,000,000	350
Series 32	12,000,000	300	12,000,000	300
Series 38	16,000,000	400	16,000,000	400
Series 40	12,000,000	300	12,000,000	300
Series 42	12,000,000	300	12,000,000	300
	66,000,000	1,650	66,000,000	1,650
Other equity instruments
LRCN – Series 1	500,000	500	500,000	500
LRCN – Series 2	500,000	500	500,000	500
LRCN – Series 3	500,000	500	500,000	500
	1,500,000	1,500	1,500,000	1,500
Preferred shares and other equity instruments	67,500,000	3,150	67,500,000	3,150
Common shares at beginning of fiscal year	338,284,629	3,294	336,582,124	3,196
Issued pursuant to the Stock Option Plan	1,626,599	103	1,678,321	95
Impact of shares purchased or sold for trading(2)	144,483	16	31,975	3
Other	-	-	(7,791)	-
Common shares at end of period	340,055,711	3,413	338,284,629	3,294

(1)	Limited Recourse Capital Notes (LRCN).
(2)	As at April 30, 2024, a total of 171,208 shares were sold short for trading, representing $19 million (26,725 shares were sold short for trading, representing an amount of $3 million as at October 31, 2023).

National Bank of Canada	81
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 12 – Share Capital and Other Equity Instruments (cont.)

Dividends Declared and Distributions on Other Equity Instruments

			Six months ended April 30
	2024		2023
	Dividends or interest $	Dividends per share	Dividends or interest $	Dividends per share
First Preferred Shares
Series 30	7	0.5031	7	0.5031
Series 32	6	0.4799	6	0.4799
Series 38	14	0.8784	14	0.8784
Series 40	9	0.7273	7	0.5750
Series 42	10	0.8820	7	0.6188
	46		41
Other equity instruments
LRCN – Series 1(1)	10		10
LRCN – Series 2(2)	10		10
LRCN – Series 3(3)	19		19
	39		39
Preferred shares and other equity instruments	85		80
Common shares	720	2.1200	655	1.9400
	805		735

(1)	The LRCN – Series 1 bear interest at a fixed rate of 4.30% per annum.
(2)	The LRCN – Series 2 bear interest at a fixed rate of 4.05% per annum.
(3)	The LRCN – Series 3 bear interest at a fixed rate of 7.50% per annum.

Repurchase of Common Shares

On December 12, 2023, the Bank began a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.1% of its then outstanding common shares) over the 12-month period ending on December 11, 2024. On December 12, 2022, the Bank had begun a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.1% of its then outstanding common shares) over the 12-month period ended December 11, 2023. Any repurchase through the Toronto Stock Exchange will be done at market prices. The common shares may also be repurchased through other means authorized by the Toronto Stock Exchange and applicable regulations, including private agreements or share repurchase programs under issuer bid exemption orders issued by the securities regulators. A private purchase made under an exemption order issued by a securities regulator will be done at a discount to the prevailing market price. The amounts that are paid above the average book value of the common shares are charged to Retained earnings. During the six-month periods ended April 30, 2024 and 2023, the Bank did not repurchase any common shares.

Note 13 – Capital Disclosure

The Bank and all other major Canadian banks have to maintain the following minimum capital ratios established by the Office of the Superintendent of Financial Institutions (OSFI): a CET1 capital ratio of at least 11.5%, a Tier 1 capital ratio of at least 13.0%, and a Total capital ratio of at least 15.0%. All of these ratios include a capital conservation buffer of 2.5% established by the Basel Committee on Banking Supervision (BCBS) and OSFI, a 1.0% surcharge applicable solely to Domestic Systemically Important Banks (D-SIBs), and a 3.5% domestic stability buffer (DSB) established by OSFI. The DSB, which can vary from 0% to 4.0% of risk-weighted assets (RWA), consists exclusively of CET1 capital. A D-SIB that fails to meet this buffer requirement will not be subject to automatic constraints to reduce capital distributions but must provide a remediation plan to OSFI. The Bank also has to meet the requirements of the capital output floor calculated under the Basel III Standardized Approaches. OSFI is allowing a phase-in of the floor factor over three years, starting at 65.0% in the second quarter of 2023 and rising 2.5% per year to reach 72.5% in fiscal 2026. For fiscal 2024, the floor factor is set at 67.5%. If the capital requirement is less than the capital output floor requirement after applying the floor factor, the difference is added to the total RWA. Lastly, OSFI requires D-SIBs to maintain a Basel III leverage ratio of at least 3.5%, which includes a Tier 1 capital buffer of 0.5% applicable only to D-SIBs.

OSFI also requires D-SIBs to maintain a risk-based total loss-absorbing capacity (TLAC) ratio of at least 25.0% (including the DSB) of RWA and a TLAC leverage ratio of at least 7.25%. The purpose of TLAC is to ensure that a D-SIB has sufficient loss-absorbing capacity to support its internal recapitalization in the unlikely event it becomes non-viable.

National Bank of Canada	82
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

In the first quarter of 2024, the Bank implemented OSFI’s finalized guidance of the revised market risk capital rules, consistent with the BCBS’s Fundamental Review of the Trading Book (FRTB) as well as the revised credit valuation adjustment (CVA) risk framework.

During the quarter and six-month period ended April 30, 2024, the Bank was compliant with all of OSFI’s regulatory capital, leverage, and TLAC requirements.

Regulatory Capital(1), Leverage Ratio(1) and TLAC(2)

	As at April 30, 2024	As at October 31, 2023
Capital
CET1	18,009	16,920
Tier 1	21,159	20,068
Total	22,702	21,056
Risk-weighted assets	136,115	125,592
Total exposure	484,467	456,478
Capital ratios
CET1	13.2%	13.5%
Tier 1	15.5%	16.0%
Total	16.7%	16.8%
Leverage ratio	4.4%	4.4%
Available TLAC	41,095	36,732
TLAC ratio	30.2%	29.2%
TLAC leverage ratio	8.5%	8.0%

(1)	Capital, risk-weighted assets, total exposure, the capital ratios, and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI’s Capital Adequacy Requirements Guideline and Leverage Requirements Guideline.
(2)	Available TLAC, the TLAC ratio, and the TLAC leverage ratio are calculated in accordance with OSFI’s Total Loss Absorbing Capacity Guideline.

Note 14 – Share-Based Payments

Stock Option Plan

During the quarters ended April 30, 2024 and 2023, the Bank did not award any stock options. During the six-month period ended April 30, 2024, the Bank awarded 1,222,652 stock options (1,416,060 stock options during the six-month period ended April 30, 2023) with an average fair value of $13.74 per option ($14.76 in 2023).

As at April 30, 2024, there were 11,114,061 stock options outstanding (11,546,688 stock options as at October 31, 2023).

The average fair value of the options awarded was estimated on the award date using the Black-Scholes model as well as the following assumptions.

		Six months ended April 30
	2024	2023
Risk-free interest rate	3.61%	3.25%
Expected life of options	7 years	7 years
Expected volatility	22.29%	23.13%
Expected dividend yield	4.62%	4.23%

During the quarter ended April 30, 2024, a $5 million compensation expense was recorded for this plan ($4 million for the quarter ended April 30, 2023). During the six-month period ended April 30, 2024, a $9 million compensation expense was recorded for this plan ($9 million for the six-month period ended April 30, 2023).

National Bank of Canada	83
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 15 – Employee Benefits - Pension Plans and Other Post-Employment Benefit Plans

The Bank offers pension plans that have a defined benefit component and a defined contribution component. The Bank also offers other post-employment benefit plans to eligible retirees. The cost associated with these plans, including the remeasurements recognized in Other comprehensive income, is presented in the following table.

Cost for Pension Plans and Other Post-Employment Benefit Plans

			Quarter ended April 30
Pension plans			Other post-employment benefit plans
	2024	2023	2024	2023
Current service cost	21	23	-	–
Interest expense (income), net	(5)	(6)	2	1
Administrative costs	1	1
Expense of the defined benefit component	17	18	2	1
Expense of the defined contribution component	5	3
Expense recognized in Net income	22	21	2	1
Remeasurements(1)
Actuarial (gains) losses on the defined benefit obligation	(233)	32	(3)	1
Return on plan assets(2)	270	(37)
Remeasurements recognized in Other comprehensive income	37	(5)	(3)	1
	59	16	(1)	2

			Six months ended April 30
	Pension plans		Other post-employment benefit plans
	2024	2023	2024	2023
Current service cost	41	46	–	–
Past service cost
Interest expense (income), net	(9)	(12)	3	3
Administrative costs	2	2
Expense of the defined benefit component	34	36	3	3
Expense of the defined contribution component	9	4
Expense recognized in Net income	43	40	3	3
Remeasurements(1)
Actuarial (gains) losses on the defined benefit obligation	271	362	5	7
Return on plan assets(2)	(253)	(301)
Remeasurements recognized in Other comprehensive income	18	61	5	7
	61	101	8	10

(1)	Changes related to the discount rate and to the return on plan assets are reviewed and updated on a quarterly basis. All other assumptions are updated annually.
(2)	Excludes interest income.

National Bank of Canada	84
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 16 – Income Taxes

Notice of Assessment

In April 2024, the Bank was reassessed by the Canada Revenue Agency (CRA) for additional income tax and interest of approximately $110 million (including estimated provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2019 taxation year.

In prior fiscal years, the Bank had been reassessed for additional income tax and interest of approximately $965 million (including provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2012-2018 taxation years.

In the reassessments, the CRA alleges that the dividends were received as part of a “dividend rental arrangement”.

In October 2023, the Bank filed a notice of appeal with the Tax Court of Canada, and the matter is now in litigation. The CRA may issue reassessments to the Bank for taxation years subsequent to 2019 in regard to certain activities similar to those that were the subject of the above-mentioned reassessments. The Bank remains confident that its tax position was appropriate and intends to vigorously defend its position. As a result, no amount has been recognized in the consolidated financial statements as at April 30, 2024.

Canadian Government’s 2022 Tax Measures

On November 4, 2022, the Government of Canada introduced Bill C-32 – An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 3, 2022 and certain provisions of the budget tabled in Parliament on April 7, 2022 to implement tax measures applicable to certain entities of banking and life insurer groups, as presented in its April 7, 2022 budget. These tax measures included the Canada Recovery Dividend (CRD), which is a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as a 1.5% increase in the statutory tax rate. On December 15, 2022, Bill C-32 received royal assent. Given that these tax measures were in effect as at January 31, 2023, a $32 million tax expense for the CRD and an $8 million tax recovery for the tax rate increase, including the impact related to current and deferred taxes for fiscal 2022, were recognized in the consolidated financial statements during the quarter ended January 31, 2023.

Proposed Legislation

On November 30, 2023, the Government of Canada introduced Bill C-59 – An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023 to implement tax measures applicable to the Bank. The measures include the denial of the deduction in respect of dividends received after 2023 on shares that are mark-to-market property for tax purposes (except for dividends received on “taxable preferred shares” as defined in the Income Tax Act), as well as the application of a 2% tax on the net value of equity repurchases occurring as of January 1, 2024. Although these tax measures were not substantively enacted at the reporting date, the consolidated financial statements reflect, since January 1, 2024, the denial of the deduction in respect of the dividends covered by Bill C-59.

On May 2, 2024, the Government of Canada introduced Bill C-69 – An Act to implement certain provisions of the budget tabled in Parliament on April 16, 2024. The bill includes the Pillar 2 rules (global minimum tax) published by the Organisation for Economic Co-operation and Development (OECD) that will apply to fiscal years beginning on or after December 31, 2023 (November 1, 2024 for the Bank). To date, the Pillar 2 rules have been included in a bill or enacted in certain jurisdictions where the Bank operates. The Pillar 2 rules do not apply to this fiscal year, and the Bank is currently assessing its income tax exposure arising from these rules.

National Bank of Canada	85
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

Note 17 – Earnings Per Share

Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding after taking into account the dilution effect of stock options using the treasury stock method and any gain (loss) on the redemption of preferred shares.

	Quarter ended April 30		Six months ended April 30
	2024	2023(1)	2024	2023(1)

Basic earnings per share
Net income attributable to the Bank’s shareholders and holders of other equity instruments	907	833	1,829	1,709
Dividends on preferred shares and distributions on other equity instruments	37	35	74	70
Net income attributable to common shareholders	870	798	1,755	1,639
Weighted average basic number of common shares outstanding (thousands)	339,558	337,497	339,111	337,241
Basic earnings per share (dollars)	2.56	2.37	5.18	4.86
Diluted earnings per share
Net income attributable to common shareholders	870	798	1,755	1,639
Weighted average basic number of common shares outstanding (thousands)	339,558	337,497	339,111	337,241
Adjustment to average number of common shares (thousands) Stock options(2)	3,223	3,474	2,792	3,384
Weighted average diluted number of common shares outstanding (thousands)	342,781	340,971	341,903	340,625
Diluted earnings per share (dollars)	2.54	2.34	5.13	4.81

(1)	Certain amounts have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	For the quarters and six-month periods ended April 30, 2024 and 2023, as the exercise price of the options was lower than the average price of the Bank’s common shares, no options were excluded from the diluted earnings per share calculation.

Note 18 – Segment Disclosures

The Bank carries out its activities in four business segments, which are defined below. For presentation purposes, other activities are grouped in the Other heading. Each reportable segment is distinguished by services offered, type of clientele, and marketing strategy. The presentation of segment disclosures is consistent with the presentation adopted by the Bank for the fiscal year beginning November 1, 2023. This presentation reflects the retrospective application of the accounting policy changes arising from the adoption of IFRS 17. The figures for the 2023 quarters have been adjusted to reflect these accounting policy changes.

Personal and Commercial

The Personal and Commercial segment encompasses the banking, financing, and investing services offered to individuals, advisors, and businesses as well as insurance operations.

Wealth Management

The Wealth Management segment comprises investment solutions, trust services, banking services, lending services, and other wealth management solutions offered through internal and third-party distribution networks.

Financial Markets

The Financial Markets segment encompasses corporate banking and investment banking and financial solutions for large and mid-size corporations, public sector organizations, and institutional investors.

U.S. Specialty Finance and International (USSF&I)

The USSF&I segment encompasses the specialty finance expertise provided by the Credigy subsidiary; the activities of the ABA Bank subsidiary, which offers financial products and services to individuals and businesses in Cambodia; and the activities of targeted investments in certain emerging markets.

Other

This heading encompasses treasury activities; liquidity management; Bank funding; asset/liability management activities; the activities of the Flinks subsidiary, a fintech company specialized in financial data aggregation and distribution; certain specified items; and the unallocated portion of corporate units.

National Bank of Canada	86
Report to Shareholders, Secound Quarter 2024

Interim Condensed Consolidated Financial Statements
Notes to the Interim Condensed Consolidated Financial Statements
(unaudited) (millions of Canadian dollars)

									Quarter ended April 30(1)
	Personal and Commercial		Wealth Management		Financial Markets		USSF&I		Other		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Net interest income(2)	870	802	203	190	(659)	(212)	318	269	(97)	(167)	635	882
Non-interest income(2)	261	265	480	427	1,425	884	32	16	(83)	(28)	2,115	1,564
Total revenues	1,131	1,067	683	617	766	672	350	285	(180)	(195)	2,750	2,446
Non-interest expenses	612	589	400	372	312	283	108	98	40	20	1,472	1,362
Income before provisions for credit losses and income taxes	519	478	283	245	454	389	242	187	(220)	(215)	1,278	1,084
Provisions for credit losses	89	37	–	–	11	19	37	26	1	3	138	85
Income before income taxes (recovery)	430	441	283	245	443	370	205	161	(221)	(218)	1,140	999
Income taxes (recovery)(2)	119	121	78	67	121	102	42	33	(126)	(156)	234	167
Net income	311	320	205	178	322	268	163	128	(95)	(62)	906	832
Non-controlling interests	–	–	–	–	–	–	–	–	(1)	(1)	(1)	(1)
Net income attributable to the Bank’s shareholders and holders of other equity instruments	311	320	205	178	322	268	163	128	(94)	(61)	907	833
Average assets(3)	156,736	147,316	8,963	8,518	194,158	172,361	27,402	22,562	67,777	70,458	455,036	421,215
Total assets	159,359	148,844	9,369	8,699	183,123	168,164	28,156	23,243	61,683	68,664	441,690	417,614

									Six months ended April 30(1)
	Personal and Commercial		Wealth Management		Financial Markets		USSF&I		Other		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Net interest income(4)	1,740	1,627	401	398	(1,177)	(303)	619	568	(197)	(309)	1,386	1,981
Non-interest income(4)	545	544	942	856	2,698	1,664	57	36	(168)	(73)	4,074	3,027
Total revenues	2,285	2,171	1,343	1,254	1,521	1,361	676	604	(365)	(382)	5,460	5,008
Non-interest expenses	1,227	1,182	790	736	625	570	208	196	71	68	2,921	2,752
Income before provisions for credit losses and income taxes	1,058	989	553	518	896	791	468	408	(436)	(450)	2,539	2,256
Provisions for credit losses	160	98	–	–	28	10	73	61	(3)	2	258	171
Income before income taxes (recovery)	898	891	553	518	868	781	395	347	(433)	(452)	2,281	2,085
Income taxes (recovery)(4)(5)	248	245	152	142	238	215	82	72	(267)	(297)	453	377
Net income	650	646	401	376	630	566	313	275	(166)	(155)	1,828	1,708
Non-controlling interests	–	–	–	–	–	–	–	–	(1)	(1)	(1)	(1)
Net income attributable to the Bank’s shareholders and holders of other equity instruments	650	646	401	376	630	566	313	275	(165)	(154)	1,829	1,709
Average assets(3)	155,874	146,714	8,834	8,521	192,280	172,819	26,706	22,076	65,089	72,981	448,783	423,111
Total assets	159,359	148,844	9,369	8,699	183,123	168,164	28,156	23,243	61,683	68,664	441,690	417,614

(1)	Certain comparative figures have been adjusted to reflect accounting policy changes arising from the adoption of IFRS 17. For additional information, see Note 2 to these consolidated financial statements.
(2)	The Net interest income, Non-interest income, and Income taxes (recovery) items of the business segments are presented on a taxable equivalent basis. Taxable equivalent basis is a calculation method that consists of grossing up certain revenues taxed at lower rates by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. During the quarter ended April 30, 2024, for the business segments as a whole, Net interest income was grossed up by $14 million ($76 million in 2023), Non-interest income was grossed up by $73 million ($56 million in 2023), and an equivalent amount was recognized in Income taxes (recovery). The effect of these adjustments is reversed under the Other heading. In light of the proposed legislation with respect to Canadian dividends, the Bank did not either recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see Note 16).
(3)	Represents the average of the daily balances for the period, which is also the basis on which sectoral assets are reported in the business segments.
(4)	During the six-month period ended April 30, 2024, for the business segments as whole, Net interest income was grossed up by $51 million ($154 million in 2023), Non-interest income was grossed up by $146 million ($108 million in 2023), and an equivalent amount was recognized in Income taxes (recovery). The effect of these adjustments has been reversed under the Other heading. In light of the proposed legislation with respect to Canadian dividends, the Bank did not either recognize an income tax deduction or use the taxable equivalent basis method to adjust revenues related to affected dividends received after January 1, 2024 (for additional information, see Note 16).
(5)	During the six-month period ended April 30, 2023, the Bank had recorded a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion as well as an $8 million tax recovery related to a 1.5% increase in the statutory tax rate, which included the impact related to current and deferred taxes for fiscal 2022. These items were recorded in the Other heading. For additional information on these tax measures, see Note 16.

National Bank of Canada	87
Report to Shareholders, Secound Quarter 2024

Information for Shareholders and Investors

Investor Relations

Financial analysts and investors who want to obtain financial information on the Bank may contact the Investor Relations Department.

800 Saint-Jacques Street, 33rd Floor
Montreal, Quebec H3C 1A3

Toll-free: 1-866-517-5455

Email: investorrelations@nbc.ca

Website: nbc.ca/investorrelations

Communications and Corporate Social Responsibility

800 Saint-Jacques Street, 28th Floor

Montreal, Quebec H3C 1A3

Telephone: 514-394-8644

Email: pa@nbc.ca

Quarterly Report Publication Dates for Fiscal 2024

(subject to approval by the Board of Directors of the Bank)

First quarter	February 28
Second quarter	May 29
Third quarter	August 28
Fourth quarter	December 4

Disclosure of Second Quarter 2024 Results

Conference Call
—	A conference call for analysts and institutional investors will be held on Wednesday, May 29, 2024 at 1:00 p.m. EDT.
—	Access by telephone in listen-only mode: 1-800-806-5484 or 416-340-2217. The access code is 8438144#.
—	A recording of the conference call can be heard until August 23, 2024 by dialing 1-800-408-3053 or 905-694-9451. The access code is 8808810#.

Webcast
—	The conference call will be webcast live at nbc.ca/investorrelations.
—	A recording of the webcast will also be available on National Bank’s website after the call.

Financial Documents
—	The Report to Shareholders (which includes the quarterly consolidated financial statements) is available at all times on National Bank’s website at nbc.ca/investorrelations.
—	The Report to Shareholders, the Supplementary Financial Information, the Supplementary Regulatory Capital and Pillar 3 Disclosure, and a slide presentation will be available on the Investor Relations page of National Bank’s website on the morning of the day of the conference call.

Transfer Agent and Registrar

For information about stock transfers, address changes, dividends, lost certificates, tax forms, and estate transfers, shareholders of record may contact the transfer agent, Computershare Trust Company of Canada, at the address or telephone number below.

Computershare Trust Company of Canada

Share Ownership Management

100 University Avenue, 8th Floor

Toronto, Ontario M5J 2Y1

Telephone: 1-888-838-1407

Fax: 1-888-453-0330

Email: service@computershare.com

Website: computershare.com

Shareholders whose shares are held by a market intermediary are asked to contact the market intermediary concerned.

Direct Deposit Service for Dividends

Shareholders may elect to have their dividend payments deposited directly via electronic funds transfer to their bank account at any financial institution that is a member of the Canadian Payments Association. To do so, they must send a written request to the transfer agent, Computershare Trust Company of Canada.

Dividend Reinvestment and Share Purchase Plan

National Bank has a Dividend Reinvestment and Share Purchase Plan for holders of its common and preferred shares under which they can acquire common shares of the Bank without paying commissions or administration fees. Participants acquire common shares through the reinvestment of cash dividends paid on the shares they hold or through optional cash payments of at least $1 per payment, up to a maximum of $5,000 per quarter.

For additional information, shareholders may contact National Bank’s registrar and transfer agent, Computershare Trust Company of Canada, at 1-888-838-1407. To participate in the plan, National Bank’s beneficial or non-registered common shareholders must contact their financial institution or broker.

Dividends

Dividends paid are “eligible dividends” in accordance with the Income Tax Act (Canada).